Exhibit 10.2

Originally dated 5 June 2009
as amended and restated on 22 August 2013, 7 August 2015
and as further amended and restated on 30 June 2017

BPIFAE Facility Agreement
between
Globalstar, Inc.
as Borrower,
BNP Paribas
Société Générale
Natixis
Crédit Agricole Corporate and Investment Bank
Crédit Industriel Et Commercial
as Mandated Lead Arrangers,
BNP Paribas
as the Security Agent
and the BPIFAE Agent
and
The Banks and Financial Institutions
listed in Schedule 1
as the Original Lenders

White & Case LLP
5 Old Broad Street
London EC2N 1DW

( i)

37. Amendments and Waivers	164
38. Counterparts	166
39. Governing Law	166
40. Enforcement	166
41. Confidentiality	167
42. Confidentiality of Funding Rates and Reference Bank Quotations	169
43. Subrogation and Reimbursement	171

( ii)

This Agreement (the “Agreement”) is dated 5 June 2009 (as amended and restated on 22 August 2013 by the First Global Deed of Amendment and Restatement, amended and restated on 7 August 2015 by the Second Global Amendment and Restatement Agreement and as further amended and restated on 30 June 2017 by the Third Global Amendment and Restatement Agreement) and made
Between:

(1)
Globalstar, Inc., a corporation duly organised and validly existing under the laws of the State of Delaware, with its principal office located at 300 Holiday Square Boulevard, Covington, LA 70433, United States of America (the “Borrower”);

(2)
BNP Paribas, a société anonyme with a share capital of €2,494,005,306 organised and existing under the laws of the Republic of France, whose registered office is at 16 boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris, acting in its capacity as facility agent and Chef de File for and on behalf of the Finance Parties (the “BPIFAE Agent” (previously referred to as the “COFACE Agent”));

(3)
BNP Paribas, Societe Generale, Natixis, Crédit Agricole Corporate and Investment Bank (formerly known as Calyon) and Crédit Industriel et Commercial each acting in its capacity as a mandated lead arranger (the “Mandated Lead Arrangers”);

(4)
BNP Paribas, a société anonyme with a share capital of €2,494,005,306 organised and existing under the laws of the Republic of France, whose registered office is at 16 boulevard des Italiens, 75009 Paris, France registered under number 662 042 449 at the Commercial Registry of Paris, acting in its capacity as the security agent (the “Security Agent”); and

(5)	The Financial Institutions listed in Schedule 1 (Lenders and Commitments) as lenders (the “Original Lenders”).

1.	Definitions and Interpretation

1.1	Definitions
In this Agreement:
“2013 Closing Commitment” means the equity commitment made by Thermo in respect of the Borrower on or prior to the First Effective Date pursuant to the Restructuring Support and Consent Agreement in an aggregate amount of cash equal to US$20,000,000 less the aggregate amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).
“2013 Year-End Commitment” means the equity commitment made or to be made by Thermo or any other member of the Thermo Group in respect of the Borrower pursuant to the First Global Deed of Amendment and Restatement or the First Thermo Group Undertaking Letter (as the case may be) to be funded on or prior to 26 December 2013 as a condition precedent to the entry into Guarantee Obligations by the Subsidiary Guarantors under Clause 22.1(l) (Limitations on Financial Indebtedness), in an aggregate amount of cash equal to US$20,000,000 (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).

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“2014 Equity Financing” means the equity commitment made or to be made by Thermo or any other member of the Thermo Group in respect of the Borrower pursuant to the First Global Deed of Amendment and Restatement or the First Thermo Group Undertaking Letter (as the case may be) to be funded on or prior to 31 December 2014 in an aggregate amount of cash equal to US$20,000,000 less the amount by which the amount of cash actually received by the Borrower in connection with the Initial Minimum Cash Commitment, the 2013 Closing Commitment and the 2013 Year-End Commitment exceeds US$40,000,000 (as such amount may be reduced by the amount of any proceeds received by the Borrower from any financing pursuant to third party Equity Issuances (but excluding any Equity Issuance involving Terrapin)).
“2017 Equity Raise” has the meaning given to such term in Clause 21.23(a) (The 2017 Equity Raise).
“2017 Terrapin Contribution” has the meaning given to such term in Clause 21.23(a) (The 2017 Equity Raise).
“5% Notes” means the 5% convertible senior unsecured notes issued by the Borrower pursuant to the Original Indenture as supplemented by the third supplemental indenture dated as of 14 June 2011.
“5.75% Notes Term Sheet” means the term sheet attached as schedule 1 to the Restructuring, Support and Consent Agreement in respect of the restructuring of the 5.75% notes which were exchanged or redeemed in full by the Borrower on or prior to 26 June 2013.
“8% New Notes” means the 8% convertible senior notes issued by the Borrower pursuant to the Original Indenture as supplemented by the Fourth Supplemental Indenture.
“8% Old Notes” means the 8% convertible senior unsecured notes issued by the Borrower pursuant to the Original Indenture as supplemented by a second supplemental indenture dated 19 June 2011.
“Acceptable Bank” means:

(a)
a bank or financial institution which has a rating for its long‑term unsecured and non credit‑enhanced debt obligations of AA‑ or higher by S&P or Fitch Ratings Ltd or Aa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency;

(b)
Union Bank, provided that, it has a rating for its long‑term unsecured and non credit‑enhanced debt obligations of A or higher by S&P or A+ by Fitch Ratings Ltd or a comparable rating from an internationally recognised credit rating agency; or

(c)	any other bank or financial institution approved by the BPIFAE Agent.

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“Acceptable Funding Commitment” has the meaning given to such term in Clause 21.23(j)(i) (The 2017 Equity Raise).
“Acceptable Intercreditor Agreement” means an intercreditor agreement in form and substance satisfactory to the BPIFAE Agent to be entered into by the Borrower or any Subsidiary (as the case may be), the BPIFAE Agent (unless the BPIFAE Agent agrees otherwise) and the relevant provider of Subordinated Indebtedness. Such Acceptable Intercreditor Agreement shall include, without limitation, the following provisions, whereby the relevant Subordinated Indebtedness provider shall agree not to:

(a)
seek direct or indirect recovery, payment or repayment of, nor permit direct or indirect payment or repayment of any of the Subordinated Indebtedness or other amounts payable by the Borrower or any Subsidiary (as the case may be) in respect thereof or of any other Subordinated Indebtedness of the Borrower or any Subsidiary (as the case may be);

(b)
demand, sue for or accept from the Borrower or any Subsidiary (as the case may be) any payment in respect of the Subordinated Indebtedness or take any other action to enforce its rights or to exercise any remedies in respect of any Subordinated Indebtedness (whether upon the occurrence or during the occurrence of an event of default (howsoever described) or otherwise) unless requested to do so by the BPIFAE Agent;

(c)
file or join in any petition to commence any winding‑up proceedings or an order seeking reorganisation or liquidation of the Borrower or any Subsidiary (as the case may be), or take any other action for the winding‑up, dissolution or administration of the Borrower or any Subsidiary (as the case may be) or take, or agree to, any other action which could or might lead to the bankruptcy, insolvency or similar process of the Borrower or any Subsidiary (as the case may be) unless requested to do so by the BPIFAE Agent; and/or

(d)	claim, rank or prove as a creditor of the Borrower or any Subsidiary (as the case may be) in competition with any Finance Party.
“Acceptable Strategic Partner” has the meaning given to such term in Clause 21.23(j)(ii) (The 2017 Equity Raise).
“Account Control Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Accounts Agreement” means the accounts agreement originally dated 5 June 2009 (as amended and restated on 31 July 2013 pursuant to the First Global Deed of Amendment and Restatement and on the Third Effective Date pursuant to the Third Global Amendment and Restatement Agreement) and made between the Borrower, the BPIFAE Agent, the Offshore Account Bank and the Security Agent.
“Acquisition Document” means the share purchase agreement dated on or around the Third Effective Date relating to the Permitted Peruvian Acquisition and made between the Borrower and the Sellers.
“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period provided that, for the purpose of calculating the Consolidated Net Income component of Consolidated EBITDA, any cash revenue received in that period but not recognised under GAAP shall be included, plus (in the case of paragraphs (a), (b) and (c) below only, to the extent deducted in the calculation of Consolidated EBITDA (without double‑counting)):

(a)	non‑cash stock compensation expenses;

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(b)	non‑cash asset impairment charges; and

(c)	one time non‑cash non‑recurring expenses,
but excluding the proceeds of any Spectrum Cash Flow (save for, to the extent agreed in writing by the BPIFAE Agent (acting on the instructions of the Majority Lenders), any such proceeds which replace revenue that had otherwise been projected in the then current Agreed Business Plan but which has not been earned due to a change in the strategy of the Group).
“Adjusted Consolidated EBITDA Reconciliation” means, for any period, a reconciliation statement prepared by the Borrower in a form reasonably acceptable to the BPIFAE Agent showing a reconciliation of:

(a)	cash revenue received in that period but not recognised under GAAP, as determined in accordance with the definition of Adjusted Consolidated EBITDA; to

(b)	revenues recognised for such period, as determined in accordance with GAAP.
“Advance Payment” means an advance payment:

(a)	in the case of the Launch Services Contract, of five per cent. (5%) of the total Contract Price payable by the Borrower pursuant to the Launch Services Contract; and

(b)	in the case of the Satellite Construction Contract, of fifteen per cent. (15%) of the total Contract Price payable by the Borrower pursuant to the Satellite Construction Contract.
“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
“Agreed Business Plan” means the business plan:

(a)
delivered to the BPIFAE Agent on or prior to the First Effective Date pursuant to paragraph 13 of schedule 3 (Conditions Precedent to the Effective Date) of the First Global Deed of Amendment and Restatement; or

(b)	as updated on an annual basis in accordance with Clause 19.3 (Annual Business Plan and Financial Projections).
“ANFR” means the Agence Nationale des Fréquences.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licences, approvals, interpretation and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means in respect of each Facility for any Interest Period commencing:

(a)	any time prior to the First Effective Date, two point two five per cent. (2.25%) per annum;

(b)	from the First Effective Date and prior to (but excluding) 1 July 2017, two point seven five per cent. (2.75%) per annum;

(c)	on (and including) 1 July 2017 and ending on 30 June 2018, three point two five per cent. (3.25%) per annum;

(d)	on (and including) 1 July 2018 and ending on 30 June 2019, three point seven five per cent. (3.75%) per annum;

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(e)	on (and including) 1 July 2019 and ending on 30 June 2020, four point two five per cent. (4.25%) per annum;

(f)	on (and including) 1 July 2020 and ending on 30 June 2021, four point seven five per cent. (4.75%) per annum;

(g)	on (and including) 1 July 2021 and ending on 30 June 2022, five point two five per cent. (5.25%) per annum; and

(h)	on (and including) 1 July 2022 and thereafter, five point seven five per cent. (5.75%) per annum.
“Applicable Negative Excess Cash Flow” means:

(a)
for all Payment Periods (except the Second Half 2017 Payment Period), the absolute value of such negative Excess Cash Flow for such Payment Period provided that if such absolute value is greater than US$10,000,000 the Applicable Negative Excess Cash Flow shall be deemed to be US$10,000,000; or

(b)
for the Second Half 2017 Payment Period, the absolute value of such negative Excess Cash Flow for such Payment Period provided that if such absolute value is greater than US$25,000,000 the Applicable Negative Excess Cash Flow shall be deemed to be US$25,000,000.

“Asset Disposition” means the disposition of any or all assets (including the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Obligor or any Subsidiary thereof whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include any Equity Issuance or any Debt Issuance.
“Assignment Agreement” means an agreement substantially in the form set out in Part B (Form of Assignment Agreement) of Schedule 5 (Form of Transfer Certificate and Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
“Attributable Indebtedness” means, on any date:

(a)	in respect of any Capital Lease of any person, the capitalised amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP; and

(b)
in respect of any Synthetic Lease, the capitalised amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration (including all Governmental Approvals).
“Authorised Signatory” means, with respect to the Supplier and the Launch Services Provider, a person authorised to sign any document on its behalf to be delivered pursuant to this Agreement.
“Availability Period” means, subject to clause 7 (Other Provisions) of the First Global Deed of Amendment and Restatement, the period from and including the date of this Agreement to and including 31 December 2012.

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“Available Cash” means the sum of:

(a)	the Borrower’s consolidated unrestricted cash balance at the beginning of the relevant Payment Period less the minimum Liquidity threshold set out in Clause 20.2 (Minimum Liquidity);

(b)	any Spectrum Cash Flow for the relevant Payment Period; and

(c)	any Excess Cash Flow for the relevant Payment Period.
“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.
“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.
“Borrower Additional Pledge of Bank Accounts” has the meaning given to such term in Schedule 33 (Security Documents).
“Borrower Pledge of Bank Accounts” has the meaning given to such term in Schedule 33 (Security Documents).
“BPIFAE” means Bpifrance Assurance Export S.A.S acting for and on behalf of the French state as successor in title to COFACE as referred to in clause 1.5 (References to COFACE and BPIFAE) of the Third Global Amendment and Restatement Agreement.
“BPIFAE 2013 Deferred Fee Premium” means the premium due to BPIFAE and payable by the Borrower to the BPIFAE Agent (for the account of BPIFAE) in accordance with Clause 12.1(c) (BPIFAE Insurance Premia and BPIFAE 2013 Deferred Fee Premium) in an aggregate amount of US$20,000,000, the final instalment of which is in an amount equal to US$12,000,000.
“BPIFAE Insurance Policy” means each credit insurance policy (as amended from time to time) in respect of this Agreement originally issued by COFACE (and now managed by BPIFAE acting for and on behalf of the French state as successor in title to COFACE as referred to in clause 1.5 (References to COFACE and BPIFAE) of the Third Global Amendment and Restatement Agreement) for the benefit of the Lenders in respect of each Facility and as approved by the BPIFAE Agent (on behalf of the Lenders) pursuant to article L.432‑2 of the French Code des Assurances and signed by the BPIFAE Agent and the Original Lenders.
“BPIFAE Insurance Premia” means the premia due to BPIFAE and payable by the Borrower to the BPIFAE Agent (for the account of BPIFAE) on each Facility in accordance with Clause 12.1(b) (BPIFAE Insurance Premia and BPIFAE 2013 Deferred Fee Premium).
“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

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(a)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Paris and New York City.
“Canadian Dollars” means the lawful currency for the time being of Canada.
“Capital Assets” means, with respect to the Borrower and its Subsidiaries:

(a)
any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries but excluding any capitalised interest; and

(b)	non‑capitalised cash payments attributable to any second generation Satellite Launch and ground segment vendors.
“Capital Expenditures” means with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.
“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.
“Capital Stock” means:

(a)	in the case of a corporation, capital stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(c)	in the case of a partnership, partnership interests (whether general or limited);

(d)	in the case of a limited liability company, membership interests; and

(e)	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
“Cash” means, at any time, cash denominated in Dollars and the Dollar equivalent of Euros and Canadian Dollars, in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with an Acceptable Bank and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Lien over that cash except for Liens created pursuant to the Security Documents or any Permitted Lien constituted by a netting or set‑off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

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“Cash Equivalent Instruments” means at any time:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation and issued by an Acceptable Bank;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)
which has a credit rating of either A‑1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P‑1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long‑term unsecured and non‑credit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:

(i)	have a credit rating of either A‑1 or higher by S&P or F1 or higher by Fitch Ratings Ltd or P‑1 or higher by Moody’s;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(iii)	can be turned into cash on not more than thirty (30) days’ notice; or

(e)	any other debt or marketable security approved by the Majority Lenders, in each case, denominated in Dollars and the Dollar equivalent of Euros and Canadian Dollars, and to which any Obligor is alone (or together with other Obligors) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Lien (other than a Lien arising under the Security Documents).
“Change of Control” has the meaning given to such term in Clause 7.2 (Mandatory Prepayment – Exit).
“Code” means the US Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.
“COFACE” means La Compagnie Française d’Assurance pour le Commerce Extérieur a French société anonyme whose activities were transferred to the French state as referred to in clause 1.5 (References to COFACE and BPIFAE) of the Third Global Amendment and Restatement Agreement.
“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

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“Collateral Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Collection Account” has the meaning given to such term in the Accounts Agreement.
“Commercial Contracts” means:

(a)	the Launch Services Contract; and

(b)	the Satellite Construction Contract.
“Commitment” means a Facility A Commitment and/or a Facility B Commitment.
“Communications Licences” means the licences, permits, authorisations or certificates to construct, own, operate or promote the telecommunications business of the Borrower and its Subsidiaries (including, without limitation, the launch and operation of Satellites) as granted, or to be granted, by the FCC or the ANFR (and any other Governmental Authority), and all extensions, additions and renewals thereto or thereof.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).
“Confidential Information” means all information relating to the Borrower, any other Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)    any member of the Group or any of its advisers; or

(a)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 41 (Confidentiality);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers;

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	any Funding Rate or Reference Bank Quotation.
“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the BPIFAE Agent.

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“Consolidated” means, when used with reference to financial statements or financial statement items of any person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	Consolidated Net Income for such period; plus

(b)	the sum of the following to the extent deducted in determining Consolidated Net Income:

(i)	income and franchise taxes;

(ii)	Consolidated Interest Expense;

(iii)	amortisation, depreciation and other non‑cash charges (except to the extent that such non‑cash charges are reserved for cash charges to be taken in the future);

(iv)	extraordinary losses (other than from discontinued operations) and any losses on foreign currency transaction; and

(v)
any Transaction Costs (provided that, in no event shall the aggregate amount of Transaction Costs relating to the negotiation of any Permitted Acquisitions or Permitted Joint Venture Investments which are not consummated added back to net income during any four (4) consecutive fiscal quarter period exceed US$1,000,000), less

(c)	interest income and any extraordinary gains and any gains on foreign currency transactions.
“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, the gross interest expense (including, interest expense attributable to Capital Leases, all net payment obligations pursuant to Hedging Agreements and cash interest in respect of indebtedness (including vendor indebtedness) but excluding any non‑cash interest) of the Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.
“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP, provided that there shall be excluded (without double counting) from the calculation of income:

(a)
the net income (or loss) of any person (other than a Subsidiary which shall be subject to paragraph (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period;

(b)
the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of such person or is merged into or consolidated with such person or any of its Subsidiaries or that person’s assets are acquired by such person or any of its Subsidiaries except to the extent included pursuant to the foregoing paragraph (a);

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(c)
the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary; and

(d)	the proceeds of any Equity Issuances and/or Subordinated Indebtedness.
“Consultation Period” has the meaning given to such term in Clause 19.3(c) (Annual Business Plan and Financial Projections).
“Contract Price” means the aggregate price to be paid by the Borrower to:

(a)	the Supplier under and in relation to the Satellite Construction Contract being an amount (in aggregate) equal to €298,919,905 plus US$218,483,217.82; and

(b)	the Launch Services Provider under and in relation to the Launch Services Contract being US$216,000,000.
“Convertible Notes” means:

(a)	the 5% Notes;

(b)	the 8% New Notes;

(c)	the 8% Old Notes; and

(d)	any other convertible notes issued by the Borrower (or its Subsidiaries) after the First Effective Date in compliance with the terms of this Agreement.
“Covenant Capital Expenditure” means any Capital Expenditure, including (but not limited to), for the avoidance of doubt, any Capital Expenditure funded with the Net Cash Proceeds received in connection with:

(a)	any Insurance and Condemnation Event;

(b)	any Asset Disposition; and

(c)	any Equity Issuance or funded by the issuance of Capital Stock of the Borrower to the seller (or an affiliate thereof) of the related Capital Asset, but excluding, any Capital Expenditure funded with the Net Cash Proceeds received in connection with an Insurance and Condemnation Event or an Asset Disposition provided that such Net Cash Proceeds are reinvested in “like-for-like” replacement assets in accordance with Clause 7.5 (Mandatory Prepayment – Insurance and Condemnation Events) or Clause 7.6 (Mandatory Prepayment – Asset Dispositions) (as the case may be).
“Current Assets” has the meaning given to such term under GAAP but deducting Cash and Cash Equivalent Instruments (excluding any Cash and Cash Equivalent Instruments subject to any Lien, including Liens created pursuant to the Security Documents).
“Current Liabilities” has the meaning given to such term under GAAP but excluding the current portion of any long‑term Financial Indebtedness outstanding on the date of calculation.
“Debt Issuance” means any issuance of any Financial Indebtedness for borrowed money by the Borrower or any of its Subsidiaries. The term “Debt Issuance” shall not include any Equity Issuance or any Asset Disposition.

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“Debt Service” means the aggregate Dollar amount of principal, interest, and, if any, fees and other sums required to be paid by the Borrower pursuant to the Finance Documents and pursuant to all the Borrower’s Financial Indebtedness incurred from time to time, including all amounts which have become due and payable as at the date of calculation but which have not been paid on such date for the Relevant Period.
“Debt Service Account” has the meaning given to such term in the Accounts Agreement.
“Debt Service Coverage Ratio” means, on any date, the ratio of:

(a)	Adjusted Consolidated EBITDA (without double‑counting),

(i)
plus, any Liquidity (in an amount exceeding US$4,000,000) at the beginning of any relevant period of calculation (which, for the purposes of this paragraph (a)(i), shall exclude any amounts held in the Debt Service Reserve Account and the Insurance Proceeds Account) plus the cash proceeds of any Equity Issuance or Subordinated Indebtedness raised during the relevant period not committed, or required to be applied, for any other purpose under the Finance Documents but including monies standing to the credit of the Collection Account which are not required to be applied for any other purpose;

(ii)	less the sum of the following (without double‑counting);

(A)	any Covenant Capital Expenditure;

(B)	any changes in Working Capital; and

(C)	any cash taxes,
to

(b)	Debt Service,
in each case, during the relevant period of calculation.
“Debt Service Reserve Account” has the meaning given to such term in the Accounts Agreement.
“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Delegation Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems‑related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Dollar” and “US$” means the lawful currency for the time being of the United States of America.
“Domestic Subsidiary” means any Subsidiary organised under the laws of any state of the United States or the District of Colombia, other than GCL Licensee LLC.
“DSRA Required Balance” means, at any time:

(a)	prior to 30 October 2017, an amount equal to US$37,913,900; and

(b)
on and from 30 October 2017, an amount in aggregate equal to all principal, interest, premia, fees, costs and expenses and any other sums due and payable by the Borrower under the Finance Documents on the next Payment Date.

“Earth Station” means any earth station (gateway) licenced for operation by the FCC or by a Governmental Authority outside the United States that is owned and operated by the Borrower or any of its Subsidiaries.
“Eligible Amount” means:

(a)
in the case of Facility A, an amount which is equivalent of eighty five per cent. (85%) of the total cost of the Eligible Goods and Services which is at any time due and payable under and in accordance with the Satellite Construction Contract; and

(b)	in the case of Facility B, one hundred per cent. (100%) of the amount of US$21,600,000, representing goods made in France and/or services performed in France under the Launch Services Contract.
“Eligible Goods and Services” means:

(a)	goods made in France and/or services performed in France; and

(b)
goods and services (including transport and insurance of any nature) originating from countries other than France and the United States, incorporated in the items delivered by the Supplier and/or the Launch Services Provider and which have been sub‑contracted by the Supplier and/or the Launch Services Provider and therefore remaining under its responsibility, and recognised as being eligible by the French Authorities to be financed by this Agreement, which are included in the aggregate Contract Price within an amount of eligibility of:

(i)	an amount equal to (in aggregate) €298,919,905 plus US$218,483,217.82 under the Satellite Construction Contract; and

(ii)	US$21,600,000 under the Launch Services Contract.

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“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which:

(a)	is maintained or contributed to by any Obligor or any ERISA Affiliate, or to which any Obligor or ERISA Affiliate has an obligation to contribute; or

(b)
has at any time within the preceding six (6) years been maintained or contributed to by any Obligor or any current or former ERISA Affiliate, or with respect to which any Obligor or any such ERISA Affiliate has had an obligation to contribute (or is deemed under Section 4069 of ERISA to have maintained or contributed, or to have had an obligation to contribute, or otherwise to have liability).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, judgments, liens, accusations, allegations, notices of non‑compliance or violation, investigations (other than internal reports prepared by any person in the ordinary course of trading and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any Environmental Permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, clean‑up, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, penalties, fines, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, foreign state, state, regional, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, common law, permits, licences, approvals, interpretations and orders of courts or Governmental Authorities, and amendments thereto, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, emission, release or threatened release, investigation or remediation of Hazardous Materials. For the purposes of this definition, the term “Environmental Laws” shall include but not be limited to:

(a)	the US Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601, et seq.); and

(b)	the US Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq.).
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.
“Equity Commitments” means:

(a)	the Initial Minimum Cash Commitment;

(b)	the First Effective Date Commitment;

(c)	the 2013 Closing Commitment;

(d)	the 2013 Year-End Commitment;

(e)	the 2014 Equity Financing;

(f)	the Second Effective Date Commitment;

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(g)	the Third Effective Date Commitment; and

(h)	the Thermo Commitment.
“Equity Cure Contribution” means cash funds contributed to the Borrower from the issuance of shares in the Borrower’s Capital Stock and/or Subordinated Indebtedness (but excluding the Initial Equity) in the amounts as set out in Clause 23.2(c) (Financial Covenants).
“Equity Issuance” means any issuance by the Borrower or any Subsidiary to any person of:

(a)	shares of its Capital Stock;

(b)	any shares of its Capital Stock pursuant to the exercise of options or warrants; or

(c)	any shares of its Capital Stock pursuant to the conversion of any debt securities to equity.
The term “Equity Issuance” shall not include any Asset Disposition, any Debt Issuance, the conversion of any of the Convertible Notes or the issuance of any other Capital Stock pursuant to the Fourth Supplemental Indenture in circumstances where the Borrower (or any Subsidiary) does not receive any cash proceeds.
“Equity Linked Securities” has the meaning given to such term in the First Global Deed of Amendment and Restatement.
“Equity Proceeds Account” has the meaning given to such term in the Accounts Agreement.
“Ericsson” means Ericsson Federal Inc. a Delaware corporation with a place of business at 1595 Spring Hill Road, Vienna, VA 22182, United States.
“ERISA” means the US Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any person who together with any Obligor is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“ERISA Termination Event” means:

(a)	a “Reportable Event” described in Section 4043 of ERISA with respect to a Pension Plan for which the notice requirement has not been waived by the PBGC; or

(b)	the withdrawal of any Obligor or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or

(c)
the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Pension Plan or the termination of any Pension Plan under Section 4041(c) of ERISA; or

(d)	the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or

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(e)
any other event or condition which would reasonably be expected to constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

(f)
the failure to make a required contribution to any Pension Plan that would reasonably be expected to result in the imposition of a Lien or the provision of security under Section  430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien; the failure to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan, or that such filing may be made; or a determination that any Pension Plan is, or is expected to be, considered an at‑risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or

(g)	the partial or complete withdrawal of any Obligor of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan; or

(h)	any event or condition which results, or is reasonably expected to result, in the reorganisation or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or

(i)
any event or condition which results, or is reasonably expected to result, in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or

(j)
the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.

“Euro” or “€” means the single currency of the Participating Member States.
“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).
“Exceptional Items” means any material items of an unusual or non-recurring nature which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; or

(d)	other exceptional terms reasonably determined by the BPIFAE Agent in good faith.
“Excess Cash Flow” means, for any period of determination, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a)	Adjusted Consolidated EBITDA for such period;
minus

16

(b)	(to the extent not already deducted in the calculation of Adjusted Consolidated EBITDA):

(i)	cash taxes and Consolidated Interest Expense paid in cash for such period;

(ii)	all scheduled principal payments made in respect of Financial Indebtedness during such period;

(iii)	the lesser of:

(A)	all Covenant Capital Expenditures made during the relevant period; and

(B)	in respect of the calendar years:

(1)
2013 through to 2016 (inclusive), the amount set out in column 2 (Maximum Covenant Capex for Excess Cash Flow Calculation) of the table in Part B (Maximum Covenant Capital Expenditures for Excess Cash Flow Calculation) of Schedule 4 (Maximum Covenant Capital Expenditures); or

(2)	2017 and onwards, US$2,500,000 per relevant period,
(except in each case to the extent funded directly through the incurrence of Financial Indebtedness or equity contributions or investments);

(iv)	any increase in Working Capital during such period;

(v)	any amount applied to fund any scheduled cash reserve required under the Finance Documents, including the DSA Required Balance and the DSRA Required Balance in such period;

(vi)
voluntary, mandatory and other non-scheduled principal payments with respect to any Loans or other Financial Indebtedness in such period (except for any mandatory payments made pursuant to Clauses 7.3 (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow), 7.4 (Mandatory Prepayment – Excess Cash Flow), 7.8 (Mandatory Prepayment – Cash Sweep following Spectrum Sale) and 7.9 (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance) and any payments that constitute or with the passage of time or giving of notice or both would constitute a Default or an Event of Default);

(vii)	to the extent included in Adjusted Consolidated EBITDA, Spectrum Cash Flow and any other monetization of the Group’s Spectrum rights;

(viii)	any cash payments in respect of the Restructuring Fee, and the BPIFAE 2013 Deferred Fee Premium;

(ix)	any cash payments during such period in respect of any Exceptional Items;

(x)	Transaction Costs during such period (solely to the extent added back to net income in the calculation of Adjusted Consolidated EBITDA);

(xi)	any non-cash income recognized during such period;

(xii)	any cash utilized during such period in respect of amounts expensed in a prior period;

(xiii)	any non-cash extraordinary losses and any losses on foreign currency transactions; and

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(xiv)
the portion of the purchase price and other reasonable acquisition related costs paid during such period to make Permitted Acquisitions and investments, except to the extent financed with proceeds of Financial Indebtedness, Equity Issuances or insurance or casualty payments, plus

(c)	(to the extent not already added in the calculation of Adjusted Consolidated EBITDA and without double counting):

(i)	any decrease in Working Capital during such period;

(ii)	any amount received as a result of decreasing cash reserves required under the Finance Documents, including the DSA Required Balance and the DSRA Required Balance in such period;

(iii)	any cash receipts in respect of Exceptional Items;

(iv)	any cash income whereby cash is received but the recognition of GAAP income is deferred during such period to another period;

(v)	any expense recognized during such period in respect of amounts paid in a prior period; and

(vi)	any cash received during such period in respect of extraordinary gains and any gains on foreign currency transactions.
“Exchange Act” has the meaning given to such term in paragraph (i) of the definition of “Borrower Change of Control” in Clause 7.2(a) (Mandatory Prepayment – Exit).
“Excluded Purchase Agreement Amount” means US$19,500,000 in cash equity raised from the sale of Common Stock pursuant to the First Terrapin Purchase Agreement.
“Existing Canadian Note” means the three (3) Month libor plus three point fifty per cent. (3.50%) notes issued by Globalstar Canada Satellite Co. in favour of the Borrower.
“Facilities” means:

(a)	Facility A; and

(b)	Facility B.
“Facility A” has the meaning given to such term in Clause 2.1(a) (Facility A and Facility B).
“Facility A Commitment” means:

(a)
in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Facility A Commitments US$” in Part 1 (Facility A) of Schedule 1 (Lenders and Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any other Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

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“Facility B” has the meaning given to such term in Clause 2.1(b) (Facility A and Facility B).
“Facility B Commitment” means:

(a)
in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Facility B Commitments US$” in Part 2 (Facility B) of Schedule 1 (Lenders and Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any other Facility B Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
“Facility Office” means the office or offices notified by a Lender to the BPIFAE Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means, in relation to a:

(a)	“withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)
“withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the U.S.), 1 January 2017; or

(c)
“passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the First Effective Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
“FCC” shall mean the Federal Communications Commission.
“FDIC” means the Federal Deposit Insurance Corporation.

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“Final Discharge Date” has the meaning given to such term in the Accounts Agreement.
“Final In‑Orbit Acceptance” means the date upon which each of the following has occurred:

(a)	the twenty‑fourth (24th) Satellite has reached its final altitude;

(b)
the testing of the twenty‑fourth (24th) Satellite has been completed and the Borrower has provided to the BPIFAE Agent a certificate signed by a Responsible Officer certifying that the Borrower has delivered to its relevant insurer a confirmation that the Satellite Performance Criteria have been successfully met in respect of the twenty‑fourth (24th) Satellite (and attaching a copy of such confirmation to such certificate); and

(c)	each Satellite has drifted into its final orbital plane position, as certified by the Borrower in accordance with Clause 19.9 (Final In‑Orbit Acceptance).
“Final Maturity Date” means 31 December 2022.
“Finance Documents” means:

(a)	this Agreement;

(b)	the First Global Deed of Amendment and Restatement;

(c)	the Second Global Amendment and Restatement Agreement;

(d)	the Third Global Amendment and Restatement Agreement;

(e)	the Accounts Agreement;

(f)	the Supplier Direct Agreement;

(g)	the LSP Direct Agreement;

(h)	each Security Document;

(i)	each Guarantee Agreement;

(j)	any Transfer Certificate and/or Assignment Agreement;

(k)	each Promissory Note (if any);

(l)	the Thermo Subordination Deed;

(m)	the Subsidiary Guarantor Subordination Deed;

(n)	the First Thermo Group Undertaking Letter;

(o)	the Second Thermo Group Undertaking Letter;

(p)	the Third Thermo Group Undertaking Letter;

(q)	the Restructuring Support and Consent Agreement (to the extent that the provisions thereof are expressed to survive the termination of such document upon the occurrence of the First Effective Date);

(r)	the “Defaults Side-Letter” (as such term is defined in the First Global Deed of Amendment and Restatement);

(s)	the Second Terrapin Purchase Agreement;

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(t)	the “August 2015 Side-Letter” (as such term is defined in the Second Global Amendment and Restatement Agreement);

(u)
to the extent not already covered by items (a) to (t) (inclusive) above, each “Restructuring Document” (as such term is defined in either the First Global Deed of Amendment and Restatement or the Second Global Amendment and Restatement Agreement);

(v)	any Acceptable Intercreditor Agreement; and

(w)	any other document designated in writing as a “Finance Document” by the BPIFAE Agent and the Borrower (acting reasonably).
“Finance Parties” means:

(a)	the BPIFAE Agent;

(b)	each Mandated Lead Arranger;

(c)	the Security Agent; and

(d)	the Lenders.
“Financial Advisor” means FTI Consulting, Inc or any other financial advisor appointed by the BPIFAE Agent (for and on behalf of the Lenders) from time to time.
“Financial Close” means the date on which each of the conditions precedent referred to in Clause 4.1 (Initial Conditions Precedent) and Clause 4.2 (Further Conditions Precedent) have been satisfied or waived in accordance with the terms of this Agreement.
“Financial Conduct Authority” means the body responsible for regulating the financial services industry in the United Kingdom.
“Financial Indebtedness” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(a)	all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such person;

(b)
all obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of property or services (including, without limitation, all obligations under non‑competition, earn‑out or similar agreements) and any Permitted Vendor Indebtedness, in each case, to the extent classified as debt in accordance with GAAP, except trade payables arising in the ordinary course of trading:

(i)	not more than ninety (90) days past due; or

(ii)	being duly contested by the Borrower in good faith;

(c)
the Attributable Indebtedness of the Borrower or any of its Subsidiaries with respect to the obligations of the Borrower or such Subsidiary in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)
all Financial Indebtedness of any third party secured by a Lien on any asset owned or being purchased by the Borrower or any of its Subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its Subsidiaries or is limited in recourse;

21

(e)	all Guarantee Obligations of the Borrower or any of its Subsidiaries;

(f)
all obligations, contingent or otherwise, of the Borrower or any of its Subsidiaries relative to the face amount of letters of credit, whether or not drawn, including without limitation, any banker’s acceptances issued for the account of the Borrower of any of its Subsidiaries;

(g)	all obligations of the Borrower or any of its Subsidiaries to redeem, repurchase exchange, defease or otherwise make payments in respect of Capital Stock of such person; and

(h)	all Net Hedging Obligations.
“First Effective Date” means 22 August 2013, which was the “Effective Date” as such term is defined in the First Global Deed of Amendment and Restatement.
“First Effective Date Commitment” means the equity commitment made by Thermo in respect of the Borrower prior to the First Effective Date pursuant to the Restructuring Support and Consent Agreement in an amount equal to US$25,000,000.
“First Global Deed of Amendment and Restatement” means the global amendment and restatement agreement dated 31 July 2013 between, among others, the Parties.
“First Half Payment Period” means the period from 1 January to 30 June (inclusive) in any calendar year.
“First Repayment Date” means 31 December 2014.
“First Terrapin Purchase Agreement” means the common stock purchase agreement dated 28 December 2012 between the Borrower and Terrapin.
“First Thermo Group Undertaking Letter” means the undertaking letter dated 22 August 2013 entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on 31 December.
“Foreign Investment Limitation” means, as of any date of determination, an amount equal to the sum of:

(a)	US$25,000,000; less

(b)	the aggregate amount of:

(i)	Financial Indebtedness permitted pursuant to Clause 22.1(f)(iii) (Limitations on Financial Indebtedness) outstanding as of such date of determination; less

(ii)
all investments in Foreign Subsidiaries (valued as of the initial date of such investment without regard to any subsequent changes in value thereof) made after the date of this Agreement and prior to such date of determination pursuant to Clause 22.3(a)(ii)(B) (Limitations on Loans, Investments and Acquisitions); less

(iii)
all investments (valued as of the initial date of such investment without regard to any subsequent changed in value thereof) in Foreign Subsidiaries (or any entities that would constitute Foreign Subsidiaries if the Borrower or one of its Subsidiaries owned more than fifty per cent. (50%) of the outstanding Capital Stock of such entity) made after the date of this Agreement and prior to such date of determination pursuant to Clause 22.3(c) (Limitations on Loans, Investments and Acquisitions),

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provided that, any investment of non‑cash consideration constituting stock in the Borrower (howsoever described):

(A)	in the case of a single transaction, that does not exceed US$10,000,000 in value; and

(B)	which transactions in aggregate since the date of this Agreement do not exceed US$50,000,000 in aggregate, shall be excluded from the determination of the Foreign Investment Limitation.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fourth Supplemental Indenture” means the fourth supplemental indenture dated 20 May 2013 in respect of the 8% New Notes between the Borrower and U.S. Bank National Association.
“French Authorities” means the “Direction Générale du Trésor et de la Politique Economiques (DGTPE)” of the French Ministry of Finance, any successors thereto, or any other Governmental Authority in or of France involved in the provision, management or regulation of the terms, conditions and issuance of export credits including, among others, such entities to whom authority in respect of the extension or administration of export financing matters have been delegated, such as BPIFAE.
“French Security Documents” means:

(a)	the Borrower Pledge of Bank Accounts;

(b)	the Borrower Additional Pledge of Bank Accounts;

(c)	each Delegation Agreement;

(d)	the Holding Account Pledge Agreement; and

(e)	any other Security Document governed by French law.
“Funding Rate” means any individual rate notified by a Lender to the BPIFAE Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Market Disruption).
“GAAP” means generally accepted accounting principles, as recognised by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.
“Governmental Approvals” means all authorisations, consents, approvals, permits, licences and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union, the European Central Bank, or the International Telecommunications Union).
“Group” means the Borrower and its Subsidiaries from time to time.
“Group Structure Chart” means the group structure chart set out in Schedule 23 (Group Structure Chart).

23

“Guarantee Agreements” means:

(a)
the guarantee agreement dated 5 June 2009 (as amended and restated pursuant to the First Global Deed of Amendment and Restatement) and between the Security Agent and each Subsidiary Guarantor (other than Globalstar Media, L.L.C. and Globalstar Broadband Services Inc.);

(b)	the guarantee agreement dated 18 October 2010 and between the Security Agent, Globalstar Media, L.L.C. and Globalstar Broadband Services Inc.; and

(c)
each guarantee agreement (to be in substantially the same form as the guarantee agreement referred to in paragraph (a) above) to be entered into by a Subsidiary Guarantor in accordance with Clause 21.5 (Additional Domestic Subsidiaries) and/or a Licence Subsidiary in accordance with Clause 22.12 (Nature of Business) (as the case may be).

“Guarantee Obligations” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such person pursuant to which such person has directly or indirectly guaranteed any Financial Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such person:

(a)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Financial Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets goods, securities or services to take‑or‑pay, or to maintain financial statement condition or otherwise); or

(b)
entered into for the purpose of assuring in any other manner the obligee of such Financial Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that, the term Guarantee Obligation shall not include endorsements for collection or deposit in the ordinary course of trading. The amount of any Guarantee Obligation shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the person giving the Guarantee Obligation.
“Hazardous Materials” means any substances or materials:

(a)	which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law;

(b)
which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority;

(c)	the presence of which require investigation or remediation under any Environmental Law;

(d)	the possession, use, storage, discharge, emission or release of which requires a permit or licence under any Environmental Law or other Authorisation;

(e)	the presence of which could be deemed to constitute a nuisance or a trespass or threatens to pose a health or safety hazard to persons or neighbouring properties;

(f)	which consist of underground or above ground storage tanks, whether empty, filled or partially filled with any substance; or

24

(g)
which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross‑currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.
“Hedging Obligations” means all existing or future payment and other obligations owing by the Borrower under any Hedging Agreement with any person approved by the BPIFAE Agent.
“Holding Account” has the meaning given to such term in the Accounts Agreement.
“Holding Account Pledge Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.
“Hughes” means Hughes Network Systems LLC a limited liability company organised under the laws of Delaware with its principal place of business at 11717 Exploration Lance, Georgetown, Maryland 20876, USA.
“Incapacity” means absence of the legal right to enter into binding contractual relations (other than pursuant to a civil or criminal sanction (including without limitation, personal bankruptcy or analogous proceedings)).
“Individual In‑Orbit Acceptance” means the date upon which each of the following has occurred with respect to each individual Satellite:

(a)	the relevant Satellite has reached its final altitude;

(b)	the relevant Satellite is fully operational and properly integrated into the constellation;

(c)
the testing of the relevant Satellite has been completed and the Borrower has provided to the BPIFAE Agent a certificate signed by a Responsible Officer certifying that the Borrower has delivered to its relevant insurer a confirmation that the Satellite Performance Criteria has been successfully met in respect of the relevant Satellite (and attaching a copy of such confirmation to such certificate); and

(d)	the relevant Satellite has drifted into its final orbital plane position, as certified by the Borrower in accordance with Clause 19.10 (Individual In‑Orbit Acceptance).
“Initial Equity” means the equity contributed by Thermo (or any other third party) pursuant to paragraph 11 (Equity contribution) of Schedule 2 (Conditions Precedent) or issued to Thermo pursuant to paragraph 10 (Equity / subordinated debt) of Schedule 2 (Conditions Precedent).
“Initial Minimum Cash Commitment” means the equity commitment made by Thermo in respect of the Borrower to fund on or before the First Effective Date pursuant to the Restructuring Support and Consent Agreement an amount of up to US$20,000,000.
“Insurance and Condemnation Event” means the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft,

25

loss, physical destruction, damage or similar event with respect to any of their respective property or assets.
“Insurance Consultant” means Jardine Lloyd Thompson Limited.
“Insurance Proceeds Account” has the meaning given to such term in the Accounts Agreement.
“Insurances” means the insurances required by Clause 21.4 (Insurance).
“Intellectual Property” has the meaning given to such term at Clause 18.7(a) (Intellectual Property Matters).
“Interest Period” means:

(a)	in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods); and

(b)	in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).
“Interest Rate Cap Agreement” means each interest rate cap agreement to be entered into by the Borrower and the Original Lenders which shall (without limitation) provide that monies payable to the Borrower under such agreements are paid directly to the Debt Service Account.
“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.
“Interpolated Screen Rate” means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of 11:00 a.m. (London time) on the Quotation Day for Dollars.
“Invoice” means any invoice or demand for payment issued by the Supplier and/or the Launch Services Provider pursuant to the Satellite Construction Contract and/or Launch Services Contract, as the case may be.
“Joinder Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Key Agreements” means:

(a)	each Material Contract set out in Schedule 12 (Material Contracts) other than those Material Contracts referred to in paragraphs 8, 11 and 12 of Schedule 12 (Material Contracts); and

(b)	each other Material Contract entered into after the First Effective Date.
“Landlord Waiver and Consent Agreements” has the meaning given to such term in Schedule 33 (Security Documents).

26

“Launch” means the disconnection of the lift‑off plug of the SOYUZ launch vehicle, if such event follows the ignition of the first (strap‑on boosters) and second (core stage) stage liquid engines of the launch vehicle.
“Launch Failure” has the meaning given to such term in the Launch Services Contract.
“Launch Insurance” has the meaning given to such term at Clause 21.4(c)(ii) (Launch Insurance).
“Launch Insurance Documentation” has the meaning given to such term at Clause 21.4(c)(ii) (Launch Insurance).
“Launch Services Contract” means the launch services contract dated 5 September 2007 (as amended and restated on 9 March 2010 and from time to time and as further amended) and made between the Borrower and the Launch Services Provider for the launching into low earth orbit of the Satellites through four (4) SOYUZ launch vehicles, with an option for four (4) other similar launches.
“Launch Services Provider” means Arianespace, a French société anonyme registered at the Registre du Commerce et des Société of Evry under registration number 318 516 457, whose registered office is at Boulevard de l’Europe, 91006 Evry, France.
“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate as of 11:00 a.m. (London time) on the Quotation Day for Dollars and for a period comparable to the Interest Period of that Loan; or

(b)	(if no Screen Rate is available for Dollars for the Interest Period of that Loan) as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR will be deemed to be zero.
“Licence Subsidiary” means any single purpose Wholly‑Owned Subsidiary of the Borrower or of another Subsidiary of the Borrower, the sole business and operations of which single purpose Subsidiary is to hold one (1) or more Communications Licences, except where it is a mandatory condition of a Communications Licence in the relevant jurisdiction that any such entity is not such a vehicle (provided that, this exception shall not apply to any Communications Licence issued by the FCC or the ANFR).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Liquidity” means the sum of Cash and Cash Equivalent Instruments held by any of the Obligors (other than Thermo), but excluding any amounts held in:

(a)	the Debt Service Reserve Account; and

27

(b)	the Insurance Proceeds Account.
“Loans” means:

(a)	a Facility A Loan; and/or

(b)	a Facility B Loan.
“Loss Payee” has the meaning given to such term at Clause 21.4(c)(ii) (Launch Insurance).
“Loss Payee Clause” means a loss payee clause in substantially the same form as set out in Schedule 28 (Loss Payee Clause).
“LSP Direct Agreement” means the direct agreement dated 24 June 2009 between the Borrower, the Launch Services Provider and the Security Agent.
“Majority Lenders” means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than seventy five per cent. (75%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than seventy five per cent. (75%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than seventy five per cent. (75%) of all the Loans then outstanding.
“Mandatory Cost” means any fee or cost payable by banks arising from any regulation imposed by:
(a)    the European Central Bank;

(b)	the Financial Conduct Authority; or

(c)	the Prudential Regulation Authority,
in each case, similar to those customarily considered to be “mandatory costs”.
“Material Adverse Effect” means with respect to the Borrower or any of its Subsidiaries, a material adverse effect on:

(a)	the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; or

(b)	the legality, validity or enforceability of any provision of any Transaction Document; or

(c)	the rights and remedies of any Finance Party under any of the Finance Documents; or

(d)	the security interests provided under the Security Documents or the value thereof; or

(e)	its ability to perform any of its obligations under the Finance Documents, provided that, existing and future first‑generation satellite constellation degradation or failure issues and the effects thereof (which, for the avoidance of doubt, shall exclude any Satellite delivered under the Satellite Construction Contract) on the Borrower and its Subsidiaries, taken individually or collectively, shall not constitute a Material Adverse Effect.
“Material Communications Licence” means any Communications Licence, the loss, revocation, modification, non‑renewal, suspension or termination of which, could be reasonably expected to have a Material Adverse Effect.

28

“Material Contract” means:

(a)	any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such person in an amount in excess of US$10,000,000 per annum; or

(b)	any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect, but excluding in either case any contract or other agreement that the Borrower or such Subsidiary may terminate on less than ninety (90) days notice without material liability.
“Material Subsidiary” means:

(a)	the Borrower;

(b)	each Subsidiary Guarantor;

(c)	Globalstar Canada Satellite Co.;

(d)	each Licence Subsidiary (including, GCL Licensee LLC);

(e)	any Subsidiary of the Borrower which, in the opinion of the BPIFAE Agent (acting reasonably), is of material operational or strategic importance to the business of the Group;

(f)	any Subsidiary of the Borrower which has gross assets (excluding intra group items) representing ten per cent. (10%) or more of the gross assets of the Group; and

(g)	any Subsidiary of the Borrower which has gross revenues per annum from all sources including intra‑company revenues which are allocated to such Subsidiary of US$10,000,000 or more in aggregate.
For the purpose of paragraphs (f) and (g) above:

(i)	subject to paragraph (ii) below:

(A)	the contribution of a Subsidiary of the Borrower will be determined from its financial statements which were consolidated into the latest relevant financial statements; and

(B)	the financial condition of the Group will be determined from the latest relevant financial statements;

(ii)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest relevant financial statements were prepared:

(A)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(B)
the financial condition of the Group will be determined from the latest relevant financial statements but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(iii)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

29

(iv)
if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Borrower or already a Material Subsidiary) will immediately become a Material Subsidiary;

(v)
a Subsidiary of the Borrower (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra‑Group transfer or reorganisation if it would have been a Material Subsidiary had the intra‑Group transfer or reorganisation occurred on the date of the latest relevant financial statements; and

(vi)	except as specifically mentioned in paragraph (iv) above, a member of the Group will remain a Material Subsidiary until the next relevant financial statements show otherwise under paragraph (i) above.
If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a determination by the BPIFAE Agent will be, in the absence of manifest error, conclusive.
“Minimum Contribution Amount” has the meaning given to such term in Clause 23.2(c) (Financial Covenants).
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
The above rules will only apply to the last Month of any period.
“Monthly Report” has the meaning given to such term in Clause 19.5(d) (Other Reports)
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgages” has the meaning given to such term in Schedule 33 (Security Documents).
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions, and each such plan for the six (6) year period immediately following the latest date on which any Obligor or ERISA Affiliate contributed to or had an obligation to contribute to such plan.

30

“Net Cash Proceeds” means, as applicable:

(a)
with respect to any Equity Issuance, any Asset Disposition or any Debt Issuance, the gross cash proceeds received by the Borrower or any of its Subsidiaries therefrom less all legal, underwriting, placement agents and other commissions, discounts, premiums, fees and expenses incurred in connection therewith; and

(b)	with respect to any Insurance and Condemnation Event, the gross cash proceeds received by the Borrower or any of its Subsidiaries less the sum of:

(i)	all fees and expenses in connection therewith; and

(ii)
the principal amount of, premium, if any, and interest on any Financial Indebtedness secured by a Lien on the asset (or a portion thereof) subject to such Insurance and Condemnation Event, which Financial Indebtedness is expressly permitted under this Agreement and required to be repaid in connection therewith.

“Net Debt” means, in respect of the Group at any time, the consolidated amount of all Financial Indebtedness, in each case, in cash and including:

(a)	any vendor financings (howsoever described); and

(b)	any Relevant Subordinated Indebtedness,
in each case, with a stated maturity or put date on or prior to the Final Maturity Date (including, without limitation, all Financial Indebtedness arising in respect of the Facilities), but:

(i)
deducting the aggregate amount of Liquidity (which, for the purposes of this paragraph (b)(i), shall exclude any amounts held in the Debt Service Reserve Account and the Insurance Proceeds Account) at that time; and

(ii)	excluding any Subordinated Indebtedness that does not constitute Relevant Subordinated Indebtedness.
“Net Hedging Obligations” means, as of any date, the Termination Value of any such Hedging Agreement on such date.
“New Lender” has the meaning given to such term in Clause 26.1 (Assignments and Transfers by the Lenders).
“Obligations” means, in each case, whether now in existence or hereafter arising:

(a)	the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans;

(b)	all Hedging Obligations; and

(c)
all other fees (including the Restructuring Fee and the BPIFAE 2013 Deferred Fee Premium) and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower or any of its Subsidiaries to the Finance Parties, in each case under any Finance Documents or otherwise, with respect to any Loan direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, and whether or not evidenced by any note.

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“Obligors” means:

(a)	the Borrower;

(b)	Thermo; and

(c)	each Subsidiary Guarantor.
“OFAC” means the US Department of the Treasury’s Office of Foreign Assets Control.
“Offshore Account Bank” has the meaning given to such term in the Accounts Agreement.
“Onshore Account Bank” has the meaning given to such term in the Accounts Agreement.
“Operating Expenditure” means all operating and maintenance costs, expenses and liabilities (including inventory purchases) incurred by a member of the Group and including any VAT in respect of any such amount (excluding any capital expenditure (other than maintenance capital expenditure)) and any other costs and expenses agreed between the BPIFAE Agent and the Borrower.
“Operating Lease” means, as to any person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such person as lessee which is not a Capital Lease.
“Original Indenture” means the indenture dated as of 15 April 2008 between the Borrower as issuer and U.S. Bank National Association as trustee.
“Original Lenders” has the meaning given to such term in the Recitals.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union, other than Slovakia, Slovenia, Malta and Cyprus.
“Party” means a party to this Agreement.
“Payment Date” has the meaning given to such term in the Accounts Agreement.
“Payment Period” means a First Half Payment Period or a Second Half Payment Period, as the case may be.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Permitted Acquisition” means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in the form of acquisition of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other person (a “Target Company”) if each such acquisition meets each of the following requirements:

(a)
no less than fifteen (15) days prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice and financial details of such acquisition to the BPIFAE Agent, which notice shall include the proposed closing date of such acquisition;

(b)	the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the BPIFAE Agent (acting on the

32

instructions of the Majority Lenders), that such acquisition has been approved by the board of directors or equivalent governing body of the Target Company;

(c)
the Target Company shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Clause 22.12 (Nature of Business) or a parallel business the acquisition of which would be of commercial or strategic importance to such business;

(d)	if such proposed transaction is a merger with respect to the Borrower or any Subsidiary Guarantor, the Borrower shall have received the prior written consent of the BPIFAE Agent to such transaction;

(e)
such proposed transaction shall not include or result in any actual or contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

(f)	if such proposed transaction is in respect of a Target Company which has negative Adjusted Consolidated EBITDA, the prior written consent of the BPIFAE Agent shall be required unless:

(i)	such proposed transaction:

(A)	is in respect of a Target Company which is an international gateway operator; and

(B)	the cash consideration of such transaction does not exceed US$5,000,000 in value, provided that, the Borrower shall only be permitted to enter into two (2) transactions of the type described in this paragraph (f)(i) in each Fiscal Year; or

(ii)
the relevant Target Company (other than an international gateway operator) has for the twelve (12) Month period prior to the date of the proposed transaction a negative Adjusted Consolidated EBITDA no greater than US$2,000,000 in aggregate when taking into account all other acquisitions with negative Adjusted Consolidated EBITDA made following the date of this Agreement.

For the purpose of the calculations required to be made in respect of this paragraph (f) only:

(A)
any reference to “the Borrower and its Subsidiaries” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated Indebtedness, Consolidated Interest Expense and Capital Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to “the Target Company and its Subsidiaries”;

(B)
any reference to “the Borrower” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated Indebtedness, Consolidated Interest Expense and Capital Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to “the Target Company”; and

(C)	any reference to “Subsidiary” in the definitions of Consolidated EBITDA, Consolidated Net Income, Equity Issuance, Subordinated

33

Indebtedness, Consolidated Interest Expense and Capital Lease (and any other definition used in the calculation of Adjusted Consolidated EBITDA) shall be construed as being a reference to a Subsidiary of a Target Company;

(g)	the Borrower shall have delivered to the BPIFAE Agent:

(i)
no less than fifteen (15) days prior to the proposed closing date of such acquisition, forward looking financial statements taking into account the proposed transaction and demonstrating to the satisfaction of the BPIFAE Agent, compliance with each of the financial covenants set out in Clause 20 (Financial Covenants) on the proposed closing date of such acquisition and on a twelve (12) Month projected basis; and

(ii)	such other documents reasonably requested by the BPIFAE Agent;

(h)	no Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition; and

(i)	such acquisition is not in violation of Sanctions applicable to any member of the Group.
“Permitted Joint Venture Investments” means any investment by the Borrower, any Subsidiary Guarantor or Globalstar Canada Satellite Co. in joint ventures and partnerships if each such investment meets all of the following requirements:

(a)
no less than fifteen (15) days prior to the proposed closing date (in the case where the consent of the BPIFAE Agent and the Majority Lenders is required) or after the closing date (in the case where no consent is required) of any such investment of more than US$10,000,000, the Borrower shall have delivered written notice of such investment to the BPIFAE Agent, which notice shall include the proposed closing date (or actual closing date, applicable) of such investment;

(b)
such joint venture or partnership shall be in a substantially similar line of business as the Borrower and its Subsidiaries pursuant to Clause 22.12 (Nature of Business) or a parallel business which is of commercial or strategic importance to such business;

(c)	the Borrower shall have delivered to the BPIFAE Agent:

(i)
such documents reasonably requested by the BPIFAE Agent or any Finance Party (through the BPIFAE Agent) pursuant to Clause 21.5 (Additional Domestic Subsidiaries) to be delivered at the time required pursuant to Clause 21.5 (Additional Domestic Subsidiaries);

(ii)
forward looking financial statements taking into account the proposed transaction and demonstrating to the satisfaction of the BPIFAE Agent, compliance with each of the financial covenants set out in Clause 19.14 (Financial Covenants) on the proposed closing date of such investment and on a twelve (12) Month projected basis;

(d)	no Event of Default shall have occurred and be continuing both before and after giving effect to such investment;

(e)
if such investment is as a general partner, such investment shall be made by a Subsidiary that has no assets other than such investment; and in any case, such investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole; and

34

(f)
the Borrower shall have obtained the prior written consent of the BPIFAE Agent and the Majority Lenders prior to the consummation of such investment if the amount (including all cash and non‑cash consideration paid by or on behalf of the Borrower and its Subsidiaries in connection with such investment) of such investment (or series of related investments), together with all other investments in joint ventures and partnerships consummated during the term of this Agreement, exceeds US$30,000,000 in aggregate (excluding any portion of such investment consisting of Capital Stock of the Borrower).

“Permitted Liens” means the Liens permitted pursuant to Clause 22.2(a) to (t) (Limitations on Liens).
“Permitted Peruvian Acquisition” means the acquisition by the Borrower of the entire share capital of the Peruvian TargetCo from the Sellers pursuant to, and in accordance with, the terms of the Acquisition Document for an amount not to exceed the Total Acquisition Costs.
“Permitted Supplier Indebtedness” means any Financial Indebtedness of the Borrower or any Subsidiary owing to the Supplier and relating to the Satellite Construction Contract.
“Permitted Vendor Indebtedness” means:

(a)	any Permitted Supplier Indebtedness; and

(b)	any Financial Indebtedness of the Borrower or any Subsidiary:

(i)	owing to Ericsson pursuant to the purchase agreement between the Borrower and Ericsson dated 1 October 2008, as amended or any other agreement which replaces such agreement;

(ii)	owing to Hughes pursuant to the agreement between the Borrower and Hughes dated 1 May 2008, as amended or any other agreement which replaces such agreement;

(iii)	owing to a Satellite vendor or Satellite launch vendor or Affiliate thereof (in each case, other than the Supplier) for:

(A)	the procurement, construction, launch and insurance of all or part of one or more Satellites or Satellite launches for such Satellites; or

(B)	a ground or in-orbit space intended for future use or associated improvements to the ground portion of the network of the Borrower and its Subsidiaries;

(iv)	owing to any other supplier or vendor in respect of any Capital Expenditure (but excluding the Supplier); or

(v)	otherwise approved in writing by the BPIFAE Agent (acting on the instructions of all the Lenders), provided that, in each case (other than paragraph (b)(v) above and unless stated to the contrary):

(A)	in the case of paragraph (a) above only, such Permitted Supplier Indebtedness:

(1)	does not exceed €17,530,000 (the “Relevant Amount”) and the Borrower must have consented to the payment to the Supplier of the Relevant Amount (or any lesser amount), it

35

being acknowledged that the Borrower has no obligation to pay the Relevant Amount to the Supplier; and

(2)	is on such terms as may be approved by the BPIFAE Agent (acting on the instructions of each Lender in their absolute discretion);

(B)
in the case of paragraphs (b)(i) to (iv) (inclusive) only, such Financial Indebtedness does not exceed (either under any individual agreement or in aggregate) US$25,000,000 (unless approved in writing by the BPIFAE Agent (acting on the instructions of all the Lenders));

(C)	the issuance of such Financial Indebtedness shall not cause, and could not reasonably be expected to cause, a Default;

(D)	any interest payable in respect of such Financial Indebtedness does not exceed ten per cent. (10%) per annum;

(E)	such Financial Indebtedness is not evidenced by any promissory note; and

(F)	such Financial Indebtedness is not secured by any Lien (other than a Permitted Lien) on any asset or property of the Borrower or any Subsidiary thereof.
“Peruvian TargetCo” means Globalstar Telecomunicaciones Perú S.A.C., a corporation incorporated in the Republic of Peru and registered under Electronic File No. 13766834 of the Registry of Legal Entities of the Registry of Lima, whose register capital amounts to S/ 1,000.00 (One Thousand and 00/100 Soles).
“PIK Interest” means interest paid by the Borrower or any Subsidiary in respect of a debt instrument by the issuance of:

(a)	shares in the Borrower’s Capital Stock issued for the sole purpose of a making a dividend to the shareholders of the Borrower; and/or

(b)	additional debt securities,
in each case:

(i)	which debt securities will not mature or become payable prior to the maturity date of such instrument and the Final Discharge Date (other than in the case of the 5% Notes and the 8% Old Notes); and

(ii)	no cash payment is made by the Borrower or any Subsidiary prior to the Final Discharge Date.
“Project” means:

(a)	the supply of twenty five (25) Satellites plus the long lead items for six (6) subsequent Satellites by the Supplier pursuant to the Satellite Construction Contract; and

(b)	the launching of such Satellites by the Launch Services Provider pursuant to the terms of the Launch Services Contract, to form for the Borrower the second generation satellite constellation.
“Project Accounts” has the meaning given to such term in the Accounts Agreement.

36

“Promissory Notes” means a promissory note made by the Borrower in accordance with Clause 31.2(c) (Evidence of Financial Indebtedness) in substantially (and in all material respects in) the same form as set out in Schedule 25 (Form of Promissory Note) and amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Property All Risks Insurance” means the insurance to be procured by the Borrower in accordance with Clause 21.4(c)(i) (Insurance).
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
“Prudential Regulation Authority” means the Bank of England body responsible for the prudential regulation and supervision of banks, building societies, credit unions, insurers and major investment firms.
“Purchase Notice” has the meaning given to such term in the Fourth Supplemental Indenture.
“Qualifying Certificate” means a certificate from the Supplier and/or the Launch Services Provider (as the case may be) substantially in the form set out in Schedule 18 (Qualifying Certificate) and signed by an Authorised Signatory of such person.
“Qualifying Lender” means a Lender which is:

(a)	a United States person (as defined in Section 7701(a)(30) of the Code);

(b)	engaged in a US trade or business with which such interest is “effectively connected” within the meaning of the Code;

(c)
entitled in respect of payments of interest receivable by it under this Agreement to the benefit of a double taxation agreement with the United States which makes provision for full exemption from tax imposed by the United States on interest; or

(d)	entitled to the benefit of the “portfolio interest” exemption under Section 871(h) or 881(c) of the Code.
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the BPIFAE Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).
“Reference Bank Quotation” means any quotation supplied to the BPIFAE Agent by a Reference Bank.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the BPIFAE Agent at its request by the Reference Banks as either:

(a)	if:

(i)	the Reference Bank is a contributor to the applicable Screen Rate; and

(ii)	it consists of a single figure,

37

the rate (applied to the relevant Reference Bank, and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator; or

(b)
in any other case, the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of BNP Paribas, Société Générale, Crédit Industriel et Commercial, Crédit Agricole Corporate and Investment Bank and Natixis or such other banks as may be appointed by the BPIFAE Agent in consultation with the Borrower.
“Relevant Contribution” has the meaning given to such term in Clause 23.2(c) (Financial Covenants).
“Relevant Domestic Account” has the meaning given to such term in the Accounts Agreement.
“Relevant Period” means each period of six (6) Months or twelve (12) Months (as the case may be) referred to in each of the columns titled “Column 1 – Relevant Period” in the tables contained in Clauses 20.1 (Maximum Covenant Capital Expenditures), 20.3 (Adjusted Consolidated EBITDA), 20.4 (Debt Service Coverage Ratio) and 20.5 (Net Debt to Adjusted Consolidated EBITDA).
“Relevant Subordinated Indebtedness” means any Subordinated Indebtedness the terms of which require the payment of:

(a)
cash interest but excluding the payment of any cash interest under the 5% Notes or the 8% Old Notes which may become due to the relevant noteholders under the 5% Notes or the 8% Old Notes (as the case may be) following the maturity of, or the occurrence of a default pursuant to, and in accordance with, the terms of the indenture relating to the relevant Convertible Notes; or

(b)	any fees but excluding any fees payable to an administrative agent of, or trustee for, any noteholders.
For the avoidance of doubt, the 8% New Notes shall constitute Relevant Subordinated Indebtedness.
“Repayment Date” has the meaning given to such term at Clause 6.1 (Repayment).
“Repayment Schedule” means the repayment schedule set out at Schedule 29 (Repayment Schedule).
“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status), 18.2 (Binding Obligations), 18.3 (Non‑Conflict with other Obligations), 18.4 (Power and Authority), 18.6 (Authorisations), 18.10 (Margin Stock), 18.11 (Government Regulation), 18.13 (Employee Relations), 18.14 (Burdensome Provisions), 18.18 (Titles to Properties), 18.23(a) (Satellites), 18.26 (Anti-bribery, Anti-corruption and Anti-money Laundering), 18.27 (Sanctions), 18.28 (Governing Law and Enforcement), 18.32 (No Misleading Information), 18.34 (No Immunity) and 18.37(a) and (b) (Notes and Purchase Agreement).
“Replacement Investor” has the meaning given to such term at Clause 23.19(a) (Second Terrapin Purchase Agreement).
“Replacement Purchase Agreement” has the meaning given to such term at Clause 23.19(a) (Second Terrapin Purchase Agreement).

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“Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court;

(b)	the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(c)	the time barring of claims under applicable statutes of limitation;

(d)	the possibility that an undertaking to assume liability for or indemnify a person against non‑payment of stamp duty may be void;

(e)	defences of set‑off or counterclaim;

(f)	a court construing a Lien expressed to be created by way of fixed security as being floating security;

(g)	any additional interest imposed pursuant to any relevant agreement may be held to be irrecoverable on the grounds that it is a penalty;

(h)	an English court may not give effect to any indemnity for legal costs incurred by an unsuccessful litigant; and

(i)	equivalent principles, rights and defences under the laws of any relevant jurisdiction.
“Responsible Officer” means the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of an Obligor or any other officer of an Obligor reasonably acceptable to the BPIFAE Agent. Any document delivered under this Agreement that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorised by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.
“Restructuring Fee” has the meaning given to such term in Clause 11.5 (Restructuring Fee).
“Restructuring Support and Consent Agreement” means the equity commitment, restructuring, support and consent agreement dated 20 May 2013 between the Borrower, the Subsidiary Guarantors, the Security Agent, the BPIFAE Agent, the Lenders and Thermo.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.
“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, and/or the European Union and/or the French Republic and/or Her Majesty’s Treasury.
“Satellite” shall mean any single non-geostationary satellite, or group of substantially identical non-geostationary satellites, delivered or to be delivered by the Supplier to the Borrower pursuant to the Satellite Construction Contract and owned by, leased to or for which a contract to purchase has been entered into by, the Borrower or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for Launch or is in orbit (whether or not in operational service) and including any replacement satellite of the Borrower following a Launch Failure delivered or to be delivered by:

39

(a)	the Supplier to the Borrower pursuant to the Satellite Construction Contract; or

(b)	a French supplier (other than the Supplier) pursuant to an agreement entered into by the Borrower with such French supplier which is permitted by the Finance Documents.
“Satellite Construction Contract” means the satellite construction contract dated 30 November 2006 and made between the Borrower and the Supplier for the construction of forty eight (48) satellites, as amended and supplemented from time to time (and as further amended and restated on or about the date of this Agreement and delivered in satisfaction of the condition precedent set out at paragraph 7 (Commercial contracts) of Schedule 2 (Conditions Precedent)) for the purpose of, among other things, detailing a new phasing of the contract for the first twenty five (25) satellites and a final phase of twenty three (23) satellites.
“Satellite Performance Criteria” means the criteria set out at Schedule 31 (Satellite Performance Criteria).
“SCF Amount” has the meaning given to such term in Clause 7.3(a) (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow).
“Scheduled Launch Period” means the three (3) Month contractual period during which a Satellite is scheduled to be launched in accordance with the Launch Services Contract.
“Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the BPIFAE Agent may specify another page or service displaying the relevant rate after consultation with the Borrower and the Lenders.
“Second Effective Date Commitment” means the equity commitment made by Thermo in respect of the Borrower pursuant to the Second Global Amendment and Restatement Agreement in an amount equal to US$30,000,000.
“Second Global Amendment and Restatement Agreement” means the global amendment and restatement agreement dated 7 August 2015 between, among others, the Parties.
“Second Half 2017 Payment Period” means the Second Half Payment Period occurring in the calendar year of 2017.
“Second Half Payment Period” means the period from 1 July to 31 December (inclusive) in any calendar year.
“Second Terrapin Purchase Agreement” means the common stock purchase agreement dated 7 August 2015 between the Borrower and Terrapin.
“Second Thermo Group Undertaking Letter” means the undertaking letter dated 7 August 2015 entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Security Amendment and Restatement Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Security Documents” has the meaning given to such term in Schedule 33 (Security Documents).
“Sellers” means:

(a)	Luis Manuel Vinatea Recoba, as further identified in the Acquisition Document; and

40

(b)	Javier Humberto García Vélez, as further identified in the Acquisition Document.
“Shareholder Distributions” means:

(a)	any dividend paid, made or declared, other than a dividend paid exclusively in Capital Stock or rights to acquire Capital Stock which, in each case, no cash payment is made by the Borrower;

(b)	any payment by way of return on or repayment of share capital;

(c)
any payment of cash interest or capitalised interest by the Borrower to any member of the Thermo Group under any distribution (whether in cash or in kind), including, without limitation, any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly but excluding:

(i)	any distributions or other payments pursuant to any employee stock incentive plan (howsoever described) expressly permitted under the terms of this Agreement;

(ii)	any PIK Interest relating to:

(A)	the Thermo Loan Agreement; or

(B)	any Convertible Note held by Thermo; and

(iii)	any cash interest relating to any Convertible Note held by Thermo and permitted by the terms of this Agreement;

(d)
any redemption, cancellation or repurchase of the Borrower’s shares or any class of its shares other than any conversion on mandatory repurchase or redemption of any of the Convertible Notes in accordance with their terms or in connection with any employee stock incentive plan (howsoever described) expressly permitted under the terms of this Agreement; and

(e)	any payments under a subordinated loan (including interest and fees).
“Solvent” and “Solvency” means, with respect to any person on any date of determination, that on such date:

(a)	the fair value of the assets of such person is greater than the total amount of liabilities, including contingent liabilities, of such person;

(b)
the present fair saleable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured;

(c)	such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature;

(d)	such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s assets would constitute an unreasonably small capital; and

(e)	such person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

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The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Spectrum” means spectrum in specific frequency bands that are subject to a Communications Licence issued to the Borrower or an Affiliate, and in the case of spectrum licensed by the FCC, this refers to, without limitation, spectrum that is licensed to the Borrower or an Affiliate in the 1610-1618.725 and the 2483.5 – 2500 MHz frequency bands.
“Spectrum Cash Flow” means any cash received by a member of the Group from monetizing (howsoever defined) the Group’s Spectrum rights, including, but not limited to, upfront payments, operating lease payments, and any other payments to a member of the Group associated with the commercial use of any Spectrum by any third parties: less

(a)	any capital or operating expenses incurred (or reasonably expected to be incurred) by the Borrower in direct connection with such Spectrum Cash Flow; and

(b)	any payments received by a member of the Group under such Spectrum Cash Flow which are to be “passed through” to any third party, provided that all such deductions (including deducted expenses incurred and “passed through” payments) must:

(i)	be directly related to the corresponding monetization of Spectrum rights;

(ii)	be approved in good faith by the BPIFAE Agent (acting on the instructions of the Majority Lenders) in the exercise of their commercially reasonable judgment; and

(iii)	not have been deducted from the calculation of Excess Cash Flow (without double counting).
“Spectrum Plan” means the plan relating to the Group’s Spectrum rights, which shall include the information required pursuant to Clause 19.14 (Spectrum Plan) (as updated and supplemented from time to time pursuant to each Monthly Report).
“Spectrum Sale” means any sale or other disposition of title (legal or equitable) of any of the Group’s Spectrum rights.
“Spot Rate of Exchange” means the exchange rate between Euros and Dollars as notified by the BPIFAE Agent to the Borrower and calculated on the basis of the official fixing rate (as between Euros and Dollars) of the European Central Bank quoted on Reuter’s page ECB37, more or less two (2) basis points, on the date that is two (2) Business Days prior to the relevant Utilisation Date. If the agreed page is replaced or the service ceases to be available, the BPIFAE Agent may specify another page or service displaying the appropriate rate.
“Stage I Equity Raise” has the meaning given to such term in Clause 21.23(b)(i) (The 2017 Equity Raise).
“Stage I Equity Raise Amount” has the meaning given to such term in Clause 21.23(b)(i) (The 2017 Equity Raise).
“Stage II Equity Raise” has the meaning given to such term in Clause 21.23(d) (The 2017 Equity Raise).

42

“Stage II Equity Raise Amount” has the meaning given to such term in Clause 21.23(j)(iii) (The 2017 Equity Raise).
“Stock Pledge Agreement” has the meaning given to such term in Schedule 33 (Security Documents).
“Subordinated Indebtedness” means any Financial Indebtedness of the Borrower or any Subsidiary:

(a)
subordinated in right and time of payment to the Obligations pursuant to an Acceptable Intercreditor Agreement (including, for the avoidance of doubt, the provisions of any subordinated subsidiary guarantees provided in connection with the 8% New Notes pursuant to the provisions of Clause 22.1(l) (Limitations on Financial Indebtedness) (provided that the Borrower shall be entitled to pay PIK Interest);

(b)	to be applied by the Borrower or the relevant Subsidiary (as the case may be) towards:

(i)	financing costs directly arising from the construction and Launch of the Satellites or additional satellites;

(ii)	financing payments due by the Borrower to second generation ground segment vendors; and/or

(iii)	payment of the Borrower’s working capital and general corporate purposes;

(c)	containing such other terms and conditions, in each case as are reasonably satisfactory to the BPIFAE Agent; and

(d)	the issuance of such Financial Indebtedness shall not cause, and could not reasonably be expected to cause, a Default.
“Subsidiary” means, as to any person, any company of which more than fifty per cent. (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such person is at the time owned (directly or indirectly) by, or the management is otherwise controlled by, such person (irrespective of whether, at the time, Capital Stock of any other class or classes of such person shall have or might have voting power by reason of the occurrence of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” in this Agreement shall refer to those of the Borrower.
“Subsidiary Guarantor” means each direct or indirect Domestic Subsidiary of the Borrower:

(a)	set out in Schedule 26 (Subsidiary Guarantors); or

(b)	which becomes a party to a Guarantee Agreement pursuant to Clause 21.5 (Additional Domestic Subsidiaries).
“Subsidiary Guarantor Subordination Deed” means the subordination deed dated 31 July 2013 and made between the Subsidiary Guarantors, the Borrower, the Security Agent and the BPIFAE Agent.
“Supplier” means Thales Alenia Space France, a French société par actions simplifiée registered at the Registre du Commerce et des Société of Toulouse under registration number 414 725 101, whose registered office is at 26, Avenue Jean François Champollion, 31100 Toulouse, France.
“Supplier Direct Agreement” means the direct agreement dated 5 June 2009 between the Borrower, the Supplier and the Security Agent.

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“Synthetic Lease” means any synthetic lease, tax retention operating lease, off‑balance sheet loan or similar off‑balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.
“Target Company” has the meaning given to such term in the definition of “Permitted Acquisition”.
“Tax” means any tax, levy, impost, duty, fee, assessment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 13.1 (Tax Gross‑up) or a payment under Clause 13.2 (Tax Indemnity).
“Termination Value” means, in respect of any one (1) or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements:

(a)	for any date on or after such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and

(b)
for any date prior to the date referenced in paragraph (a), the amount(s) determined as the mark‑to‑market value(s) for such Hedging Agreements, as determined based upon one (1) or more mid‑market or other readily available quotations provided by any recognised dealer in such Hedging Agreements (which may include a Lender or an Affiliate of a Lender).

“Terrapin” means Terrapin Opportunity, L.P.
“Thermo” means Thermo Funding Company LLC.
“Thermo Commitment” has the meaning given to such term in the Third Global Amendment and Restatement Agreement.
“Thermo Group” means:

(a)	Globalstar Satellite LP;

(b)	Thermo;

(c)	FL Investment Holdings LLC (formerly known as Globalstar Holdings LLC); and

(d)	Thermo Funding II LLC.
“Thermo Loan Agreement” means the loan agreement dated 25 June 2009 between the Borrower as borrower and Thermo as lender, as the same may be amended from time to time, and the subordinated promissory note evidencing such loan.
“Thermo Subordination Deed” means the subordination deed dated 22 June 2009 (as amended and restated on 31 July 2013 pursuant to the First Global Deed of Amendment and Restatement) made between Thermo, the Borrower, the Security Agent and the BPIFAE Agent.

44

“Third Effective Date” means the “Effective Date” as such term is defined in the Third Global Amendment and Restatement Agreement.
“Third Effective Date Commitment” has the meaning given to such term in the Third Thermo Group Undertaking Letter.
“Third Global Amendment and Restatement Agreement” means the global amendment and restatement agreement dated 30 June 2017 between, among others, the Parties.
“Third Parties Act” has the meaning given to such term in Clause 1.5(a) (Third Party Rights).
“Third Thermo Group Undertaking Letter” means the undertaking letter dated on or around the Third Effective Date entered into by each of the members of the Thermo Group in favour of the BPIFAE Agent.
“Total 2017 Equity Raise Amount” has the meaning given to such term in Clause 21.23(a) (The 2017 Equity Raise).
“Total Acquisition Costs” means an amount no greater than US$500, being the total consideration, fees, costs and expenses, stamp, registration and other Taxes incurred by the Borrower in connection with the Permitted Peruvian Acquisition, but excluding legal fees and expenses.
“Total Commitments” means the aggregate of:

(a)	the Total Facility A Commitments; and

(b)	the Total Facility B Commitments.
“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$563,299,120 as at the date of this Agreement.
“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$23,042,880 as at the date of this Agreement.
“Transaction Costs” means all transaction fees, charges and other amounts related to the Facilities or any transaction which, if consummated, would be a Permitted Acquisition or a Permitted Joint Venture Investment (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith).
“Transaction Documents” means:

(a)	each Finance Document;

(b)	each Commercial Contract;

(c)	any Acceptable Intercreditor Agreement; and

(d)	each Material Communications Licence.
“Transfer Certificate” means a certificate substantially in the form set out in Part A (Form of Transfer Certificate) of Schedule 5 (Form of Transfer Certificate and Assignment Agreement) or any other form agreed between the BPIFAE Agent and the Borrower (acting reasonably).
“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

45

(b)	the date on which the BPIFAE Agent executes the relevant Assignment Agreement or Transfer Certificate.
“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.
“Unfunded Pension Liability” of any Pension Plan means the excess of such Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“United States” or “US” means the United States of America.
“US Tax Obligor” means:

(a)	a borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.
“Utilisation” means a utilisation of a Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).
“VAT” means:

(a)	any tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Wholly‑Owned” means, with respect to a Subsidiary, that all the shares of the Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one (1) or more of its Wholly‑Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a person other than the Borrower).
“Withholding Forms” means United States Internal Revenue Service (“IRS”) Form W‑8BEN, W‑8ECI or W‑9 (or, in each case, any successor form and, in each case, attached to an IRS Form W‑8IMY if required) or any other IRS form by which a person may claim an exemption from withholding of US federal income tax on interest payments to that person and, in the case of a person claiming an exemption under the “portfolio interest exemption”, a statement certifying that such person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.
“Working Capital” means, on any date, Current Assets less Current Liabilities.

1.2	Construction

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(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“annual” means a period of twelve (12) Months;

(ii)	an “agreement” includes a deed and an instrument;

(iii)
“BPIFAE”, the “BPIFAE Agent”, “COFACE”, any “Finance Party”, any “Lender”, any “Mandated Lead Arranger”, an “Obligor”, any “Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(iv)	“assets” includes present and future properties, revenues and rights of every description;

(v)	“determines” or “determined” means a determination made in the absolute discretion of the person making the determination;

(vi)	“disposal” means a sale, transfer, assignment, grant, lease, licence or other disposal, whether voluntary or involuntary, and “dispose” shall be construed accordingly;

(vii)
the “equivalent” on any given date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the second currency at the Spot Rate of Exchange for the purchase of the first currency with the second currency;

(viii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ix)
“guarantee” means (other than in relation to a Guarantee Agreement) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(x)	“include” or “including” are to be construed without limitation;

(xi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xii)	a “judgment” includes any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;

(xiii)	a “notice” includes any notice, request, instruction, demand or other communication;

(xiv)
any “obligation” of any person under this Agreement or any other agreement or document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under this Agreement or, as the case may be, that other agreement or document (and “due”, “owing”, “payable” and “receivable” shall be similarly construed);

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(xv)
“pari passu” shall mean, in relation to indebtedness due to more than one person, that the payment or repayment thereof shall be made pro rata in the proportion which each such indebtedness bears to the aggregate indebtedness owed to both or all of such persons, subject to the provisions of this Agreement;

(xvi)	a “payment” includes a distribution, prepayment or repayment and references to “pay” include distribute, repay or prepay;

(xvii)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xviii)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self‑regulatory or other authority or organisation;

(xix)	“rights” includes rights, authorities, discretions, remedies, liberties, powers, easements, quasi-easements and appurtenances (in each case, of any nature whatsoever);

(xx)	a “share” in a company includes a share, participation, participating interest or any other analogous ownership interest;

(xxi)	words importing the singular include the plural and vice versa;

(xxii)	a provision of law is a reference to that provision as amended or re‑enacted;

(xxiii)	a time of day is a reference to Paris time; and

(xxiv)	the “date of this Agreement” shall be a reference to the original date of this Agreement, being 5 June 2009.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Accounting Terms
All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Clause 19.2 (Annual Financial Statements), except as otherwise specifically prescribed in this Agreement.

1.4	UCC Terms
Terms defined in the UCC in effect on the date of this Agreement and not otherwise defined in this Agreement shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

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1.5	Third Party Rights

(a)
Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

2.	The Facilities

2.1	Facility A and Facility B
Subject to the terms of this Agreement, the First Global Deed of Amendment and Restatement and the Second Global Amendment and Restatement Agreement, the Lenders make available to the Borrower a:

(a)	Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments (“Facility A”); and

(b)	Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments (“Facility B”).

2.2	Finance Parties’ Rights and Obligations

(a)
The obligations of each Finance Party (other than the Lenders) under the Finance Documents are several. Failure by a Finance Party (other than a Lender) to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party (other than a Lender) is responsible for the obligations of any other Finance Party (other than a Lender) under the Finance Documents.

(b)
The obligations of each Lender under the Finance Documents are joint and several. Each Party agrees that this Clause 2.2(b) is for the benefit of the Lenders only and the Borrower acknowledges that it has no rights of any kind whatsoever under this Clause 2.2(b).

(c)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(d)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Commercial Contracts
Each Party acknowledges that the Finance Parties shall have no responsibility or liability whatsoever regarding any performance or non‑performance by any party to a Commercial Contract and that the Finance Parties shall have no obligation to intervene in any dispute in connection with or arising out of such performance or non‑performance. Any such dispute shall not affect the Borrower’s performance under this Agreement nor entitle the Borrower to any suspension or other claim towards the Finance Parties.

3.	Purpose

3.1	Purpose – Facility A

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The Borrower shall apply all amounts borrowed by it under Facility A towards:

(a)	Payments to the Supplier
payment to the Supplier of the Eligible Amounts in excess of such amounts already paid by the Borrower to the Supplier. Such Eligible Amount shall be payable by way of direct disbursement to the Supplier in accordance with the terms of the Satellite Construction Contract;

(b)	Reimbursement to the Borrower
reimbursement to the Borrower of the Eligible Amounts already paid directly by the Borrower to the Supplier in excess of the Advance Payment. Such Eligible Amounts shall be payable by way of direct disbursement to the Borrower. Subject to Clause 3.4(b) (Sub‑Limits), any amounts received by the Borrower by way of reimbursement may only be applied by the Borrower as follows:

(i)	towards payment to the Launch Services Provider of amounts not funded by Facility B in an amount not exceeding US$216,000,000;

(ii)	towards payment to Hughes in an amount not exceeding US$87,000,000;

(iii)	towards payment to Ericsson in an amount not exceeding US$8,000,000; and

(iv)	towards payment of the Borrower’s working capital and general corporate purposes in an amount not exceeding US$150,000,000, and, in each case, such additional amounts as BPIFAE may agree; and

(c)	Payment of the BPIFAE Insurance Premia
payment to the BPIFAE Agent (for the account of BPIFAE) of an amount equal to one hundred per cent. (100%) of the BPIFAE Insurance Premia with respect to Facility A, being the amount specified by BPIFAE, in each case, in accordance with the terms of this Agreement.

3.2	Purpose – Facility B
The Borrower shall apply all amounts borrowed by it under Facility B towards:

(a)	Payments to the Launch Services Provider
payment to the Launch Services Provider of the Eligible Amounts. Such Eligible Amount shall be payable by way of direct disbursement to the Launch Services Provider in accordance with the terms of the Launch Services Contract; and

(b)	Payment of the BPIFAE Insurance Premia
payment to the BPIFAE Agent (for the account of BPIFAE) of an amount equal to one hundred per cent. (100%) of the BPIFAE Insurance Premia with respect to Facility B, being the amount specified by BPIFAE, in each case, in accordance with the terms of this Agreement.

3.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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3.4	Sub‑Limits
The aggregate amount that the Borrower may utilise under:

(a)	Clause 3.1(a) (Payments to the Supplier) and Clause 3.1(b) (Reimbursement to the Borrower) shall not exceed US$528,026,844;

(b)	Clause 3.1(b) (Reimbursement to the Borrower) shall not exceed US$309,543,626; and

(c)	Clause 3.2(a) (Payments to the Launch Services Provider) shall not exceed US$21,600,000.

4.	Conditions of Utilisation

4.1	Initial Conditions Precedent
The Borrower shall not deliver a Utilisation Request unless the BPIFAE Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the BPIFAE Agent. The BPIFAE Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further Conditions Precedent
The Lenders will only be obliged to comply with Clause 5.6 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would be likely to result from the proposed Loan;

(b)	the Repeating Representations to be made by the Borrower are true in all material respects;

(c)
the credit insurance cover under the BPIFAE Insurance Policy extended by BPIFAE in favour of the Lenders in respect of each Facility is in full force and effect and has not been suspended or cancelled, and the BPIFAE Agent shall, in its sole discretion, be satisfied that all conditions of the BPIFAE Insurance Policy and of the credit insurance cover with respect to such BPIFAE Insurance Policy have been satisfied in full and that the credit insurance coverage will apply to such Utilisation;

(d)
each Commercial Contract is in full force and effect and has not been suspended, interrupted, cancelled, terminated, amended or modified in any material respect (otherwise than as authorised by the BPIFAE Agent) and no arbitration or other legal proceedings have been initiated between the Borrower and the Supplier and/or Launch Services Provider (as the case may be) in respect of a Commercial Contract;

(e)
for any Utilisation Request made for the purpose referred to in Clause 3.1(b) (Reimbursement to the Borrower), the BPIFAE Agent shall have received evidence that the payment to the Supplier of the corresponding Invoices has been made;

(f)
each of the documents, information and other evidence specified in and required to be enclosed with each Utilisation Request and Qualifying Certificate, together with any other documents, information or evidence requested by the BPIFAE Agent (on behalf of the Lenders) and/or the French Authorities from time to time, shall have been delivered to the BPIFAE Agent (in form and substance satisfactory to the BPIFAE Agent);

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(g)	the Borrower shall have paid or arranged for payment when due:

(i)	all fees, costs, expenses, charges and other amounts due and payable by it under this Agreement on the Utilisation Date for such Utilisation; and

(ii)	any and all other amounts due and payable under this Agreement on such Utilisation Date, and

(iii)	the Borrower shall have delivered to the BPIFAE Agent such evidence of payment as the BPIFAE Agent may reasonably request; and

(h)
in respect of any payment to the Supplier, the Launch Services Provider and/or the Borrower in accordance with Clauses 3.1(a) (Payments to the Supplier), 3.1(b) (Reimbursement to the Borrower) and 3.2(a) (Payments to the Launch Services Provider), the Supplier and/or the Launch Services Provider (as the case may be) has delivered to the BPIFAE Agent a Qualifying Certificate, which:

(i)	conforms to the amount and payment timing specified in the relevant Utilisation Request; and

(ii)	to the extent applicable, specifies whether such Loan is to be applied in payment:

(A)	of a portion of the Contract Price directly to the Supplier or the Launch Services Provider (as the case may be); or

(B)
by reimbursement to the Borrower to the account directed by the Borrower in the Utilisation Request of any portion of the Contract Price paid by the Borrower to the Supplier or the Launch Services Provider (as the case may be);

(i)
a certificate from a Responsible Officer certifying that each of the eight (8) Satellites referred to in Schedule 16 (Satellites) has been launched, is in‑service and is fully operational (in form and substance satisfactory to the BPIFAE Agent); and

(j)	the conditions in Clause 5 (Utilisation) have been fulfilled.
The BPIFAE Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.3	Conditions Precedent to Certain Utilisations
The Lenders will only be obliged to comply with Clause 5.6 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
no later than one hundred and twenty (120) days prior to the first day of the Scheduled Launch Period, the BPIFAE Agent shall have received the drafts of the Launch Insurance Documentation, in compliance with the provisions of Clause 21.4 (Insurance) and in form and substance satisfactory to the BPIFAE Agent; and

(b)
no later than ninety (90) days prior to each scheduled Launch date, the Borrower shall have delivered to the BPIFAE Agent the Launch Insurance Documentation duly executed by each party thereto together with:

(i)	the Loss Payee Clause;

(ii)	each certificate in respect of the Launch Insurance Documentation referred to in Clause 21.4(c)(ii) (Launch Insurance); and

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(iii)	evidence that all premia due at that time has been paid in full in compliance with Clause 21.4(c)(ii) (Launch Insurance) and in form and substance satisfactory to the BPIFAE Agent.

4.4	Failure to Satisfy Conditions Precedent

(a)	The Borrower agrees that all the initial conditions precedent referred to in Clause 4.1 (Initial Conditions Precedent) must be fulfilled within sixty (60) days of the date of this Agreement.

(b)
Subject to paragraph (c) below, if the Borrower is unable to fulfil any such conditions precedent within such sixty (60) day time period, each Lender’s Commitment shall be immediately cancelled and each Lender shall have no further obligations under this Agreement.

(c)
Each Lender’s Commitment shall not be cancelled pursuant to paragraph (b) above if each of the initial conditions precedent has been satisfied by the Borrower except for the condition precedent referred to in paragraph 8 (BPIFAE Insurance Policy) of Schedule 2 (Conditions Precedent) but only to the extent that the BPIFAE Insurance Policy has not been issued by BPIFAE for a reason not attributable to a breach by the Borrower of the terms of the BPIFAE Insurance Policy.

5.	Utilisation

5.1	Delivery of a Utilisation Request

(a)
Subject to the terms of the First Global Deed of Amendment and Restatement, the Borrower may utilise a Facility by delivery to the BPIFAE Agent of a duly completed Utilisation Request not later than 11:00 a.m. (Paris time) ten (10) Business Days prior to the proposed Utilisation Date.

(b)	Each Utilisation Request shall instruct the BPIFAE Agent to remit the amount utilised on behalf of the Borrower to:

(i)	the Supplier and/or the Launch Services Provider’s account, as the case may be, as part of the payment of the relevant Contract Price; or

(ii)	in relation to a reimbursement to the Borrower under Facility A, such account as directed by the Borrower in the Utilisation Request.

5.2	Borrower’s Mandate

(a)	The Borrower irrevocably authorises and mandates the BPIFAE Agent (on its behalf and for its account):

(i)	in the case of Facility A:

(A)	to pay the Supplier with respect to any Eligible Amount under the Satellite Construction Contract, upon presentation of the documents set out in Schedule 11 (Payment Terms);

(B)
to reimburse the Borrower for any payments in respect of Eligible Goods and Services under the Satellite Construction Contract which exceed fifteen per cent. (15%) of the Satellite Construction Contract’s Contract Price; and

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(C)	to pay to the BPIFAE Agent the BPIFAE Insurance Premia;

(ii)	in the case of Facility B:

(A)	to pay the Launch Services Provider with respect to any Eligible Amount under the Launch Services Contract, upon presentation of the documents set out in Schedule 11 (Payment Terms); and

(B)	to pay to the BPIFAE Agent the BPIFAE Insurance Premia.

(b)	This mandate is irrevocable.

(c)	The payment terms set out in Schedule 11 (Payment Terms) may only be amended with the prior written consent of the BPIFAE Agent (acting on the instructions of all the Lenders).

(d)
The Borrower agrees that any Utilisation made under or pursuant to this Clause 5 shall be deemed to have been made to or for the benefit of the Borrower and the Borrower waives all rights of protest it may have to the contrary.

5.3	Examination of Documents

(a)
The BPIFAE Agent’s role in examining the documents set out in Schedule 11 (Payment Terms) shall be limited to verifying that such documents appear on their face to be what is indicated in such Schedule 11 (Payment Terms) and the BPIFAE Agent shall bear no other responsibility in connection thereof. Such role shall be construed in accordance with the terms of Article 14 of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce 2007 Revision (Publication 600).

(b)
The BPIFAE Agent and the Lenders shall not be responsible for any delay in making available any Loans resulting from any requirement for the delivery of further information or documents required by the BPIFAE Agent to confirm the relevant conditions precedent in this Agreement have been met.

5.4	Completion of a Utilisation Request

(a)	Subject to the terms of the First Global Deed of Amendment and Restatement, each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility; and

(ii)	the currency and amount of the Utilisation comply with Clause 5.5 (Currency and Amount).

(b)	Only one (1) Loan may be requested in each Utilisation Request.

(c)	The Borrower may only deliver one (1) Utilisation Request in each Month in respect of each Facility.

5.5	Currency and Amount
In the case of:

(a)	Payments to the Supplier

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any Utilisation to be made in accordance with Clause 3.1(a) (Payments to the Supplier), the Loan requested in a Utilisation Request must be in Dollars. Each payment to the Supplier by the BPIFAE Agent shall be made in Dollars;

(b)	Payments to the Launch Services Provider
any Utilisation to be made in accordance with Clause 3.2(a) (Payments to the Launch Services Provider), the Loan requested in a Utilisation Request must be in Dollars. Each payment to the Launch Services Provider by the BPIFAE Agent shall be made in Dollars;

(c)	Reimbursement to the Borrower
any Utilisation to be made in accordance with Clause 3.1(b) (Reimbursement to the Borrower), the Loan requested in a Utilisation Request must be in Dollars. The Borrower shall confirm in each such Utilisation Request that the requested Dollar amount is the Dollar equivalent of the relevant Euro amount applying a Euro to Dollar exchange rate of one (1) Euro for US$1.34. Each Utilisation made pursuant to Clause 3.1(b) (Reimbursement to the Borrower) shall be made in Dollars;

(d)	Facility A – Payment of the BPIFAE Insurance Premia
any Utilisation to be made in accordance with Clause 3.1(c) (Payment of the BPIFAE Insurance Premia), the Loan requested in a Utilisation Request must be, subject to Clause 12.3(d) (Borrower’s Payment Obligations), US$35,272,276. Any payment to BPIFAE of the BPIFAE Insurance Premia shall be made in Dollars;

(e)	Facility B – Payment of the BPIFAE Insurance Premia
any Utilisation to be made in accordance with Clause 3.2(b) (Payment of the BPIFAE Insurance Premia), the Loan requested in a Utilisation Request must be, subject to Clause 12.3(d) (Borrower’s Payment Obligations), US$1,442,880. Any payment to BPIFAE of the BPIFAE Insurance Premia shall be made in Dollars;

(f)	Facility A – Minimum Amount
Facility A, the amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$1,000,000 or, if less, the Available Facility; and

(g)	Facility B – Minimum Amount
Facility B, the amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$1,000,000 or, if less, the Available Facility.

5.6	Lenders’ Participation

(a)
If the conditions set out in this Agreement, the First Global Deed of Amendment and Restatement and the Second Global Amendment and Restatement Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	Subject to the terms of the First Global Deed of Amendment and Restatement and the Second Global Amendment and Restatement Agreement, the BPIFAE Agent shall notify

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each Lender of the amount of each Loan and the amount of its participation in that Loan by 11:00 a.m. (Paris time) on a Business Day which is seven (7) Business Days prior to the proposed Utilisation Date for such Utilisation.

5.7	Cancellation of Commitment
Subject to the terms of the First Global Deed of Amendment and Restatement and the Second Global Amendment and Restatement Agreement, the Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	Repayment

6.1	Repayment

(a)
Subject to paragraph (b) below, the Borrower shall repay the Loans made to it in full by making the repayments as set out in the Repayment Schedule on the dates (each a “Repayment Date”) and in the amounts set out opposite each Repayment Date in the Repayment Schedule (each a “Principal Repayment Amount”).

(b)
If the Principal Repayment Amount scheduled to be repaid by the Borrower on a Repayment Date is greater than the principal amount of the Loans outstanding on that Repayment Date (the “Outstanding Amount”) then the relevant Principal Repayment Amount will be reduced to the Outstanding Amount and the Borrower shall repay the relevant Outstanding Amount on the relevant Repayment Date.

6.2	Reborrowing
The Borrower may not reborrow any part of a Facility which is repaid.

7.	Prepayment and Cancellation

7.1	Illegality
If in any applicable jurisdiction it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the BPIFAE Agent upon becoming aware of that event;

(b)	upon the BPIFAE Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the BPIFAE Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the BPIFAE Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Mandatory Prepayment ‑ Exit

(a)	For the purposes of this Clause 7.2:
“Acting in Concert” means acting together pursuant to an agreement or understanding (formal or informal).

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“Borrower Change of Control” means:

(i)
the Thermo Group shall at any time and for any reason fail to own and control (without being subject to a voting trust, voting agreement, shareholders agreement or any other agreement limiting or affecting the voting of such stock other than any agreement entered into among the members of Thermo Group and their Affiliates which agreement is not otherwise inconsistent with this Agreement), free and clear of any Lien, at least fifty one per cent. (51%) of both the economic and voting interests in the Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(ii)
any “person” (other than the Thermo Group) together with its Affiliates owns or acquires (together with all stock that such person or Affiliate has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, twenty five per cent. (25%) or more of the economic or voting interests in the Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iii)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the US Securities Exchange Act of 1934 (the “Exchange Act”)), Acting in Concert or otherwise (other than Thermo Group), is or shall become the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all stock that such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty three per cent. (33%) or more of the economic or voting interests in the Borrower’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iv)	the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.
“Change of Control” means either a Borrower Change of Control or a Thermo Change of Control.
“Continuing Directors” means the directors of the Borrower and/or Thermo Group (as the case may be) on the date of this Agreement and each other director if such director’s nomination for election to the board of directors of the Borrower and/or Thermo Group (as the case may be) is recommended by a majority of the then Continuing Directors.
“Thermo Change of Control” means:

(i)
James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives) shall at any time and for any reason fail to own and control (without being subject to a voting trust, voting agreement, shareholders agreement or any other agreement limiting or affecting the voting of such stock), free and clear of any Lien, at least fifty one per cent. (51%) of both the economic and voting interests in any member of the Thermo Group’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(ii)
any “person” or “group” (as such terms are used in the Exchange Act, Acting in Concert or otherwise, other than James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives), is or

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shall become the “beneficial owner” (as defined in Rules 13(d)‑3 and 13(d)‑5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all stock that such person has the right to acquire whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty five per cent. (25%) or more of the economic or voting interests in any member of the Thermo Group’s Capital Stock (assuming that all convertible instruments, warrants or options then outstanding have been exercised); or

(iii)	the board of directors (or its equivalent) of any member of the Thermo Group shall cease to consist of a majority of Continuing Directors; or

(iv)
James Monroe III (or, in the event of his death or Incapacity, his executors, trustees, heirs or legal representatives) shall cease to have the power to elect or remove a majority of the board of directors (or its equivalent) of any member of the Thermo Group; or

(v)	any “change of control” or similar event shall occur under any document with respect to any equity or debt instrument issued or incurred by the Thermo Group.

(b)	The Borrower must promptly notify the BPIFAE Agent if it becomes aware that the circumstances referred to in paragraph (c) below have occurred or are likely to occur.

(c)
Upon the occurrence of a Change of Control, the Total Commitments shall be cancelled and all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents (including the BPIFAE 2013 Deferred Fee Premium and the Restructuring Fee), shall become immediately due and payable.

7.3	Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow

(a)
The Borrower shall prepay the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans (in the order set out in Clause 7.13 (Application of Mandatory Prepayments)) in an amount equal to seventy five per cent. (75%) of any Spectrum Cash Flow received by the Group at any time (the “SCF Amount”), provided that if the Excess Cash Flow for the Payment Period during which the Spectrum Cash Flow is realised is negative, the amount to be prepaid by the Borrower shall be the greater of:

(i)	an amount equal to the Available Cash; and

(ii)	the SCF Amount minus the Applicable Negative Excess Cash Flow, unless the Available Cash referred to in paragraph (a)(i) above is greater than the SCF Amount, in which case, the amount to be prepaid by the Borrower shall be the SCF Amount.

(b)	The prepayment referred to in paragraph (a) above shall be made within:

(i)	forty-five (45) days following the end of a First Half Payment Period, if the Spectrum Cash Flow is realised by a member of the Group during such First Half Payment Period; or

(ii)	seventy-five (75) days following the end of a Second Half Payment Period if the Spectrum Cash Flow is realised by a member of the Group during such Second Half Payment Period.

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(c)	Any mandatory prepayment arising as a result of any Spectrum Sale shall be made in accordance with Clause 7.8 (Mandatory Prepayment – Cash Sweep following Spectrum Sale).

7.4	Mandatory Prepayment – Excess Cash Flow
From (and including) 31 December 2013 and no later than:

(a)	forty-five (45) days after the end of any First Half Payment Period; and

(b)	seventy-five (75) days after the end of any Second Half Payment Period, the Borrower shall, in each case, apply fifty per cent. (50%) of all Excess Cash Flow calculated as of the last day of such Payment Period in mandatory prepayment of the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans (as the case may be).

7.5	Mandatory Prepayment ‑ Insurance and Condemnation Events

(a)
Subject to Clause 7.5(b) below, the Borrower shall prepay the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans (in the order set out in Clause 7.13 (Application of Mandatory Prepayments)) in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event and other extraordinary recoveries by the Borrower or any of its Subsidiaries.

(b)
Such prepayments shall be made within three (3) Business Days after receipt of the Net Cash Proceeds from any Insurance and Condemnation Event by the Borrower or any of its Subsidiaries, provided that so long as no Event of Default has occurred and is continuing (and so long as no action is being taken under Clause 24 (Remedies Upon an Event of Default)), no prepayment shall be required:

(i)	in connection with such Insurance and Condemnation Event yielding in aggregate less than US$500,000 in Net Cash Proceeds; or

(ii)
with respect to any such Net Cash Proceeds which are committed by the Borrower to be reinvested in replacement assets of French suppliers or the procurement or Launch of a Satellite or Satellites acquired or planned to be acquired pursuant to the then current Agreed Business Plan of the Borrower (as evidenced by a contractual agreement for the purchase or acquisition of assets) within six (6) Months after receipt of such Net Cash Proceeds and the proceeds arising out of the relevant Insurance are placed into the Insurance Proceeds Account (such account to be secured in favour of the Security Agent (for and on behalf of itself and the other Finance Parties)) and, provided that no action is being taken under Clause 24 (Remedies Upon an Event of Default), will be applied by the BPIFAE Agent in payment to a supplier of such replacement asset or replacement Satellite, any long lead items, launch services, insurances or other costs directly arising in relation to such purchase or Launch in accordance with the terms and conditions agreed between the Borrower and the Supplier. Any excess in Net Cash Proceeds after taking into account such payments and costs shall be transferred to the Collection Account in accordance with the Accounts Agreement.

7.6	Mandatory Prepayments – Asset Dispositions

(a)	The Borrower shall prepay the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans (in the order set out in Clause 7.13 (Application of Mandatory Prepayments))

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in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Asset Disposition by the Borrower or any of its Subsidiaries.

(b)
Such prepayment shall be made within three (3) days after the date of receipt of the Net Cash Proceeds of any such transaction by the Borrower or any of its Subsidiaries, provided that, so long as no Default has occurred and is continuing, no prepayment shall be required pursuant to this Clause 7.6:

(i)
in connection with such Asset Dispositions yielding less than US$50,000 per disposal in Net Cash Proceeds (provided that any such disposal shall be deemed to include the Net Cash Proceeds from any related disposal or series of disposals), and in any event subject to an annual aggregate of US$200,000 and a total aggregate of US$1,000,000; or

(ii)	with respect to any such Net Cash Proceeds which are:

(A)
reinvested within six (6) Months after receipt of such Net Cash Proceeds by such person in replacement assets (useful to the Borrower and its Subsidiaries in the conduct of business in accordance with Clause 22.12 (Nature of Business)); or

(B)
committed (as evidenced by a contractual agreement for the purchase or acquisition of assets with a vendor of such assets) within six (6) Months after receipt of such Net Cash Proceeds by such person to be reinvested in the procurement or Launch of a Satellite or Satellites acquired or to be acquired pursuant to the then current Agreed Business Plan of the Borrower, provided further that the Borrower shall procure that all such Net Cash Proceeds referred to in this paragraph (b)(ii) shall, immediately upon receipt thereof by the Borrower, be paid into the Holding Account.

(c)
The Borrower irrevocably authorises the BPIFAE Agent to instruct the Offshore Account Bank to apply amounts credited to the Holding Account (to the extent not applied in accordance with sub-paragraphs (A) and (B) above) in prepayment of the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans.

(d)
Prior to any application of the Net Cash Proceeds in accordance with paragraphs (b)(ii)(A) and (B) above, the Borrower shall deliver to the BPIFAE Agent a certificate satisfactory in all respects to the BPIFAE Agent and signed by a Responsible Officer providing details of the intended use of such Net Cash Proceeds.

(e)	Any application of the Net Cash Proceeds in accordance with paragraphs (b)(ii)(A) and (B) above shall be made in a manner consistent with the then current Agreed Business Plan.

(f)
Solely for the purposes of this Clause 7.6, the term Asset Disposition shall exclude any Spectrum Sale and any disposal of inventory in the ordinary cause of trading (but shall include any disposal of obsolete, damaged, worn-out or surplus assets).

7.7	Mandatory Prepayment – BPIFAE Insurance Policy
If the credit insurance cover under the BPIFAE Insurance Policy is not in full force and effect for a reason not attributable to the Borrower, the BPIFAE Agent shall, by not less than thirty (30) days’ notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance

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Documents (including the Restructuring Fee and the BPIFAE 2013 Deferred Fee Premium) immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

7.8	Mandatory Prepayment – Cash Sweep following Spectrum Sale

(a)
The Borrower shall prepay the Restructuring Fee, the BPIFAE Additional Premium and/or the Loans (in the order set out in Clause 7.13 (Application of Mandatory Prepayments)) in an amount equal to one hundred per cent. (100%) of the aggregate Net Cash Proceeds from any Spectrum Sale.

(b)	Such prepayment shall be made within three (3) Business Days after receipt of the Net Cash Proceeds from any Spectrum Sale by the Borrower or such other member of the Group.

(c)	Any Liens held by the BPIFAE Agent in respect of any Spectrum which is the subject of a Spectrum Sale shall only be released upon the BPIFAE Agent being satisfied that:

(i)	all Net Cash Proceeds in respect of such Spectrum Sale have been applied in accordance with Clause 7.13 (Application of Mandatory Prepayments);

(ii)	no amount being prepaid is, or shall be, the subject of any clawback or restitution claim; and

(iii)	no Default is continuing (unless otherwise agreed by the BPIFAE Agent).

7.9	Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance

(a)	Subject to paragraph (b) below, in the case of:

(i)
any Debt Issuance (other than any Subordinated Indebtedness required pursuant to clause 5.1(a)(iv) and (v) (Payments to the Collection Account) of the Accounts Agreement to be paid to the Collection Account for onward transfer to either the Equity Proceeds Account or the Relevant Domestic Account (as the case may be) in accordance with the terms of the Accounts Agreement) occurring on or after the First Effective Date; or

(ii)	any Equity Issuance occurring on or after 1 January 2020,
any Net Cash Proceeds raised by the Borrower pursuant to any such Equity Issuance or any Debt Issuance (but excluding any Net Cash Proceeds raised pursuant to any Equity Commitments and the Excluded Purchase Agreement Amount) which exceed, in aggregate, an amount of US$145,000,000 shall be prepaid by the Borrower in accordance with the provisions of Clause 7.13 (Application of Mandatory Prepayments) in the following amounts in respect of any Net Cash Proceeds raised pursuant to any relevant:

(A)	Equity Issuance (including any Equity Linked Securities), in an amount equal to fifty per cent. (50%) of such Net Cash Proceeds; and

(B)	Debt Issuance, in an amount equal to seventy five per cent. (75%) of such Net Cash Proceeds.

(b)	On the first Business Day following 1 January 2020, any proceeds standing to the credit of the Equity Proceeds Account shall be prepaid by the Borrower:

(i)	either:

(A)	immediately; or

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(B)	in accordance with clause 6 (Holding Account) of the Accounts Agreement, as may be determined by the BPIFAE Agent (acting on the instructions of the Majority Lenders) at such time; and

(ii)
in accordance with the provisions of Clause 7.13 (Application of Mandatory Prepayments) (with, in the case of paragraph (b)(i)(B) above only, such prepayment being made on 30 June 2020, and in all other cases such prepayment being made immediately).

(c)	Any prepayment made in relation to paragraph (a) above shall be made:

(i)	in respect of any relevant Equity Issuance, within three (3) Business Days of the completion of such Equity Issuance; or

(ii)	in respect of any relevant Debt Issuance, simultaneously with the funding of such Debt Issuance.

7.10	Voluntary Cancellation
The Borrower may, if it:

(a)	gives the BPIFAE Agent not less than twenty (20) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; and

(b)
delivers to the BPIFAE Agent a certificate signed by a Responsible Officer demonstrating that the Borrower has sufficient funds to finance the Project to the satisfaction of the BPIFAE Agent after any such cancellation, cancel the whole or any part (being a minimum amount of US$1,000,000) of the Available Facility. Any cancellation under this Clause 7.10 shall reduce the Commitments of the Lenders in inverse order of maturity.

7.11	Voluntary Prepayment of the Loans

(a)
The Borrower may, if it gives the BPIFAE Agent not less than twenty (20) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loans (but, if in part, being an amount that reduces the amount of the Loans by a minimum amount of US$1,000,000). The Borrower may make a prepayment in accordance with this Clause 7.11 on a Repayment Date.

(b)
If such a prepayment is made on a day other than the last day of an Interest Period, the Borrower shall make that prepayment together with any Break Costs in accordance with Clause 10.5 (Break Costs), without premium or penalty.

(c)	The Loans may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero (0)).

(d)	Any prepayment under this Clause 7.11 shall be applied:

(i)	first, pro rata against the obligation of the Borrower to pay:

(A)	the Restructuring Fee (pursuant to the terms of the First Global Deed of Amendment and Restatement); and

(B)	the BPIFAE 2013 Deferred Fee Premium; and

(ii)	second:

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(A)	pro rata among the Facilities and within each Facility; and

(B)	in inverse order of maturity across the remaining scheduled repayments under each Facility.

7.12	Right of Repayment and Cancellation in relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 13.1 (Tax Gross‑up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.2 (Tax Indemnity) or Clause 14.1 (Increased Costs),
the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the BPIFAE Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero (0).

(c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.13	Application of Mandatory Prepayments
Other than in respect of any prepayment under Clause 7.1 (Illegality), all other mandatory prepayments under this Clause 7 (Prepayment and Cancellation) shall be applied:

(a)	first, pro rata against the obligation of the Borrower to pay:

(i)	the Restructuring Fee (pursuant to the terms of the First Global Deed of Amendment and Restatement); and

(ii)	the BPIFAE 2013 Deferred Fee Premium;

(b)	second, solely in the case of a prepayment pursuant to Clause 7.9(b) (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance):

(i)	pro rata among the Facilities and within each Facility; and

(ii)	in respect of the scheduled repayment due under each Facility on 30 June 2020; and

(c)	third:

(i)	pro rata among the Facilities and within each Facility; and

(ii)	in inverse order of maturity across the remaining scheduled repayments under each Facility.

7.14	Restrictions

(a)	Any notice of cancellation or prepayment given by the Borrower under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication

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appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of a Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the BPIFAE Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)
The Borrower shall promptly notify the BPIFAE Agent (but in any event no later than three (3) Business Days) of any payment pursuant to this Clause 7 (Prepayment and Cancellation), and the BPIFAE Agent shall promptly notify the Lenders (but in any event no later than five (5) Business Days) of the same.

8.	Interest

8.1	Calculation of Interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the:

(a)	Applicable Margin; and

(b)	LIBOR.

8.2	Payment of Interest
The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period.

8.3	Default Interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the BPIFAE Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the BPIFAE Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of Rates of Interest

(a)	The BPIFAE Agent shall within two (2) Business Days after a Quotation Day notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

(b)	The BPIFAE Agent shall within two (2) Business Days after a Quotation Day notify the Borrower of each Funding Rate relating to a Loan or any Unpaid Sum.

9.	Interest Periods

9.1	Interest Periods

(a)	The Interest Period for which any Loan is outstanding shall be divided into successive Interest Periods each of which shall start on the last day of the preceding such Interest Period.

(b)	The initial Interest Period for each Loan:

(i)
shall start on (and include) the Utilisation Date of such Loan and end on (but excluding) the last day of such Interest Period. Each subsequent Interest Period in respect of such Loan shall start on (and include) the last day of the previous Interest Period and end on (but exclude) the last day of the relevant Interest Period provided that, the Interest Period occurring prior to the First Repayment Date shall start (and include) on the last day of the previous Interest Period and end on (but excluding) the First Repayment Date; and

(ii)	after the first Utilisation shall start on (and include) the Utilisation Date of the relevant Loan and end on (but excluding) the last day of the current Interest Period for the first Utilisation.

9.2	Duration

(a)
The duration of each Interest Period shall, save as otherwise provided in this Agreement, be six (6) Months or such other period as the BPIFAE Agent may agree, provided that any Interest Period that would otherwise extend beyond a Repayment Date relating to any Loan shall be of such duration that it shall end on that Repayment Date.

(b)
Notwithstanding anything to the contrary in this Agreement, if the Interest Period falling immediately prior to the First Repayment Date would be shorter than ten (10) days (a “Relevant Interest Period”), then the Interest Period falling immediately prior to the Relevant Interest Period shall be extended so that it shall end on the First Repayment Date.

(c)	Each Interest Period commencing after the First Repayment Date shall end on the following Repayment Date.

(d)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

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9.3	Non‑Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation of Loans
If two (2) or more Interest Periods:

(a)	relate to Loans; and

(b)	end on the same date,
those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Changes to the Calculation of Interest

10.1	Unavailability of Screen Rate

(a)
Interpolated Screen Rate: If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Reference Bank Rate: If no Screen Rate is available for LIBOR for:

(i)	Dollars; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate, the applicable LIBOR shall be the Reference Bank Rate as of 11:00 a.m. (London time) on the Quotation Day for Dollars and for a period equal in length to the Interest Period of that Loan.

10.2	Absence of Quotations
Subject to Clause 10.3 (Market Disruption), if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by 11:00 a.m. (London time) on the Quotation Day, the Reference Bank Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

10.3	Market Disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)
the rate notified to the BPIFAE Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

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(b)	In this Agreement “Market Disruption Event” means:

(i)	if paragraph (b) of Clause 10.1 (Unavailability of Screen Rate) applies but no Reference Bank Rate is available for Dollars or the relevant Interest Period;

(ii)
at or about noon on the Quotation Day for the relevant Interest Period none or only one (1) of the Reference Banks supplies a rate to the BPIFAE Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(iii)
before close of business in London on the Quotation Day for the relevant Interest Period, the BPIFAE Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty per cent. (30%) of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

10.4	Alternative Basis of Interest or Funding

(a)
If a Market Disruption Event occurs and the BPIFAE Agent or the Borrower so requires, the BPIFAE Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	If a Market Disruption Event occurs and:

(i)	a Lender’s Funding Rate is less than LIBOR; or

(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) of Clause 10.3 (Market Disruption), the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a)(ii) of Clause 10.3 (Market Disruption), to be LIBOR.

10.5	Break Costs

(a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the BPIFAE Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	Fees

11.1	Commitment Fee

(a)
The Borrower shall pay to the BPIFAE Agent (for the account of each Lender) a fee computed at the rate of one point fifteen per cent. (1.15%) per annum on that Lender’s daily undrawn Available Commitment under:

(i)	Facility A for the Availability Period applicable to Facility A; and

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(ii)	Facility B for the Availability Period applicable to Facility B.

(b)	The accrued commitment fee is payable:

(i)	on the last day of each successive period of six (6) Months which ends during the Availability Period;

(ii)	on the last day of the Availability Period; and

(iii)	if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Up‑front Fee

(a)
The Borrower shall pay to the BPIFAE Agent (for the account of each Mandated Lead Arranger) an arrangement fee in an amount equal to two point eight per cent. (2.8%) of the aggregate principal amount of the Total Commitments as at the date of this Agreement (the “Up‑front Fee”).

(b)	The Up‑front Fee shall be due on the date of this Agreement and payable on the earlier of:

(i)	sixty (60) days from the date of this Agreement; and

(ii)	Financial Close.

11.3	BPIFAE Agent Fees

(a)
Subject to paragraph (b) below, the Borrower shall pay to the BPIFAE Agent (for its own account) an annual agency fee of US$50,000 (the “BPIFAE Agent Fee”), which must be paid annually in advance in accordance with paragraphs (b) and (c) below.

(b)	Notwithstanding paragraph (a) above, the BPIFAE Agent Fee for 2013 payable on the First Effective Date shall be an amount equal to US$35,000.

(c)	Each subsequent payment is payable on each anniversary of the First Effective Date for as long as any Commitment is in force or amount is outstanding under the Finance Documents.

11.4	Security Agent Fees

(a)
The Borrower shall pay to the Security Agent (for its own account) an annual agency fee of US$50,000 (the “Security Agent Fee”), which must be paid annually in advance in accordance with paragraphs (b) and (c) below.

(b)	Notwithstanding paragraph (a) above, the Security Agent Fee for:

(i)	2013 payable on the First Effective Date shall be an amount equal to US$20,000; and

(ii)	2015, payable in accordance with paragraph (c) below, shall be an amount equal to US$100,000.

(c)	Each subsequent payment is payable on each anniversary of the First Effective Date for as long as any Commitment is in force or amount is outstanding under the Finance Documents.

11.5	Restructuring Fee

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(a)
    Pursuant to clause 4.1 (Restructuring Fee) of the First Global Deed of Amendment and Restatement, the Borrower is required to pay to the BPIFAE Agent (for the account of each Lender pro rata to the proportion of each Lender’s Commitment) a restructuring fee in an amount equal to two point five per cent. (2.5%) of the Total Commitments as at the First Effective Date, being US$14,658,550 (the “Restructuring Fee”) which amount shall become due on the First Effective Date and shall be payable in accordance with paragraph (b) below.

(b)	Pursuant to clause 4.2 (Restructuring Fee Payment) of the First Global Deed of Amendment and Restatement, the Borrower has agreed to pay the Restructuring Fee on the following dates:

(i)	an amount equal to forty per cent. (40%) of the Restructuring Fee (being US$5,863,420) on or prior to the First Effective Date as a condition precedent to the occurrence thereof; and

(ii)
an amount equal to sixty per cent. (60%) of the Restructuring Fee (being US$8,795,130) on 30 June 2017 (or such earlier date as all principal, interest and other amounts outstanding under this Agreement have been repaid in full).

(c)
For the avoidance of doubt, the Restructuring Fee is payable in accordance with the First Global Deed of Amendment and Restatement and this Clause 11.5 does not create a separate obligation to pay such fee pursuant to this Agreement.

11.6	Non‑Refundable
Each of the fees set out in this Clause 11 (Fees) once paid are non‑refundable and non‑creditable against other fees payable in connection with the Project.

12.	BPIFAE Insurance Premia and BPIFAE 2013 Deferred Fee Insurance Premium

12.1	Payment by the Borrower

(a)
The Borrower shall bear the cost of the BPIFAE Insurance Premia and the BPIFAE 2013 Deferred Fee Premium payable in respect of, or in connection with, the BPIFAE Insurance Policy and shall pay all such amounts to the BPIFAE Agent (for the account of BPIFAE).

(b)
The BPIFAE Insurance Premia is due and payable in full to the BPIFAE Agent (for the account of BPIFAE) on the Utilisation Date for the first Utilisation and such amounts have been paid by the Borrower.

(c)	The BPIFAE 2013 Deferred Fee Premium is due to the BPIFAE Agent (for the account of BPIFAE) on the First Effective Date and shall be paid by the Borrower as follows:

(i)	US$8,000,000 shall be paid on the First Effective Date; and

(ii)	US$12,000,000 shall be paid on 30 June 2017,
(or, if earlier, in each case, the date on which the BPIFAE 2013 Deferred Fee Premium has been paid in full pursuant to any prepayments applied against such BPIFAE 2013 Deferred Fee Premium under the terms of this Agreement).

12.2	Financing with Proceeds of Loans

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(a)	Subject to all the other terms and conditions of this Agreement, the BPIFAE Insurance Premia shall be financed from the first Utilisation under the Facilities.

(b)
Loans made under a Facility on account of the BPIFAE Insurance Premia shall be included in the principal amount of a Facility and repaid to the BPIFAE Agent in accordance with the relevant provisions in this Agreement and the Borrower shall pay interest on such amount at the rates determined under, and in accordance with, Clause 8 (Interest) and repay such amount together with all other principal as stated in Clause 6.1 (Repayment).

(c)	For the avoidance of doubt, the BPIFAE 2013 Deferred Fee Premium shall not be financed by the proceeds of either Facility.

12.3	Borrower’s Payment Obligations

(a)
The Borrower acknowledges that the obligation to pay one hundred per cent. (100%) of the BPIFAE Insurance Premia and the BPIFAE 2013 Deferred Fee Premium as and when they arise is absolute and unconditional.

(b)
If the BPIFAE Insurance Premia due and payable is not financed or paid out of any Loans under this Agreement or if the undrawn amount under a Facility is not sufficient to finance one hundred per cent. (100%) of the BPIFAE Insurance Premia due to BPIFAE under the BPIFAE Insurance Policy, the Borrower shall pay directly to the BPIFAE Agent the amount of any such BPIFAE Insurance Premia not so financed or paid.

(c)
Subject to Clause 12.3(d) below, as of the date of this Agreement the premia due to BPIFAE in respect of the BPIFAE Insurance Premia shall be calculated at a rate estimated to be six point sixty eight per cent. (6.68%), and in an estimated amount being the aggregate of:

(i)	US$35,272,276 in respect of Facility A; and

(ii)	US$1,442,880 in respect of Facility B.

(d)	The BPIFAE Agent will only be notified of the actual amount of the BPIFAE Insurance Premia on the date of final issuance of each BPIFAE Insurance Policy.

(e)
Following receipt of each BPIFAE Insurance Policy, the BPIFAE Agent shall promptly notify the Borrower of the actual amount of the BPIFAE Insurance Premia. If the actual amount of the BPIFAE Insurance Premia is greater than the estimated amount set out in paragraph (c) above, the Borrower shall be obliged to make payment of the actual amount of the BPIFAE Insurance Premia. Accordingly, the estimated amount provided in Clauses 3.1(c) (Payment of the BPIFAE Insurance Premia) and 3.2(b) (Payment of the BPIFAE Insurance Premia) shall be automatically increased or reduced by the amounts required to ensure the payment of the premiums after adjustment by BPIFAE, which would result in an increase or reduction by a corresponding amount in the Total Commitments subject to available Commitments).

(f)	[Intentionally omitted]

(g)
Notwithstanding the above, a minimum premium being, as of the date of this Agreement, in an amount equal to the Dollar equivalent of €1,515 shall be paid to BPIFAE by the Borrower in respect of each BPIFAE Insurance Policy upon the execution of the relevant BPIFAE Insurance Policy. Such amounts shall remain the property of BPIFAE and are accordingly payable by the Borrower to BPIFAE in any event.

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(h)
Subject to paragraph (i) below, the Borrower shall not be entitled to claim any credit or reimbursement of the BPIFAE Insurance Premia or the BPIFAE 2013 Deferred Fee Premium, including in the event of a cancellation, an acceleration or a prepayment of any Loan under this Agreement.

(i)	Notwithstanding paragraph (h) above and subject to paragraph (j) below:

(i)	with respect to any partial cancellation of any undisbursed amount of a Facility; and/or

(ii)	immediately following the end of the Availability Period, where an Available Commitment remains outstanding, the Borrower shall be entitled to submit a request to the BPIFAE Agent for reimbursement of any proportionate amount of the BPIFAE Insurance Premia, in an amount up to one hundred per cent. (100%) of the total amount of the BPIFAE Insurance Premia, which relates to such cancelled amount of any undisbursed portion of a Facility and/or outstanding Available Commitment referred to in paragraphs (i)(i) and (ii) above, as the case may be, in each case such amount to be subject to the approval of the BPIFAE Agent. For the avoidance of doubt, this paragraph (i) does not apply to the BPIFAE 2013 Deferred Fee Premium.

(j)	No reimbursement of the BPIFAE Insurance Premia pursuant to paragraph (i) above shall be made by the BPIFAE Agent if:

(i)	a Default shall have occurred and be continuing; and

(ii)	the BPIFAE Agent has not received funds from BPIFAE in an amount equal to the BPIFAE Insurance Premia to be reimbursed.

(k)
Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that the Borrower has paid the BPIFAE Insurance Premia on or around Financial Close. This paragraph (k) does not apply to the BPIFAE 2013 Deferred Fee Premium.

13.	Tax gross‑up and Indemnities

13.1	Tax Gross‑up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the BPIFAE Agent accordingly. Similarly, a Lender shall notify the BPIFAE Agent on becoming so aware in respect of a payment payable to that Lender. If the BPIFAE Agent receives such notification from a Lender it shall notify the Borrower.

(c)
If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)
If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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(e)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the BPIFAE Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement:

(A)	in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant authority; or

(B)	in the circumstance of the Borrower; or

(ii)	the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(g)
Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any Withholding Forms as requested by the Borrower that may be necessary to establish an exemption from withholding of US federal income taxes.

13.2	Tax Indemnity

(a)
The Borrower shall (within three (3) Business Days of demand by the BPIFAE Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on a Finance Party:

(i)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.1 (Tax Gross‑up);

(B)
would have been compensated for by an increased payment under Clause 13.1 (Tax Gross‑up) but was not so compensated solely because one of the exclusions in paragraph (f) of Clause 13.1 (Tax Gross‑up) applied; or

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(C)	relates to a FATCA Deduction required to be made by a Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the BPIFAE Agent of the event which will give, or has given, rise to the claim, following which the BPIFAE Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 13.2, notify the BPIFAE Agent.

13.3	Tax Credit
If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after‑Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower provided that,

(i)	any Finance Party may determine, in its sole discretion consistent with the policies of such Finance Party, whether to seek a Tax Credit;

(ii)	if such Tax Credit is subsequently disallowed or reduced, the Borrower shall indemnify the Finance Party for such amount; and

(iii)	nothing in this Clause 13.3 shall require a Finance Party to disclose any confidential information to the Borrower (including, without limitation, its tax returns or its calculations).

13.4	Stamp Taxes
The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	Value Added Tax

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(c)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

13.6	Lender Status Confirmation
Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Assignment Agreement which it executes on becoming a Party, and for the benefit of the BPIFAE Agent and without liability to any Obligor, which of the following categories it falls in:
(a)    not a Qualifying Lender; or
(b)    a Qualifying Lender.
If a New Lender fails to indicate its status in accordance with this Clause 13.6 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the BPIFAE Agent which category applies (and the BPIFAE Agent, upon receipt of such notification, shall inform the Borrower). For the avoidance of doubt, a Transfer Certificate or Assignment Agreement shall not be invalidated by any failure of a Lender to comply with this Clause 13.6.

13.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)
    If a Party confirms to another Party pursuant to Clause 13.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party such Party shall be treated for the purposes of

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the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor, or where the BPIFAE Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the BPIFAE Agent, supply to the BPIFAE Agent:

(A)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(B)	any withholding statement and other documentation, authorisations and waivers as the BPIFAE Agent may require to certify or establish the status of such Lender under FATCA.
The BPIFAE Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The BPIFAE Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)
Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the BPIFAE Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the BPIFAE Agent in writing of its legal inability to do so. The BPIFAE Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The BPIFAE Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

13.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the BPIFAE Agent and the other Finance Parties.

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14.	Increased Costs

14.1	Increased Costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the BPIFAE Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)
the implementation or application of or compliance with (including any change in the interpretation, administration or application of) the Bank for International Settlements’ recommendations on banking laws and regulations published by the Bank for International Settlements on 16 December 2010 in the form of the consultative documents entitled “A global regulatory framework for more resilient banks and banking systems” and “International Framework for Liquidity Risk Measurement, Standards and Monitoring” (collectively, commonly referred to as “Basel III”) or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) (“Basel III”).

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)
For the purposes of this Clause 14 (Increased Costs), any regulation imposed by the European Central Bank, the Financial Conduct Authority or the Prudential Regulation Authority in effect as of the First Effective Date with respect to fees and costs payable by banks similar to those customarily considered to be “Mandatory Costs” shall be deemed to be an Applicable Law made after the First Effective Date.

14.2	Increased Cost Claims

(a)
Subject to paragraphs (c) below, a Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the BPIFAE Agent of the event giving rise to the claim, following which the BPIFAE Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the BPIFAE Agent, provide a certificate confirming the amount of its Increased Costs.

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(c)
A Finance Party intending to make a claim in relation to Mandatory Costs as contemplated by Clause 14.1(c) (Increased Costs) shall notify (with a copy to the BPIFAE Agent) the Borrower of its claim in respect of such Mandatory Costs.

14.3	Exceptions
Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)
compensated for by Clause 13.2 (Tax Indemnity) (or would have been compensated for under Clause 13.2 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.2 (Tax Indemnity) applied);

(c)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(d)	attributable to a FATCA Deduction required to be made by a Party.

15.	Other Indemnities

15.1	Currency Indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against an Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities
The Borrower shall, within five (5) Business Days of demand, indemnify each Finance Party (and its Affiliates) against any cost, loss or liability incurred by that Finance Party (or Affiliate) as a result of:

(a)	the occurrence of any Event of Default;

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(b)
a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone);

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower; or

(e)	the breach by the Borrower or any member of the Group of any applicable Environmental Laws or Environmental Permits. Any Affiliate of a Finance Party may rely on this Clause 15.2(e).

15.3	Indemnity to the BPIFAE Agent
The Borrower shall promptly indemnify the BPIFAE Agent against any cost, loss or liability incurred by the BPIFAE Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.4	Indemnity to the Security Agent

(a)	The Borrower shall promptly indemnify the Security Agent against any cost, loss or liability incurred by the Security Agent as a result of:

(i)	the protection or enforcement of a Lien expressed to be created under a Security Document; or

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in it by the Finance Documents or by law.

(b)
The Security Agent may, in priority to any payment to other Finance Parties, indemnify itself out of the assets subject to a Lien expressed to be created under the Security Documents in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4.

16.	Mitigation by the Lenders

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross‑up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

16.2	Limitation of Liability

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(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	Costs and Expenses

17.1	Transaction Expenses
The Borrower shall promptly on demand pay the BPIFAE Agent, the Security Agent and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment Costs
If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 31.10 (Change of Currency), the Borrower shall, within three (3) Business Days of demand, reimburse the BPIFAE Agent and the Security Agent for the amount of all costs and expenses (including legal fees) incurred by the BPIFAE Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement Costs
The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

17.4	Security Agent Expenses
The Borrower shall, within three (3) Business Days of demand, pay to the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the release of any Lien created pursuant to any Security Document.

17.5	Financial Advisory Appointment
The Borrower shall, within three (3) Business Days of demand, pay to the BPIFAE Agent all fees and expenses payable in connection with the appointment by the BPIFAE Agent of FTI, Consulting, Inc., (or such other financial advisor acceptable to the BPIFAE Agent (acting on the instructions of the Majority Lenders)):

(a)
on and from the First Effective Date (for so long as shall be required in order to complete any reports required in connection with the financial year ending 2013), at agreed hourly rates, for the purposes of monitoring the Group’s business and results of operations; and

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(b)	at any time following 31 December 2013 at agreed hourly rates if:

(i)
an Event of Default as set out in Clauses 23.1 (Non-Payment), 23.2 (Financial Covenants), 23.5 (Cross Default), 23.6 (Insolvency), 23.7 (Insolvency Proceedings) or 23.8 (Creditor’s Process) has occurred;

(ii)	the Finance Parties receive any request from the Borrower to adjust, or a Lender or BPIFAE requires any adjustment of, the financial covenants as set out in Clause 20 (Financial Covenants);

(iii)	a new business plan is provided to replace the Agreed Business Plan; or

(iv)	the Borrower (acting reasonably) agrees to any request for such appointment from the BPIFAE Agent.

18.	Representations
Subject to the disclosures made by the Borrower set out in Schedule 24 (Disclosures), the Borrower makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the Third Effective Date.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing (and to the extent applicable, in good standing) under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding Obligations
Subject to the Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)
(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.3	Non‑Conflict with other Obligations
The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the security interests contemplated by the Security Documents do not and will not conflict with:

(a)	any Applicable Law;

(b)	the constitutional documents of any member of the Group; or

(c)
any agreement or instrument binding upon it or any member of the Group or any of its, or any member of the Group’s, assets or constitute a default or termination event (however described) under any such agreement or instrument, where such conflict would have or is reasonably likely to have a Material Adverse Effect.

18.4	Power and Authority

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(a)
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

18.5	No Proceedings Pending or Threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is not frivolous, vexatious or otherwise an abuse of court process, and which, if adversely determined, could reasonably have a Material Adverse Effect (to the best of its knowledge and belief) have been started against it or any of its Subsidiaries.

18.6	Authorisations

(a)	Each of the Borrower and its Subsidiaries has all material Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

(b)	Each of the Borrower and its Subsidiaries:

(i)
has all Authorisations required for it to conduct its business as currently conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding;

(ii)	is in compliance with each Authorisation applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties; and

(iii)
has filed in a timely manner all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case where the failure to have done so, comply or file could not reasonably be expected to have a Material Adverse Effect.

18.7	Intellectual Property Matters

(a)
Each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licences, copyrights, copyright applications, patents, patent rights or licences, patent applications, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business as currently conducted (the “Intellectual Property”).

(b)
No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and, to the Borrower’s knowledge, neither the Borrower nor any Subsidiary thereof is liable to any person for

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infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect.

18.8	Environmental Matters

(a)
The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which:

(i)	constitute or constituted an unremediated violation of applicable Environmental Laws and Environmental Permits; or

(ii)	could give rise to a material liability under applicable Environmental Laws and Environmental Permits.

(b)
To the knowledge of the Borrower and its Subsidiaries, the Borrower, each of its Subsidiaries and such properties and all operations conducted in connection therewith are in compliance, and, at all such times when such properties have been owned or operated by the Borrower or any of its Subsidiaries have been in compliance, with all applicable Environmental Laws and Environmental Permits, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or materially impair the fair saleable value thereof.

(c)
Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non‑compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or Environmental Permits, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)
To the knowledge of the Borrower and its Subsidiaries, Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws or Environmental Permits, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws.

(e)
No judicial proceedings or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law or Environmental Permits to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, that could reasonably be expected to have a Material Adverse Effect.

(f)
There has been no release, nor to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws or Environmental Permits that could reasonably be expected to have a Material Adverse Effect.

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(g)
There are no facts, circumstances or conditions relating to the past or present business or operations of the Borrower or any Subsidiary, including the disposal of any wastes, Hazardous Material or other materials, or to the past or present ownership or use of any real property by the Borrower or any Subsidiary, that could reasonably be expected to give rise to an Environmental Claim against or to liability (other than in an immaterial respect) of any Borrower or any Subsidiary under any Environmental Laws or Environmental Permits.

18.9	ERISA

(a)
As of the date of this Agreement, neither an Obligor nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified in Schedule 9 (ERISA Plans).

(b)
Each Employee Benefit Plan is in compliance in form and operation with its terms and with ERISA and the Code (including Code provisions compliance with which is necessary for any intended favourable tax treatment) and all other Applicable Laws, except where any failure to comply would not, individually or in the aggregate, reasonably be expected to result in any material liability of any Obligor or ERISA Affiliate.

(c)
Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined by the Internal Revenue Service to be exempt under Section 501(a) of the Code, taking into account all applicable tax law changes, and nothing has occurred since the date of each such determination that would reasonably be expected to adversely affect such determination (or, in the case of an Employee Benefit Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favourable determination by the Internal Revenue Service or otherwise materially adversely affect such qualification).

(d)
No liability has been incurred by any Obligor or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not, individually or in the aggregate, reasonably be expected to result in a material liability of such Obligor or ERISA Affiliate.

(e)
Except where the failure of any of the following representations to be correct in all material respects would not, individually or in the aggregate, reasonably be expected to result in a material liability of any Obligor or any ERISA Affiliate, no Obligor or any ERISA Affiliate has:

(i)	engaged in a non‑exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code;

(ii)
incurred any liability to the PBGC which remains outstanding, or reasonably expects to incur any such liability other than the payment of premiums and there are no premium payments which are within the applicable time limits prescribed by Applicable Law, due and unpaid;

(iii)	failed to make a required contribution or payment to a Multiemployer Plan within the applicable time limits prescribed by Applicable Law; or

(iv)	failed to make a required instalment or other required payment under Section 412 of the Code or Section 302 of ERISA.

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(f)
No ERISA Termination Event, which individually or in the aggregate would reasonably be expected to result in a material liability of any Obligor or ERISA Affiliate has occurred or is reasonably expected to occur.

(g)
Except where the failure of any of the following representations to be correct in all material respects would not, individually or in the aggregate, reasonably be expected to result in a material liability of any Obligor or any ERISA Affiliate, no proceeding, claim (other than a benefits claim in the ordinary course), lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any:

(i)	employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to any Obligor or any ERISA Affiliate;

(ii)	Pension Plan; or

(iii)	Multiemployer Plan.

(h)
There exists no Unfunded Pension Liability with respect to any Pension Plan, except for any such Unfunded Pension Liability that individually or together with any other positive Unfunded Pension Liabilities with respect to any Pension Plans, is not reasonably expected to result in a material liability of any Obligor or ERISA Affiliate.

(i)
If each Obligor and each ERISA Affiliate were to withdraw in a complete withdrawal from all Multiemployer Plans as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a material liability of any Obligor or ERISA Affiliate.

(j)
No Pension Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. No Obligor or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Pension Plan subject to Section 4064(a) of ERISA to which it made contributions. No Lien imposed under the Code or ERISA on the assets of any Obligor or any ERISA Affiliate exists or is likely to arise on account of any Pension Plan. No Obligor or ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

18.10	Margin Stock

(a)
Neither the Borrower nor any Subsidiary of it is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).

(b)
No part of the proceeds of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

18.11	Government Regulation
Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary is, or after giving effect to any Utilisation will be, subject to regulation under the Interstate Commerce Act, as amended,

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or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated under this Agreement.

18.12	Material Contracts

(a)	Schedule 12 (Material Contracts) contains a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Third Effective Date.

(b)
Other than as set out in Schedule 12 (Material Contracts), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Finance Documents will be, in full force and effect in accordance with the terms thereof.

(c)
The Borrower and its Subsidiaries have delivered to the BPIFAE Agent a true and complete copy of each Material Contract required to be listed on Schedule 12 (Material Contracts) (including all amendments with respect thereto).

(d)	Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

18.13	Employee Relations

(a)
Each of the Borrower and its Subsidiaries has a work force in place adequate to conduct its business as currently conducted and is not, as of the date of this Agreement, party to any collective bargaining agreement nor has any labour union been recognised as the representative of its employees except as set out in Schedule 13 (Labour and Collective Bargaining Agreements).

(b)
The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labour disputes involving its employees or those of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

18.14	Burdensome Provisions
No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Finance Documents or Applicable Law.

18.15	Financial Statements

(a)
The audited and unaudited financial statements most recently delivered pursuant to Clause 19 (Information Undertakings) are complete and correct and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods that ended (other than the absence of footnotes and customary year‑end adjustments for unaudited financial statements).

(b)	All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.

(c)
Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof, including material liabilities for taxes, material commitments, and Financial Indebtedness, in each case, to the extent required to be disclosed under GAAP.

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18.16	No Material Adverse Change
Since 10 May 2013, there has been no material adverse change in the properties, business, operations, prospects or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

18.17	Solvency
As of the Third Effective Date and after giving effect to each Loan, each Obligor (other than Globalstar Leasing LLC) will be Solvent.

18.18	Titles to Properties
Each of the Borrower and its Subsidiaries has such title to the real property owned or leased by it as necessary to the conduct of its business as currently conducted and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the most recently delivered Consolidated balance sheets of the Borrower and its Subsidiaries delivered pursuant to Clause 19 (Information Undertakings), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to the dates of such balance sheets which dispositions have been in the ordinary course of trading or as otherwise expressly permitted under this Agreement.

18.19	Insurance
The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as required by this Agreement.

18.20	Liens
From Financial Close:

(a)	none of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens; and

(b)
neither the Borrower nor any Subsidiary thereof has signed any financing statement or any security agreement authorising any secured party thereunder to file any financing statements, except to perfect Permitted Liens.

18.21	Financial Indebtedness and Guarantee Obligations

(a)
Schedule 14 (Financial Indebtedness and Guarantee Obligations) is a complete and correct listing of all Financial Indebtedness of the Borrower and its Subsidiaries as of the Third Effective Date in excess of US$1,000,000.

(b)
As of the Third Effective Date, the amount of all Financial Indebtedness of the Borrower and its Subsidiaries (and not set out in Schedule 14 (Financial Indebtedness and Guarantee Obligations)) is no greater than US$1,000,000.

(c)
The Borrower and its Subsidiaries have performed and are in compliance with all of the material terms of such Financial Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or any of its Subsidiaries exists with respect to any such Financial Indebtedness.

18.22	Communication Licences

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(a)
Schedule 15 (Communication Licences) accurately and completely lists, as of the Third Effective Date, for the Borrower and each of its Subsidiaries, all Material Communications Licences (and the expiration dates thereof) granted or assigned to the Borrower or any Subsidiary, including, without limitation for:

(i)
each Satellite owned by the Borrower or any of its Subsidiaries, all space station licences or authorisations, including placement on the FCC’s “Permitted Space Station List” for operation of Satellites with C‑band links issued or granted by the FCC or the ANFR to the Borrower or any of its Subsidiaries; and

(ii)	for each Earth Station of the Borrower and its Subsidiaries.

(b)
The Communications Licences set out in Schedule 15 (Communication Licences) include all material authorisations, licences and permits issued by the FCC, the ANFR or any other Governmental Authority that are required or necessary for the operation and the conduct of the business of the Borrower and its Subsidiaries, as conducted as of the Third Effective Date.

(c)	Each Communications Licence is expected to be renewed and the Borrower knows of no reason why such Communications Licence would not be renewed.

(d)
The Borrower and its Subsidiaries have filed all material applications with the FCC or the ANFR necessary for the Launch and operation of the Borrower’s second‑generation satellite constellation and the Borrower is not aware of any reason why such applications should not be granted.

(e)	Each Communications Licence set out in Schedule 15 (Communication Licences) is issued in the name of the Subsidiary indicated on such schedule.

(f)	Each Material Communications Licence is in full force and effect.

(g)
The Borrower has no knowledge of any condition imposed by the FCC, the ANFR or any other Governmental Authority as part of any Communications Licence which is neither set forth on the face thereof as issued by the FCC, the ANFR or any other Governmental Authority nor contained in the rules and regulations of the FCC, the ANFR or any other Governmental Authority applicable generally to telecommunications activities of the type, nature, class or location of the activities in question.

(h)
Each applicable location of the Borrower or any of its Subsidiaries has been and is being operated in all material respects in accordance with the terms and conditions of the Communications Licence applicable to it and Applicable Law, including but not limited to the Communications Act and the rules and regulations issues thereunder.

(i)
No proceedings are pending or, to the Borrower’s knowledge are, threatened which may result in the loss, revocation, modification, non‑renewal, suspension or termination of any Communications Licence, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC, the ANFR or any other Governmental Authority with respect to any operations of the Borrower and its Subsidiaries, which in any case could reasonably be expected to have a Material Adverse Effect.

18.23	Satellites

(a)	All Satellites are owned by the Borrower or a Subsidiary that is an Obligor.

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(b)
Schedule 16 (Satellites) accurately and completely lists as of the Third Effective Date, the flight model number of each of the Satellites owned by the Borrower and its Subsidiaries, and for each Satellite whether it is operational in‑orbit or spare in‑orbit.

18.24	Permitted Peruvian Acquisition

(a)	The Acquisition Document contains all the terms of the Permitted Peruvian Acquisition.

(b)	Peruvian TargetCo has no material liabilities and has not engaged in any business operations prior to the date of the Acquisition Document.

18.25	Pari Passu Ranking
Each Obligor’s payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.26	Anti-bribery, Anti-corruption and Anti-money Laundering
None of the Obligors nor any of their Subsidiaries, directors or officers, or, to the best knowledge of each Obligor, any affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules that are applicable to it in any applicable jurisdiction and each Obligor has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

18.27	Sanctions
None of the Obligors, any of their Subsidiaries, directors or officers, or, to the best knowledge of each Obligor, any affiliate, agent or employee each Obligor, is an individual or entity (a “Person”), that is, or is owned or controlled by Persons that are:

(a)	the target of any Sanctions (a “Sanctioned Person”); or

(b)
located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory (a “Sanctioned Country”).

18.28	Governing Law and Enforcement

(a)	Subject to the Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)
Subject to the Reservations, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.29	No Filing or Stamp Taxes
Under:

(a)	the laws of the Borrower’s or any of its Subsidiaries’ jurisdiction of incorporation; and

(b)	the federal laws of the United States,

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it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than:

(i)
delivery of proper financing statements (Form UCC‑1 or such other financing statements or similar notices as shall be required by Applicable Law) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect a Lien purported to be created by a Security Document; and

(ii)	any recording with the United States Patent and Trademark Office and/or Copyright Office to perfect the Liens on intellectual property created by the Collateral Agreement, which registrations, filings and fees will be made and paid promptly after the date of the relevant Finance Document.

18.30	Deduction of Tax
It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.31	No Default

(a)
No Event of Default and, on the Third Effective Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under the Transaction Documents, which has not been waived by the relevant parties hereto.

(c)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.32	No Misleading Information

(a)
All factual information provided in writing by it to the Lenders was true, complete and accurate in all material respects to the best of its knowledge and belief as at the date it was provided or as at the date (if any) at which it is stated.

(b)
All financial projections provided by it have been prepared on the basis of recent historical information and on the basis of reasonable assumptions (in the case of projections made by third parties, to the best of its knowledge and belief).

(c)
To the best of its knowledge and belief, no material information has been given or withheld by it that results in any information provided to the Lenders by it being incomplete, untrue or misleading in any material respect.

18.33	Group Structure Chart

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The Group Structure Chart set out at Schedule 23 (Group Structure Chart) is true, complete and accurate in all material respects.

18.34	No Immunity
None of the members of the Group or any of their assets is entitled to immunity from suit, execution, attachment or other legal process.

18.35	Tax Returns and Payments

(a)
Each of the Borrower and its Subsidiaries has timely filed with the appropriate taxing authority, all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and/or any of its Subsidiaries.

(b)	The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries as a whole for the periods covered thereby.

(c)
The Borrower and each of its Subsidiaries have paid all taxes payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(d)
There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)
Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Borrower or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

18.36	Commercial Contracts
As of the Third Effective Date, the Borrower has not exercised the “Optional Launches” (as such term is defined in the Launch Services Contract) pursuant to the Launch Services Contract.

18.37	Notes and First Terrapin Purchase Agreement

(a)	All obligations owed to the holders of the 8% Old Notes or the 5% Notes:

(i)	are, subject to the Reservations, the legal, valid, binding and enforceable obligations of the Borrower; and

(ii)
are and shall remain fully subordinated to the repayment in full of the indebtedness under this Agreement on the terms set out in the relevant documentation (irrespective of whether the maturity date of the relevant notes has occurred and irrespective of whether the Final Maturity Date is amended from time to time) and such obligations have not been terminated or otherwise cancelled by the relevant holders of such notes.

(b)	The obligations of the Borrower and Terrapin under the First Terrapin Purchase Agreement:

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(i)	are, subject to the Reservations, the legal, valid, binding and enforceable obligations of the Borrower, and, to the best of the Borrower’s knowledge, Terrapin; and

(ii)	have not been repudiated, terminated or otherwise cancelled by the Borrower or Terrapin and there is no breach thereunder by either party thereto.

(c)
The Borrower represents that, to the best of its knowledge, the amount of notes held by each of the Borrower, Thermo, any Subsidiary Guarantor and James Monroe III in respect of the 8% Old Notes and the 5% Notes has not changed since the date of the First Global Deed of Amendment and Restatement, and that no such party has entered into any written agreement, side letter, undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 8% Old Notes or the 5% Notes since the date of the First Global Deed of Amendment and Restatement.

18.38	Repetition

(a)	The Repeating Representations are made by the Borrower by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request;

(ii)	each Utilisation Date; and

(iii)	the first day of each Interest Period.

(b)
The representation in Clause 18.32 (No Misleading Information) shall be deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on each date any information is delivered to the BPIFAE Agent pursuant to Clause 19.3 (Annual Business Plan and Financial Projections), Clause 19.5(d) (Other Reports) and Clause 19.14 (Spectrum Plan).

19.	Information Undertakings
The undertakings in this Clause 19 (Information Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower will furnish, or cause to be furnished, to the BPIFAE Agent the information required by this Clause 19 (Information Undertakings) in sufficient copies for all the Lenders.

19.1	Quarterly Financial Statements

(a)
As soon as practicable and in any event within forty five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year (and in the case of paragraph (v) only, after the end of each fiscal quarter of each Fiscal Year) (or, if the date of any required public filing is earlier, no later than the date that is the fifth Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date):

(i)	Form 10‑Q;

(ii)	an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter;

(iii)	the notes (if any) relating to any of the financial statements delivered under this Clause 19.1;

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(iv)	unaudited Consolidated statements of income, retained earnings and cash flows;

(v)	a report with respect to the Borrower’s key performance indicators in substantially the same form as Schedule 19 (Key Performance Indicators); and

(vi)	a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments.

(b)
Upon request by the BPIFAE Agent and at the cost of the Borrower, the Borrower shall procure that the Group’s management shall meet in person or by telephone (as the Lenders shall require) with the Lenders on a quarterly basis in order to discuss key strategic, operational, Capital Expenditure, market pricing, customer, distributor and regulatory issues.

19.2	Annual Financial Statements

(a)
As soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year (or, if the date of any required public filing is earlier, the date that is no later than the fifth Business Day immediately following the date of any required public filing thereof after giving effect to any extensions granted with respect to such date):

(i)	Form 10‑K;

(ii)	an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year;

(iii)	the notes (if any) relating to any of the financial statements delivered under this Clause 19.2;

(iv)	audited Consolidated statements of income, retained earnings and cash flows; and

(v)	a report containing management’s discussion and analysis of such financial statements for the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.

(b)
Such annual financial statements shall be audited by the independent certified public accounting firm separately notified to the BPIFAE Agent prior to the date of this Agreement or such other firm notified to the BPIFAE Agent (and acceptable to the BPIFAE Agent), and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the

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Borrower or any of its Subsidiaries or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

19.3	Annual Business Plan and Financial Projections

(a)
As soon as practicable and in any event no later than 31 March in any calendar year, a draft updated business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters (“Draft Business Plan”), such Draft Business Plan to be in substantially the same form as the Agreed Business Plan delivered to the BPIFAE Agent on or prior to the First Effective Date and prepared, to the extent applicable, in accordance with GAAP and to include, on a quarterly basis, the following:

(i)	information relating to the amounts outstanding under the Convertible Notes;

(ii)	an operating and capital budget in respect of the next three (3) succeeding Fiscal Years;

(iii)	a projected income statement;

(iv)
a statement of cash flows on a three (3) year projected basis (including, calculations (in reasonable detail) demonstrating compliance with each of the financial covenants set out in Clause 20 (Financial Covenants)) and balance sheet; and

(v)	a report setting forth management’s operating and financial assumptions underlying such projections.

(b)	The BPIFAE Agent shall no later than twenty (20) Business Days after receipt of the Draft Business Plan provide to the Borrower:

(i)	any comments and/or proposed amendments to the Draft Business Plan; or

(ii)	a confirmation that the Draft Business Plan is the Agreed Business Plan.

(c)
Subject to paragraph (e) below, in the case of paragraph (b)(i) above, the Borrower shall, in good faith, consider any such comments and/or proposed amendments to the Draft Business Plan and, within five (5) Business Days, confirm to the BPIFAE Agent whether or not the comments and/or amendments proposed by the BPIFAE Agent have been accepted by the Borrower. If such comments and/or proposed amendments are:

(i)	agreed by the Borrower, the Draft Business Plan shall constitute the then current Agreed Business Plan; and

(ii)
not agreed by the Borrower, then the Borrower, the Lenders and, to the extent applicable, any Financial Advisor, shall consult, for a period not exceeding five (5) Business Days (the “Consultation Period”), in good faith in order to agree the Draft Business Plan.

(d)
Subject to paragraph (e) below, in the case of paragraph (c)(ii) above, following the end of the Consultation Period the Draft Business Plan agreed to by the Borrower shall constitute the then current Agreed Business Plan.

(e)	Any:

(i)	projections contained in the Draft Business Plan and referred to in the definition of “Adjusted Consolidated EBITDA”;

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(ii)	level of Permitted Vendor Indebtedness and cash paying Subordinated Indebtedness referred to in Clause 20.5 (Net Debt to Adjusted Consolidated EBITDA) and contained in the Draft Business Plan;

(iii)
material known contingent liability related to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes referred to in Clause 23.13(b) (Litigation) contemplated by the Draft Business Plan; and

(iv)
change in a Draft Business Plan to the amount of Financial Indebtedness that may be incurred by the Borrower in connection with cash paying Subordinated Indebtedness above the amounts set out in the Agreed Business Plan delivered on or prior to the First Effective Date, must be satisfactory in all respects to the BPIFAE Agent. Notwithstanding the foregoing, if following the end of the Consultation Period the Borrower and the BPIFAE Agent are unable to agree on any of the items in the Draft Business Plan referred to in this paragraph (e) then the matter shall be referred to a Financial Advisor in accordance with paragraph (f).

(f)	If a dispute exists pursuant to paragraph (e) above then the outstanding issue will be resolved by the Financial Advisor which shall:

(i)	act as an expert and not as an arbitrator; and

(ii)	be required to determine the matter referred to them within fifteen (15) Business Days of the referral having been made.

(g)
Upon the decision of a Financial Advisor, the Draft Business Plan shall be updated by the Borrower to reflect such determination, and the revised Draft Business Plan shall constitute the Agreed Business Plan.

(h)
Following the Draft Business Plan becoming the Agreed Business Plan, the Borrower shall deliver promptly to the BPIFAE Agent the Agreed Business Plan accompanied by a certificate from a Responsible Officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are estimates made in good faith (based on reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) fiscal quarter period and in relation to the operating and capital budget, in respect of the next three (3) succeeding Fiscal Years.

19.4	Compliance Certificate
At each time:

(a)	financial statements are delivered pursuant to Clause 19.1 (Quarterly Financial Statements) or Clause 19.2 (Annual Financial Statements);

(b)	the information and other documentation is delivered pursuant to Clause 19.3(h) (Annual Business Plan and Financial Projections); and

(c)	at such other times as the BPIFAE Agent shall reasonably request, a Compliance Certificate signed by a Responsible Officer and, solely in the case of paragraph (a) above, accompanied by a report from the auditors of the Borrower in substantially the form set out in Schedule 32 (Form of Auditors Report) or such other form as shall be acceptable to the BPIFAE Agent, confirming compliance by the Borrower with each of the financial covenants

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set out in Clause 20 (Financial Covenants) together with, for the fiscal period covered by such financial statements or information (as the case may be):

(i)	an Adjusted Consolidated EBITDA Reconciliation;

(ii)	a reconciliation of the Excess Cash Flow;

(iii)	details of all Spectrum Cash Flow and Spectrum Sales;

(iv)
details of all relevant amounts for the purposes of the calculation of the cash sweeps set out in Clauses 7.3 (Mandatory Prepayment – Cash Sweep of Spectrum Cash Flow), 7.4 (Mandatory Prepayment – Excess Cash Flow) 7.8 (Mandatory Prepayment – Cash Sweep Following Spectrum Sale) and 7.9 (Mandatory Prepayment – Cash Sweep Following Equity Issuance and Debt Issuance); and

(v)	details of the shareholders of record of the Borrower.

19.5	Other Reports

(a)
Upon request by the BPIFAE Agent, copies of all relevant public documents required by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto.

(b)
As soon as practicable and in any event no later than 31 March in any calendar year, and at any time upon the reasonable request of the BPIFAE Agent, a Satellite health report prepared by the Borrower and certified by a Responsible Officer setting forth the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and including such information with respect to the projected solar array life based on the total Satellite power requirements, projected battery life based on total Satellite power requirements, projected Satellite life, information concerning the availability of spare Satellites and such other information pertinent to the operation of such Satellite as the BPIFAE Agent may reasonably request, it being understood that to the extent that any such Satellite health report contains any forward looking statements, estimates or projections, such statements, estimates or projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and no assurance can be given that such forward looking statements, estimates or projections will be realised, provided that nothing in this paragraph (b) shall require the Borrower to deliver any information to any Lender to the extent delivery of such information is restricted by applicable law or regulation.

(c)	No less than quarterly, a Satellite health report prepared by the Borrower and certified by a Responsible Officer including the following:

(i)
details of the operational status of each Satellite (other than Satellites yet to be launched) based on reasonable assumptions of the Borrower made in good faith and in substantially the same form contained in Schedule 30 (Form of Quarterly Health Report); and

(ii)	a letter providing details of any material or unusual events that have occurred with respect to the Satellites since the delivery to the BPIFAE Agent of the last quarterly report.

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(d)
No later than the last day of each Month, a report prepared by the Borrower and certified by a Responsible Officer with respect to the business of the Group including (but not limited to) details of the following matters:

(i)	network service levels;

(ii)	the status of all material processes and negotiations with the FCC and/or ANFR (as the case may be) relating to terrestrial Authorisations;

(iii)
any Asset Dispositions (but excluding any Spectrum Sale and any disposal of inventory in the ordinary course of trading (but including any disposal of obsolete, damaged, worn-out or surplus assets)) from the previous month;

(iv)
an update to the then applicable Spectrum Plan including any Spectrum Sale or proposed monetisation of the Group’s Spectrum rights (including an update and commentary on any relevant process and any key events that have either occurred or are scheduled to occur) together with updated detail on any Spectrum expenditure (both Capital Expenditure and Operating Expenditure) incurred to date, or forecast to be incurred, including a reconciliation of such expenditure against the then applicable Spectrum Plan and compliance with Clause 22.19 (Expenditure on Group Spectrum Rights);

(v)	any Equity Issuances, any Debt Issuances or any issuances of Subordinated Indebtedness;

(vi)	any update on the status of any negotiations with the Supplier in connection with any material dispute between the Borrower and the Supplier;

(vii)	any planned new gateway or Earth Station developments;

(viii)	further material expansion into the Latin American market;

(ix)	updates with respect to any material new products;

(x)	compliance with the Agreed Business Plan (as updated on an annual basis in accordance with Clause 19.3 (Annual Business Plan and Financial Projections));

(xi)	any Material Contract that the Borrower has entered into (together with a copy thereof);

(xii)	progress reports in respect of the Hughes and Ericsson ground station upgrades;

(xiii)
prior to 30 September 2017, an update as to the status of the 2017 Equity Raise and the identity of any potential Acceptable Strategic Partners (including an update and commentary on any relevant process and any key events that have either occurred or are scheduled to occur);

(xiv)
a confirmation as at the date of the Monthly Report of the Group’s cash account balance (including a confirmation of the amounts standing to the credit of the Relevant Domestic Account and each Project Account); and

(xv)
any other matters or events which are likely to have a material effect (positive or negative) on the Group’s operations, prospects and results of operations provided that a failure to report on a matter pursuant to this paragraph (d)(xv) shall not constitute an Event of Default if such failure does not have, or could not reasonably be expected to have, a Material Adverse Effect,

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(the “Monthly Report”).

(e)
Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the BPIFAE Agent or any Lender may reasonably request, including, to the extent not already provided, delivery by the Borrower of certified copies of all agreements, instruments, filings and other documents necessary, or otherwise reasonably requested by the BPIFAE Agent, in order to effect the Equity Commitments in accordance with the provisions of the First Global Deed of Amendment and Restatement, the Second Global Amendment and Restatement Agreement or the Third Global Amendment and Restatement Agreement, as applicable.

19.6	Notice of Litigation and Other Matters
Promptly (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of:

(a)	all documents dispatched by the Borrower to all of its stockholders (or any class thereof) or its creditors generally at the same time as they are dispatched;

(b)
the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Effect;

(c)	any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation:

(i)
any notice of violation of any Environmental Law and the details of any environmental claim, litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group; and

(ii)	any other notice of violation which in each case could reasonably be expected to have a Material Adverse Effect;

(d)
any labour controversy that has resulted in a strike or other work action against the Borrower or any Subsidiary thereof which in each case could reasonably be expected to have a Material Adverse Effect;

(e)	any attachment, judgment, lien, levy or order exceeding US$1,000,000 that has been assessed against the Borrower or any Subsidiary thereof;

(f)	any claim for force majeure (howsoever described) by a party under a Commercial Contract;

(g)	details of:

(i)
any delay which has a duration exceeding three (3) Months, to the construction and scheduled delivery dates of the Satellites under the Satellite Construction Contract (as delivered pursuant to Schedule 2 (Conditions Precedent));

(ii)	any event which could reasonably be expected to result in the last Launch occurring later than the fourth fiscal quarter of 2010; and

(iii)	suspension, interruption, cancellation or termination of a Commercial Contract;

(h)	any amendments or modifications to a Commercial Contract, together with a copy of such amendment;

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(i)	any Default or Event of Default;

(j)
any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect;

(k)	any unfavourable determination letter from the US Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof);

(l)
a copy of each Internal Revenue Service Form 5500 (including the Schedule B or such other schedule as contains actuarial information) filed in respect of a Pension Plan with Unfunded Pension Liabilities;

(m)
any Obligor or ERISA Affiliate obtaining knowledge or a reason to know that any ERISA Termination Event has occurred or is reasonably expected to occur, a certificate of any Responsible Officer of the Borrower describing such ERISA Termination Event and the action, if any, proposed to be taken with respect to such ERISA Termination Event and a copy of any notice filed with the PBGC or the Internal Revenue Service pertaining to such ERISA Termination Event and any notices received by such Obligor or ERISA Affiliate from the PBGC, any other governmental agency or any Multiemployer Plan sponsor with respect thereto; provided that in the case of ERISA Termination Events under paragraph (c) of the definition thereof, in no event shall notice be given later than the occurrence of the ERISA Termination Event;

(n)	any Obligor or ERISA Affiliate obtaining knowledge or a reason to know of:

(i)
a material increase in Unfunded Pension Liabilities (taking into account only Pension Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable;

(ii)	the existence of potential withdrawal liability under Section 4201 of ERISA, if each Obligor and ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans;

(iii)	the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by any Obligor or ERISA Affiliate, or

(iv)
the adoption or amendment of any Pension Plan which results in a material increase in contribution obligations of any Obligor or any ERISA Affiliate, a detailed written description thereof from any Responsible Officer of the Borrower;

(o)
if, at any time after the date of this Agreement, any Obligor or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), an Employee Benefit Plan or Multiemployer Plan which is not set forth in Schedule 9 (ERISA Plans), then the Borrower shall deliver to the BPIFAE Agent an updated Schedule 9 as soon as practicable, and in any event within ten (10) days after such Obligor or ERISA Affiliate maintains or contributes (or incurs an obligation to contribute) thereto;

(p)	if, after the date of the First Global Deed of Amendment and Restatement, and other than with respect to any PIK Interest paid in compliance with the terms of this Agreement,

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James Monroe III, Thermo, the Borrower, any Subsidiary Guarantor or any of such parties’ respective Affiliates (directly, indirectly or beneficially):

(i)	acquires ownership or control of any of the 8% New Notes, the 8% Old Notes or the 5% Notes; or

(ii)
becomes a party to any written agreement, side-letter, undertaking or understanding relating to such person’s ownership of or control of any voting or economic rights associated with the 8% New Notes, the 8% Old Notes or the 5% Notes; and

(q)	prior to 30 September 2017, copies of any material correspondence with any Acceptable Strategic Partner.

19.7	Notices Concerning Communications Licences
Promptly (but in no event later than ten (10) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof) written notice of:

(a)
(i) any citation, notice of violation or order to show cause issued by the FCC, the ANFR or any Governmental Authority with respect to any Material Communications Licence; (ii) if applicable, a copy of any notice or application by the Borrower requesting authority to or notifying the FCC, or the ANFR of its intent to cease telecommunications operations for any period in excess of ten (10) days; or (iii) notice of any other action, proceeding or other dispute, which, if adversely determined, could reasonably be expected to result in the loss or revocation of any Material Communications Licence; and

(b)
any lapse, loss, modification, suspension, termination or relinquishment of any Material Communications Licence, permit or other authorisation from the FCC, the ANFR or other Governmental Authority held by the Borrower or any Subsidiary thereof or any failure of the FCC, the ANFR or other Governmental Authority to renew or extend any such Material Communications Licence, permit or other authorisation for the usual period thereof and of any complaint against the Borrower or any of its Subsidiaries or other matter filed with or communicated to the FCC, the ANFR or other Governmental Authority.

19.8	Convertible Notes
The Borrower shall:

(a)	provide to the BPIFAE Agent upon its request information relating to the amounts outstanding under any Convertible Notes issued by the Borrower; and

(b)	promptly on request, supply to the BPIFAE Agent such further information regarding the Convertible Notes as any Finance Party through the BPIFAE Agent may reasonably request.

19.9	Final In‑Orbit Acceptance
The Borrower shall:

(a)
provide to the BPIFAE Agent a certificate signed by a Responsible Officer confirming that Final In‑Orbit Acceptance has occurred (such certificate to be in form and substance satisfactory to the BPIFAE Agent) within five (5) Business Days following Final In‑Orbit Acceptance; and

99

(b)	promptly on request, supply to the BPIFAE Agent such further information regarding Final In‑Orbit Acceptance as any Finance Party through the BPIFAE Agent may reasonably request.

19.10	Individual In‑Orbit Acceptance
The Borrower shall provide to the BPIFAE Agent a certificate signed by a Responsible Officer confirming that, in respect of the relevant Satellite:

(a)	the testing of such Satellite has been completed and the Satellite Performance Criteria has been successfully met in respect of the relevant Satellite, promptly after the completion of such tests; and

(b)	Individual In‑Orbit Acceptance has occurred not later than five (5) days after achieving Individual In‑Orbit Acceptance.

19.11	Equity Cure Contribution
The Borrower shall promptly inform the BPIFAE Agent when an Equity Cure Contribution is to be made (including the details of any Equity Issuance or Subordinated Indebtedness being applied for such purpose).

19.12	Use of Websites

(a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the BPIFAE Agent (the “Designated Website”) if:

(i)	the BPIFAE Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Borrower and the BPIFAE Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the BPIFAE Agent.
If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the BPIFAE Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the BPIFAE Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the BPIFAE Agent with at least one (1) copy in paper form of any information required to be provided by it.

(b)
The BPIFAE Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the BPIFAE Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the BPIFAE Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

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(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the BPIFAE Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the BPIFAE Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the BPIFAE Agent, one (1) paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten (10) Business Days.

19.13	“Know your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law made after the date of this Agreement;

(ii)	any change in the status of any Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the BPIFAE Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall procure that each Obligor shall promptly upon the request of the BPIFAE Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the BPIFAE Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the BPIFAE Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the BPIFAE Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the BPIFAE Agent (for itself) in order for the BPIFAE Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws pursuant to the transactions contemplated in the Finance Documents.

19.14	Spectrum Plan

(a)	As soon as practicable and in any event no later than 30 June 2017, the Borrower shall deliver to the BPIFAE Agent the Spectrum Plan (in a form pre-agreed with the BPIFAE

101

Agent (acting reasonably)) setting out in reasonable detail its plan to monetise its Spectrum rights, such Spectrum Plan to include:

(i)
details of the expenditure (including both Capital Expenditure and Operating Expenditure) it forecasts to incur in connection with the Group’s Spectrum rights, and the source of funds that it proposes to apply towards payment of such expenditure; and

(ii)	details regarding its process for engaging with potential strategic partners.

(b)	The Spectrum Plan delivered pursuant to paragraph (a) above shall be updated each Month by the Monthly Report in accordance with Clause 19.5(d)(iv) (Other Reports).

(c)
If requested by the BPIFAE Agent following the delivery of a Monthly Report, the Borrower shall make itself available promptly to discuss with the Finance Parties and the Financial Advisor the contents of the Spectrum Plan (as updated by the Monthly Report) together with any other issues relating thereto.

(d)
The Borrower shall, in good faith, consider any comments and/or proposed amendments to the Spectrum Plan (as updated by a Monthly Report) made by a Finance Party or the Financial Advisor and, to the extent that any such comments and/or amendments are agreed by the Borrower (acting reasonably), it shall update the Spectrum Plan to reflect such comments and/or amendments.

20.	Financial Covenants

20.1	Maximum Covenant Capital Expenditures

(a)
Subject to paragraph (b) below, the Borrower (and its Subsidiaries on a Consolidated basis) will not permit the aggregate amount of all Covenant Capital Expenditures in any Relevant Period to exceed the amount set out in column 4 entitled “Maximum Capex Covenant D” in the table contained in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditures).

(b)
If, in any Relevant Period, the Covenant Capital Expenditures referred to in paragraph (a) above are less than the permitted Covenant Capital Expenditures in that Relevant Period, any excess of the permitted amount over the actual amount may be added to the maximum amount of permitted Covenant Capital Expenditures for the next (and subsequent) Relevant Periods provided that the Borrower (and its Subsidiaries on a Consolidated basis) shall not, in any one year, rollover an amount in excess of the amount set out in column 6 entitled “Capex Available for Rollover F” in the table contained in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditures) or, for successive rollovers until 2017, shall not rollover a cumulative amount in excess of the amount set out in column 7 entitled “Cumulative Rollover C+F” in the table set out in Part A (Maximum Covenant Capital Expenditures) of Schedule 4 (Maximum Covenant Capital Expenditure).

(c)
Notwithstanding anything in this Agreement to the contrary, up to US$15,516,236 in Capital Stock of the Borrower that has been or will be issued to Hughes during the Fiscal Year of 2015 shall be excluded from any calculation of Covenant Capital Expenditures for the purpose of calculating compliance with this Clause 20.1 (Maximum Covenant Capital Expenditures).

20.2	Minimum Liquidity

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(a)	The Borrower shall at all times maintain a minimum Liquidity of US$4,000,000.

(b)
At the end of each Month, the Borrower shall provide to the BPIFAE Agent a report detailing the daily Liquidity amounts for such Month, which daily Liquidity amounts shall be not less than the minimum Liquidity set out in paragraph (a) above.

(c)
For the avoidance of doubt, if the Borrower fails to comply with paragraph (a) above it shall deliver a notice to the BPIFAE Agent in accordance with Clause 19.6(i) (Notice of Litigation and Other Matters).

20.3	Adjusted Consolidated EBITDA
The Borrower shall ensure that the Adjusted Consolidated EBITDA in respect of any Relevant Period (including (without double‑counting) in the calculation of Adjusted Consolidated EBITDA any Equity Cure Contribution made during such period and not including in such calculation any Equity Cure Contribution that was counted towards a calculation of any covenant for any prior Relevant Period) shall not be less than the amount set out in column 2 (Column 2 – Amount) below opposite that Relevant Period.

Column 1 – Relevant Period	Column 2 – Amount
Relevant Period commencing on 1 July 2018 and expiring 31 December 2018	US$47,694,042
Relevant Period commencing on 1 January 2019 and expiring 30 June 2019	US$45,509,317
Relevant Period commencing on 1 July 2019 and expiring 31 December 2019	US$53,829,858
Relevant Period commencing on 1 January 2020 and expiring 30 June 2020	US$50,789,693
Relevant Period commencing on 1 July 2020 and expiring 31 December 2020	US$59,114,411
Relevant Period commencing on 1 January 2021 and expiring 30 June 2021	US$54,976,659
Relevant Period commencing on 1 July 2021 and expiring 31 December 2021	US$62,840,452
Relevant Period commencing on 1 January 2022 and expiring 30 June 2022	US$58,018,907
Relevant Period commencing on 1 July 2022 and expiring 31 December 2022	US$65,708,169

20.4	Debt Service Coverage Ratio

The Borrower shall ensure that the Debt Service Coverage Ratio in respect of any Relevant Period (including (without double‑counting) any Equity Cure Contribution made in accordance with Clause 23.2(c) (Financial Covenants) provided that any Equity Cure Contribution shall only be counted in the calculation of Liquidity for such purpose) specified in column 1 (Column 1 – Relevant Period) below shall not be less than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

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Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2018 and expiring 31 December 2018	1.00:1
Relevant Period commencing on 1 July 2018 and expiring 30 June 2019	1.00:1
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	1.00:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	1.00:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	1.00:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	1.00:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	1.00:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	1.00:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	1.00:1

20.5	Net Debt to Adjusted Consolidated EBITDA

The Borrower shall ensure that the ratio of Net Debt to Adjusted Consolidated EBITDA in respect of any Relevant Period (including (without double‑counting) any Equity Cure Contribution made in accordance with Clause 23.2(c) (Financial Covenants) provided that any Equity Cure Contribution shall only be counted in the calculation of Liquidity for such purpose) specified in column 1 (Column 1 – Relevant Period) below shall not be greater than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

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Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2018 and expiring 31 December 2018	5.00:1
Relevant Period commencing on 1 July 2018 and expiring 30 June 2019	4.25:1
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	3.50:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	3.00:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	2.50:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	2.50:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	2.50:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	2.50:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	2.50:1

20.6	Interest Coverage Ratio
The Borrower shall ensure that the ratio of Adjusted Consolidated EBITDA to Consolidated Interest Expense in respect of any Relevant Period (including within Adjusted Consolidated EBITDA (without double counting) any Equity Cure Contribution made in accordance with Clause 23.2 (Financial Covenants) during such period and not including any Equity Cure Contribution that was counted towards a calculation of any covenant for any prior Relevant Period) specified in column 1 (Column 1 – Relevant Period) below shall not be less than the ratio set out in column 2 (Column 2 – Ratio) below opposite that Relevant Period.

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Column 1 - Relevant Period	Column 2 - Ratio
Relevant Period commencing on 1 January 2018 and expiring 31 December 2018	3.50:1
Relevant Period commencing on 1 July 2018 and expiring 30 June 2019	3.75:1
Relevant Period commencing on 1 January 2019 and expiring 31 December 2019	4.00:1
Relevant Period commencing on 1 July 2019 and expiring 30 June 2020	4.50:1
Relevant Period commencing on 1 January 2020 and expiring 31 December 2020	5.00:1
Relevant Period commencing on 1 July 2020 and expiring 30 June 2021	5.00:1
Relevant Period commencing on 1 January 2021 and expiring 31 December 2021	5.00:1
Relevant Period commencing on 1 July 2021 and expiring 30 June 2022	5.00:1
Relevant Period commencing on 1 January 2022 and expiring 31 December 2022	5.00:1

20.7	Financial Testing
The financial covenants set out in this Clause 20 (Financial Covenants) shall be tested by reference to the most recent set of financial statements delivered for the Relevant Period pursuant to Clause 19 (Information Undertakings).

21.	Positive Undertakings
The undertakings in this Clause 21 (Positive Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower shall, and shall cause each of its Subsidiaries, to comply with the undertakings contained in this Clause 21 (Positive Undertakings).

21.1	Compliance with Laws

(a)
Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Authorisations, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(b)
Without limiting the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all terms and conditions of all Communications Licences and all federal, state and local laws, all rules, regulations and administrative orders of the FCC, state and local commissions or authorities, the ANFR or any other Governmental Authority that are applicable to the Borrower and its Subsidiaries or the telecommunications operations thereof; provided that the Borrower or any Subsidiary may dispute in good faith the applicability or requirements of any such matter so long as such dispute could not reasonably be expected to have a Material Adverse Effect.

21.2	Environmental Laws
In addition to and without limiting the generality of Clause 21.1 (Compliance with Laws):

(a)
comply with, and use reasonable endeavours to ensure such compliance by all tenants and sub‑tenants with all applicable Environmental Laws and obtain, comply with and maintain, and use reasonable endeavours to ensure that all tenants and subtenants, obtain, comply with and maintain, any and all Environmental Permits;

(b)
conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws; and

(c)
defend, indemnify and hold harmless the Finance Parties, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, judgments, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, non‑compliance with or liability under any Environmental Laws by the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or wilful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final non‑appealable judgment.

21.3	Compliance with ERISA
In addition to and without limiting the generality of Clause 21.1 (Compliance with Laws) except where the failure to comply could not, individually or in aggregate, reasonably be expected to have a Material Adverse Effect:

(a)
comply with all material applicable provisions of ERISA and the Code (including Code provisions compliance with which is necessary for any intended favourable tax treatment) and the regulations and published interpretations respectively thereunder with respect to all Employee Benefit Plans;

(b)
not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan provided that this does not require funding of the pension liabilities at a time or in an amount other than as required by Applicable Law;

(c)	not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code;

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(d)
operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code; and

(e)	furnish to the BPIFAE Agent upon the BPIFAE Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the BPIFAE Agent.

21.4	Insurance

(a)	Maintain insurance with insurance companies and/or underwriters rated by S&P or AM Best’s Rating Agency at no lower than A‑ against such risks and in such amounts as are:

(i)	maintained in accordance with prudent business practice and corporate governance; and

(ii)	as may be required by Applicable Law with amounts and scope of coverage not less than those maintained by the Borrower and its Subsidiaries as of the date of this Agreement.

(b)
On the date of this Agreement and from time to time thereafter the Borrower shall deliver to the BPIFAE Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby, provided that, with respect to paragraph (a)(i) only, neither the Borrower nor any of its Subsidiaries shall be required to obtain any insurance against the risk of loss of any in‑orbit Satellites or against business interruption risks in addition to or with a broader scope of coverage than is currently maintained by the Borrower and its Subsidiaries as at the date of this Agreement.

(c)	In addition to, and without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, maintain insurance with respect to the Satellites as follows:

(i)	Property All Risks Insurance
The Borrower will procure or will cause the Supplier to procure at its own expense and maintain in full force and effect, at all times prior to the Launch of any Satellite purchased by the Borrower or any of its Subsidiaries pursuant to the terms of the Satellite Construction Contract, Property All Risks Insurance upon such terms and conditions satisfactory to the BPIFAE Agent and as are reasonably commercially available and customary in the industry which shall cover any loss of, or damage to, the Satellites and the Satellite and Launch specific ground components, including all components thereof, at all times during the manufacture, testing, storage and transportation of the Satellites and the Satellite and Launch specific ground components up to the time of Launch of the Satellites and until delivery to the Borrower of the Satellite and Launch specific ground components.
In no event shall the Borrower or the Supplier be required to maintain or procure Property All Risks Insurance to insure risks that may be required to be insured by, or that covers the same risk or period of coverage provided by the Supplier as the Launch Insurance (as defined below). The Borrower shall cause the Supplier to name BPIFAE, the BPIFAE Agent and the Lenders as additional insured but only to the extent of those persons’ interests in such Satellites; and

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(ii)	Launch Insurance
The Borrower will obtain, maintain and keep in full force and effect with respect to each Satellite that is to be launched, space risk insurance against loss of or damage to the Satellite (including any loss or damage which may occur to a Satellite during the period from Launch until Individual In-Orbit Acceptance) such space risk insurance (hereinafter in this Clause 21.4 “Launch Insurance”). Launch Insurance shall be bound no later than three (3) Months prior to the then scheduled Launch date of such Satellite.
The Launch Insurance shall include in-orbit cover providing for:

(x)	in the case of the first successful Launch of six (6) Satellites, a six (6) Month stabilisation and performance test period for such six (6) Satellites; and

(y)
in the case of each Launch following the first successful Launch, a three (3) Month stabilisation and performance test period for each Satellite remaining to be launched for the first twenty-four (24) Satellites.

Such Launch Insurance shall be in accordance with terms commercially available and reasonably acceptable to the BPIFAE Agent (acting on the instructions of the Majority Lenders) following consultation with the Insurance Consultant. The Borrower shall not be obliged to obtain, maintain or keep in force space risk insurance on any Satellite after termination for that Satellite under the relevant Launch Insurance policy. The Launch Insurance for each Satellite shall:

(A)
commence from the time that is the earlier of (i) the time designated by the Launch Services Provider during the launch sequence when the command to ignite is intentionally sent to one of the motors of the Launch Vehicle (as such term is defined in the Launch Services Contract) for the purpose of Launch following a planned countdown; and (ii) the time that the cover with respect to the relevant Satellite being launched expires under the insurance procured by the Supplier;

(B)
be denominated in Dollars for an amount not less than US$190,900,000 until the date of the first successful Launch, and thereafter, to be an amount equal to the higher of (i) the replacement cost of a Satellite (including, the purchase price, Launch and Insurances) and (ii) US$146,585,500;

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(C)
name the applicable Obligor purchasing the Satellite as the named insured and the Security Agent for and on behalf of the Lenders as additional insured and first loss payee in accordance with the Loss Payee Clause up to the amount specified in paragraph (B) above and provide that payments due thereunder shall be payable directly to the Security Agent as first loss payee (“Loss Payee”) who, prior to an Event of Default, shall transfer to the Collection Account, for and on behalf of the Lenders, who shall receive in full such payments to be applied in accordance with Clause 11 (Insurance Proceeds Account) of the Accounts Agreement, including any accrued unpaid interest; provided that claims if any shall be adjusted with the named insured and paid to the Loss Payee; and

(D)
provide that it will not be cancelled or reduced (other than a reduction from the payment of a claim) or amended without notice to the BPIFAE Agent. All such notices shall be sent by facsimile and e-mail to the BPIFAE Agent by the insurers at the same time such notices are sent to the Borrower and shall be effective as stated in such notices provided that, fifteen (15) days’ advance written notice shall be given in the event of notice of cancellation for non-payment of premium.

The Borrower shall submit evidence of cover satisfactory to the BPIFAE Agent (acting in consultation with the Insurance Consultant), being either the broker’s issued policy documentation cover note, binder or policy documents issued by the relevant Insurer (the “Launch Insurance Documentation”) to the BPIFAE Agent at least ninety (90) days prior to the first scheduled Launch date or, upon written request from the Borrower and subject to the approval of the BPIFAE Agent, such later mutually agreed date based on prevailing market conditions.
The Borrower shall obtain from its insurer providing the Launch Insurance waivers of any subrogation rights against the Supplier (or its sub-contractors) and shall provide evidence of such waivers to the BPIFAE Agent sixty (60) days prior to the Launch of any Satellite and shall provide the BPIFAE Agent with a certificate of such insurance coverage (including the percentage of risks given to such insurer) at the BPIFAE Agent’s request.

(iii)	Third Party Liability Insurance
The Borrower shall:

(A)
cause the Supplier to subscribe before Launch and/or maintain in full force and effect a third party liability insurance for liabilities arising from bodily injury and loss or damage to third party property (“Third Party Liability Insurance”);

(B)
cause the Launch Services Provider to subscribe for and maintain Third Party Liability Insurance coverage for liabilities arising from bodily injury and loss or damage to third party property caused by Satellites after Launch in an amount on an annual basis of not less than an aggregate amount equal to:

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(aa)	€60,980,000 in respect of a Launch from the Kourou launch site;

(bb)	US$100,000,000 in respect of the risks covered under article 15.2.1(ii) of the Launch Services Contract, for Launches from the Baїkonur launch site.
in each case, per occurrence, naming BPIFAE, the BPIFAE Agent and the Lenders as additional insured thereunder. In accordance with the Satellite Construction Contract, the Borrower shall use its best efforts to cause the Launch Services Provider to name the Supplier (and its sub‑contractors) as additional insureds under the Launch Services Provider’s Third Party Liability Insurance; and

(C)
cause the Launch Services Provider to submit a copy of the Third Party Liability Insurance documentation to the BPIFAE Agent as soon as practicable and in any event no less than thirty (30) days prior to the scheduled Launch date for any Launch. Such insurance shall be in full force at the Launch date (as of Intentional Ignition (as such term is defined in the Launch Services Contract)) and shall be maintained for a period equal to the lesser of:

(aa)	twelve (12) Months; or

(bb)	so long as all or any part of the Launch Vehicle (as such term is defined in the Launch Services Contract), the Satellite(s) and/or their components remain in orbit.

(d)
Each insurance policy shall comply with the Lenders’ requirements set out in paragraph (e) below and shall be on reasonable terms and conditions and with acceptable exclusions and a reasonable level of deductible acceptable to the BPIFAE Agent (acting on the instructions of the Majority Lenders).

(e)	General Insurance Provisions and Requirements
The Borrower shall:

(i)
provide, or as appropriate, request the Supplier and/or the Launch Services Provider to deliver to the BPIFAE Agent, promptly after issuance of each relevant Insurance, certificate(s) of internationally recognised insurance broker(s) usually involved in space risk insurance and approved by the Lenders, confirming that:

(A)
the Property All Risks Insurance, the Launch Insurance and the Third Party Liability Insurance, as appropriate, are in full force and effect on the date they are respectively required to be entered into force,

(B)	the names and percentages of the relevant insurance companies;

(C)	the sums insured and expiration dates of such Insurances;

(D)
the premia for the Property All Risks Insurance, Launch Insurance and the Third Party Liability Insurances shall be payable by the Borrower, the Supplier and the Launch Services Provider, as applicable, in accordance with the terms of credit agreed for each such Insurance; and

(E)	all premia due at the date of such certificate have been paid in full.

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(ii)
use reasonable efforts (having regard to the terms which are reasonably commercially available in the insurance market) to obtain agreement to incorporate in the Insurances the following provisions or provisions substantially similar in content:

(A)
the insurers, either directly or via the insurance broker, and the broker shall also advise the BPIFAE Agent (by facsimile and by e‑mail) of any loss or of any default in the payment of any premium and of any event other act or omission on the part of the Borrower, the Supplier and/or the Launch Services Provider, as applicable, of which the broker or the insurers have knowledge and which might result in the invalidation, the lapse or the cancellation in whole or in part of such Insurance;

(B)
the BPIFAE Agent and/or the Lenders shall have the right (without any obligation) to pay the insurance premia if the relevant party fails to or delays in making any such payment within the time periods specified in the relevant insurance policies. If any payment of the premia is effected by the BPIFAE Agent and/or the Lenders, the Borrower shall on demand reimburse the BPIFAE Agent and/or the Lenders the amount of any premia so paid and all related costs and expenses;

(C)
if the Borrower, the Supplier and/or the Launch Services Provider (as applicable) fails or delays in filing any notice of proof of loss, the BPIFAE Agent shall have the right to join the Borrower, the Supplier and/or the Launch Services Provider (as applicable) in submitting a notice of proof of any loss within the time periods specified in the applicable insurance policies;

(D)	the insurers waive:

(aa)	all rights of set‑off and counterclaim against BPIFAE, the BPIFAE Agent and the Lenders in connection with their rights to make payments under such insurance; and

(bb)	all rights of subrogation to the rights of the BPIFAE Agent and the Lenders against the Borrower;

(E)	the insurance be primary and not excess to or contributory to any insurance or self‑insurance maintained by the Lenders;

(F)
the Insurances shall not be permitted to lapse or to be cancelled, without written notice being given by facsimile and e‑mail to the BPIFAE Agent at the same time such notices are sent to the Borrower and shall be effective as stated in such notices provided that, fifteen (15) days’ advance written notice shall be given by the Borrower in the event of notice of cancellation for non‑payment of premium; and

(G)
the insurers will undertake, not to make any material modification or amendment to the terms of such insurance policies without the prior written consent of the BPIFAE Agent (acting on the instructions of all the Lenders). For the purpose of this paragraph (G), material modification means a modification such that the insurance as modified would not meet any longer the terms and conditions set out in this Agreement.

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21.5	Additional Domestic Subsidiaries
Notify the BPIFAE Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within sixty (60) days), cause such person to:

(a)	become a Subsidiary Guarantor by delivering to the BPIFAE Agent a duly executed Guarantee Agreement or such other document as the BPIFAE Agent shall deem appropriate for such purpose;

(b)
pledge a security interest in all Collateral owned by such Subsidiary (provided that if such Collateral consists of Capital Stock of a Foreign Subsidiary, such security interest will be limited to sixty‑five per cent. (65%) of such Capital Stock (subject to the provisions of clause 3.6 (Foreign Subsidiaries Security) of the Stock Pledge Agreement)) by delivering to the BPIFAE Agent a duly executed supplement to each Security Document or such other document as the BPIFAE Agent shall deem appropriate for such purpose and comply with the terms of each Security Document;

(c)	deliver to the BPIFAE Agent such documents and certificates referred to in Schedule 2 (Conditions Precedent) as may be reasonably requested by the BPIFAE Agent;

(d)	deliver to the BPIFAE Agent such original Capital Stock or other certificates and stock or other transfer powers evidencing the Capital Stock of such person;

(e)	deliver to the BPIFAE Agent such updated schedules to the Finance Documents as requested by the BPIFAE Agent with respect to such person; and

(f)
deliver to the BPIFAE Agent such other documents as may be reasonably requested by the BPIFAE Agent (including, any “know your customer” information), all in form, content and scope reasonably satisfactory to the BPIFAE Agent.

21.6	Additional Foreign Subsidiaries
Notify the BPIFAE Agent at the time that any person becomes a Foreign Subsidiary of the Borrower or any Subsidiary, and promptly thereafter (and in any event within sixty (60) days after notification):

(a)
with respect to any Subsidiary that is directly owned by an Obligor, cause the Borrower or the applicable Subsidiary to deliver to the BPIFAE Agent a Security Document pledging sixty five per cent. (65%) of the total outstanding Capital Stock of such new Foreign Subsidiary (subject to the provisions of clause 3.6 (Foreign Subsidiaries Security) of the Stock Pledge Agreement) and a consent thereto executed by such new Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing that the Capital Stock of such new Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof);

(b)	cause such person to deliver to the BPIFAE Agent such documents and certificates referred to in Schedule 2 (Conditions Precedent) as may be reasonably requested by the BPIFAE Agent;

(c)	cause the Borrower to deliver to the BPIFAE Agent such updated schedules to the Finance Documents as requested by the BPIFAE Agent with regard to such person; and

(d)	cause such person to deliver to the BPIFAE Agent such other documents as may be reasonably requested by the BPIFAE Agent, all in form, content and scope reasonably satisfactory to the BPIFAE Agent.

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21.7	Additional Communications Licences
Notify the BPIFAE Agent within thirty (30) days after the acquisition of any Material Communications Licence and cause any Communications Licence issued by the FCC or the ANFR that is acquired by the Borrower or any Subsidiary thereof after the date of this Agreement to be held by a Licence Subsidiary.

21.8	Owned Real Property
As soon as practical, and in any event within thirty (30) days following Financial Close (as such date may be extended by the BPIFAE Agent in its reasonable discretion), or at such later time as may be provided below, with respect to all owned real property (to the extent located in the United States) of the Borrower or any of the other Subsidiaries as of the date of this Agreement:

(a)	Mortgages
the BPIFAE Agent shall have received a duly authorised, executed and delivered Mortgage in form and substance reasonably satisfactory to the BPIFAE Agent;

(b)	Title Insurance
the BPIFAE Agent shall have received upon its written request therefor a marked‑up commitment for a policy of title insurance, insuring the Finance Parties’ first priority Liens and showing no Liens (other than those Liens set out in items 7 and 8 of Schedule 17 (Existing Liens)), prior to the Finance Parties’ Liens other than for ad valorem taxes not yet due and payable, with title insurance companies acceptable to the BPIFAE Agent on the property subject to a Mortgage with the final title insurance policy, being delivered within sixty (60) days after the date of this Agreement, as such date may be extended by the BPIFAE Agent in its reasonable discretion. Further, the Borrower agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the BPIFAE Agent;

(c)	Title Exceptions
the BPIFAE Agent shall have received upon its written request therefor copies of all recorded documents creating exceptions to the title policy referred to in Clause 21.8(a) (Mortgages);

(d)	Matters Relating to Flood Hazard Properties
the BPIFAE Agent shall have received upon its written request therefor a certification from the U.S. National Research Centre, or any successor agency thereto, regarding each parcel of real property subject to a Mortgage; and

(e)	Other Real Property Information
the BPIFAE Agent shall have received such other certificates, documents and information as are reasonably requested by the BPIFAE Agent, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the BPIFAE Agent.

21.9	Leased Real Property
The Borrower shall use reasonable efforts to cause within thirty (30) days following the written request therefor by the BPIFAE Agent (as such date may be extended by the BPIFAE Agent in its reasonable discretion), with respect to all leased real property (to the extent located in the

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United States) of the Borrower or any of its Subsidiaries as of the date of this Agreement, the BPIFAE Agent to have received a duly authorized, executed and delivered collateral assignment of lease and related landlord agreement, in each case, in form and substance satisfactory thereto.

21.10	After Acquired Real Property Collateral
Notify the BPIFAE Agent, within ten (10) Business Days after the acquisition of any owned or leased real property by any Obligor that is not subject to the existing Security Documents, and within ninety (90) days following request by the BPIFAE Agent, deliver or, in the case of leased real property, use reasonable efforts to deliver, the corresponding documents, instruments and information required to be delivered pursuant to:

(a)	Clause 21.8 (Owned Real Property) if such real property is owned; or

(b)	Clause 21.9 (Leased Real Property) if such real property is leased.

21.11	Hedging Agreements
Not later than ninety (90) days after the end of any fiscal quarter during which more than twenty five per cent. (25%) of revenues is originally denominated in a single currency other than Dollars or Canadian Dollars, execute foreign currency exchange or swap Hedging Agreements with the Original Lenders for such currency on terms and conditions reasonably acceptable to the BPIFAE Agent.

21.12	Taxation

(a)
Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the BPIFAE Agent under Clause 19 (Information Undertakings); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

21.13	Preservation of Assets
The Borrower shall (and shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

21.14	Pari Passu Ranking
The Borrower shall (and shall ensure that each Obligor will):

(a)
procure that its obligations under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured, unsubordinated obligations, save for obligations preferred by operation of Applicable Law; and

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(b)
ensure that at all times the claims of each Finance Party against it under the Finance Documents to which it is a party rank at least pari passu with the claims of all its unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar Applicable Laws of general application.

21.15	Intellectual Property
The Borrower shall (and shall ensure that each member of the Group will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,
where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

21.16	Access
If a Default is continuing or the BPIFAE Agent reasonably suspects a Default is continuing or may occur, each Obligor shall, and the Borrower shall ensure that each member of the Group will permit the BPIFAE Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the BPIFAE Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Borrower to:

(a)	the premises, assets, books, accounts and records of each member of the Group; and

(b)	meet and discuss matters with management of the Group.

21.17	Further Assurance

(a)
The Borrower shall (and shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect a Lien created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Lien over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by Applicable Law;

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(ii)
to confer on the Security Agent or confer on the Finance Parties a Lien over any property and assets of the Group located in any jurisdiction equivalent or similar to a Lien intended to be conferred by or pursuant to the Security Documents; and

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of a Lien.

(b)
The Borrower shall (and shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Lien conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
The Borrower will, and shall procure that any member of the Thermo Group will, in the case of any Subordinated Liabilities which are not evidenced by any instrument, upon the Security Agent’s request, ensure that such Subordinated Liabilities shall be evidenced by an appropriate instrument or instruments.

(d)
The Borrower shall, and shall procure that each of Thermo and the Subsidiary Guarantors shall, promptly upon the request of the Security Agent, at its own cost, do all such acts or execute all such documents reasonably deemed necessary or desirable by the Security Agent to confirm or establish the validity and enforceability of the subordination effected by, and the obligations of the Borrower and such party under, the Thermo Subordination Deed or the Subsidiary Guarantor Subordination Deed (as the case may be).

21.18	Payments under the Satellite Construction Contract
All payments to be made in accordance with Exhibit F of the Satellite Construction Contract for the balance of phase 1 and 2 after EDC2 (as such term is defined in the Satellite Construction Contract) shall be invoiced in Euros by the Supplier and paid in Dollars using the exchange rate set out in the Supplier Direct Agreement.

21.19	Equity Commitments

(a)
The Borrower shall procure that each member of the Thermo Group complies with its obligations in respect of the provision of the Equity Commitments under and in accordance with the provisions of the First Global Deed of Amendment and Restatement, the First Thermo Group Undertaking Letter, the Second Global Amendment and Restatement Agreement, the Second Thermo Group Undertaking Letter, the Third Global Amendment and Restatement Agreement, the Third Thermo Group Undertaking Letter, as applicable.

(b)
The Borrower shall procure that any third party (other than Thermo) providing funds to the Group for the purposes of satisfaction of all or a part of the Equity Commitments or pursuant to any other instrument of indebtedness (equity linked or otherwise) shall, to the extent the Equity Commitment (or any portion thereof) is evidenced by an instrument of indebtedness, enter into an Acceptable Intercreditor Agreement.

21.20	Key Agreements
The Borrower shall:

(a)
duly and punctually perform and comply with its obligations under the Key Agreements, other than any such failure to perform or comply which does not have or could not reasonably be expected to have, a Material Adverse Effect; and

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(b)
take all commercially reasonable steps necessary or desirable to protect, maintain, exercise and enforce all its rights with respect to any Key Agreement and use all its commercially reasonable efforts to procure the due performance by each other party to such Key Agreements of such party’s respective material obligations under each such Key Agreement.

21.21	New Subordinated Indebtedness

(a)	The Borrower shall procure that any new Subordinated Indebtedness entered into by the Borrower or any Subsidiary on or after the First Effective Date shall:

(i)	have a maturity that extends beyond the date on which all principal, interest and other amounts due and owing under the Finance Documents have been paid in full; and

(ii)	be subordinated to the rights of the Finance Parties pursuant to an Acceptable Intercreditor Agreement.

(b)
The Borrower shall procure that upon the entry into any guarantee in respect of the 8% New Notes by the Subsidiary Guarantors pursuant to Clause 22.1(l) (Limitations on Financial Indebtedness), a copy of such guarantee is delivered to the BPIFAE Agent together with an opinion from Taft Stettinius & Hollister LLP (or such other law firm as may be acceptable to the BPIFAE Agent) (in substantially the same form as the opinion delivered by Taft Stettinius & Hollister LLP to the BPIFAE Agent as a condition precedent to the First Effective Date) confirming that the subordination arrangements contained therein are the legal, valid, binding and enforceable obligations of the parties to such guarantee. If any Subsidiary becomes a Subsidiary Guarantor or a guarantor of any other notes issued under the Original Indenture and any supplemental indenture relating thereto, such Subsidiary may execute a joinder to the document evidencing the Guarantee Obligations referred to in Clause 22.1(l) (Limitations on Financial Indebtedness), subject to the other provisions of such Clause 22.1(l) (Limitations on Financial Indebtedness).

21.22	Second Generation Ground Station
The Borrower shall procure that the second generation ground station updates are completed by Hughes and Ericsson no later than 31 December 2016.

21.23	The 2017 Equity Raise

(a)
No later than 30 October 2017, the Borrower shall have received cash contributions pursuant to an Equity Issuance (or any Subordinated Indebtedness) in an amount no less than US$159,000,000 (the “Total 2017 Equity Raise Amount”) (which amount shall include US$12,000,000 previously contributed by Terrapin to the Borrower pursuant to the Second Terrapin Purchase Agreement on 20 January 2017, being the “2017 Terrapin Contribution”) (the “2017 Equity Raise”).

(b)	The Borrower shall:

(i)
no later than 30 June 2017, have received cash contributions in an amount no less than the aggregate amount necessary for the Borrower to satisfy its payment obligations set out in paragraph (c) below (which amount shall include the 2017 Terrapin Contribution) (the “Stage I Equity Raise Amount”) pursuant to an Equity Issuance, any arrangement evidencing any Subordinated Indebtedness and/or the Second Terrapin Purchase Agreement (the “Stage I Equity Raise”); and

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(ii)	on 30 June 2017, demonstrate to the BPIFAE Agent satisfaction of Clause 20.2(a) (Minimum Liquidity).

(c)	The Borrower shall apply the Stage I Equity Raise Amount towards payment of:

(i)	the remaining balance of the Restructuring Fee (being US$8,795,130) on 30 June 2017 pursuant to Clause 11.5(b)(ii) (Restructuring Fee);

(ii)	the second instalment of the BPIFAE 2013 Deferred Fee Premium (being US$12,000,000) on 30 June 2017 pursuant to Clause 12.1(c)(ii) (Payment by the Borrower); and

(iii)	any Debt Service due and payable on 30 June 2017 pursuant to Clause 6.1 (Repayment), Clause 8.2 (Payment of Interest) and any other applicable term of a Finance Document, in accordance with clause 10.2(a)(i) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement.

(d)
No later than 30 October 2017, the Borrower shall have received cash contributions in an amount no less than the Stage II Equity Raise Amount in accordance with either paragraphs (e)(i) or (ii) below pursuant to an Equity Issuance or any arrangement evidencing any Subordinated Indebtedness (the “Stage II Equity Raise”).

(e)	If:

(i)	the Stage II Equity Raise is to be funded by an Acceptable Strategic Partner, the Borrower shall deliver to the BPIFAE Agent an Acceptable Funding Commitment by no later than 30 September 2017; or

(ii)
the Stage II Equity Raise is to be funded pursuant to an Equity Issuance and/or any arrangement evidencing any Subordinated Indebtedness and from a funding source other than an Acceptable Strategic Partner, the Borrower shall have received the proceeds from such Equity Issuance or Subordinated Indebtedness by no later than 30 October 2017.

(f)	The Borrower shall ensure that an amount no less than eighty per cent. (80%) of the Net Cash Proceeds from:

(i)	the Stage II Equity Raise; and

(ii)
any other Equity Issuance, Subordinated Indebtedness or any other equity contribution (howsoever described) to the Borrower or any of its Subsidiaries other than as referred to in paragraph (f)(i) above through to 31 December 2019 (inclusive), are, in each case:

(A)
paid directly into the Collection Account pursuant to clause 5.1(a)(v) (Payments to the Collection Account) of the Accounts Agreement (for onward transfer to the Equity Proceeds Account in accordance with clause 5.2(b)(ii) (Permitted Withdrawals from the Collection Account) of the Accounts Agreement); and

(B)	applied solely for the purposes set out in clause 10.2 (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement.

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(g)	The Borrower shall ensure that an amount no greater than twenty per cent. (20%) of the Net Cash Proceeds from:

(i)	the Stage II Equity Raise; and

(ii)
any other Equity Issuance, Subordinated Indebtedness or any other equity contribution to the Borrower or any of its Subsidiaries (howsoever described) other than as referred to in paragraph (g)(i) above through to 31 December 2019 (inclusive), are, in each case:

(A)
paid directly into the Collection Account pursuant to clause 5.1(a)(iv) (Payments to the Collection Account) of the Accounts Agreement (for onward transfer to the Relevant Domestic Account in accordance with clause 5.2(b)(i) (Permitted Withdrawals from the Collection Account) of the Accounts Agreement); and

(B)	applied solely for the purposes set out in clause 7.2 (Permitted Withdrawals from the Relevant Domestic Account) of the Accounts Agreement.

(h)
On the first Business Day following 1 January 2020, any proceeds standing to the credit of the Equity Proceeds Account shall be applied in prepayment of the Facilities pursuant to Clause 7.9 (Mandatory Prepayment – Cash Sweep following Equity Issuance and Debt Issuance) of this Agreement and clause 10.2(b) (Withdrawals from the Equity Proceeds Account) of the Accounts Agreement.

(i)	The Borrower shall, promptly, on becoming a party to any Acceptable Funding Commitment:

(i)	deliver to the BPIFAE Agent, or procure the delivery to the BPIFAE Agent of:

(A)
a legal opinion of Taft Stettinius & Hollister LLP (advisers to the Borrower) confirming, among other things, the due authorisation of the Borrower and confirming the validity and enforceability of the Acceptable Funding Commitment; and

(B)
such other documents that may be required in connection with the provision of any such legal opinion that the Security Agent may reasonably require in connection with the entry into the Acceptable Funding Commitment;

(ii)
enter into a Security Document for the purposes of granting a Lien over that Acceptable Funding Commitment in favour of the Security Agent unless a Lien over such Acceptable Funding Commitment has been granted to the Security Agent under any existing Security Document;

(iii)	promptly obtain all such Authorisations as may be necessary in order for such Lien to be granted;

(iv)	deliver to the Security Agent evidence that all actions necessary to perfect and protect any Lien purported to be created by such Security Document have been taken; and

(v)	deliver to the Security Agent, or procure the delivery to the Security Agent of, documents that may be required in connection with the provision of any legal

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opinion that the Security Agent may reasonably require in connection with the entry into such Security Document.

(j)	For the purposes of this Clause 21.23, the following terms shall have the following meanings:

(i)	“Acceptable Funding Commitment” means the agreement or instrument documenting the terms of the commitment of an Acceptable Strategic Partner:

(A)
to contribute specified funds (by way of additional subscriptions to the share capital of the Borrower and/or Subordinated Indebtedness) in an amount (when taken together with any other agreements or instruments, documenting the terms of a commitment to fund a portion of the Stage II Equity Raise Amount from a member of the Thermo Group or other such person, entered, or to be entered, into) that is no less than the Stage II Equity Raise Amount;

(B)	which must contain the following provisions:

(1)	any such commitment of the Acceptable Strategic Partner is irrevocable; and

(2)
any claims of the Acceptable Strategic Partner (or any of its Affiliates, if applicable) must be subordinated (including in payment and recovery) to the claims of the Finance Parties under the Finance Documents pursuant to an Acceptable Intercreditor Agreement;

(ii)
“Acceptable Strategic Partner” means any person that is not a “Sanctioned Person” (as such term is defined in Clause 18.27 (Sanctions)) or connected to a “Sanctioned Country” (as such term is defined in Clause 18.27 (Sanctions)) and has, or has put in place arrangements to procure that it has, the necessary legal capacity to become a party to, and to perform the obligations and exercise its rights under, an Acceptable Funding Commitment provided that any person shall only constitute an “Acceptable Strategic Partner” following confirmation by the BPIFAE Agent that it has performed all necessary applicable “know your customer” or other similar checks under all applicable laws and regulations in relation to such person that may be required by a Finance Party; and

(iii)	“Stage II Equity Raise Amount” means the Dollar amount equal to the Total 2017 Equity Raise Amount less the Stage I Equity Raise Amount.

21.24	Anti-bribery, Anti-corruption and Anti-money Laundering
Each Obligor shall:

(a)	conduct its businesses in compliance with anti-corruption laws, anti-bribery or anti-money laundering laws, regulations or rules applicable to it in any applicable jurisdiction; and

(b)	maintain policies and procedures designed to promote and achieve compliance with any such laws.

22.	Negative Undertakings

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The undertakings in this Clause 22 (Negative Undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force. The Borrower shall, and shall cause each of its Subsidiaries to, comply with the undertakings contained in this Clause 22 (Negative Undertakings).

22.1	Limitations on Financial Indebtedness
Not create, incur, assume or suffer to exist any Financial Indebtedness except:

(a)	the Obligations (excluding any Hedging Obligations permitted pursuant to Clause 22.1(c));

(b)	Financial Indebtedness incurred in connection with the Interest Rate Cap Agreement;

(c)	Financial Indebtedness incurred in connection with a Hedging Agreement required pursuant to Clause 21.11 (Hedging Agreements);

(d)	Financial Indebtedness existing as at the First Effective Date and not otherwise permitted under this Clause 22.1 and set out in Schedule 14 (Financial Indebtedness and Guarantee Obligations);

(e)	Guarantee Obligations in favour of the BPIFAE Agent for the benefit of the BPIFAE Agent and the Finance Parties;

(f)	unsecured:

(i)	Subordinated Indebtedness owed by any Obligor to another Obligor;

(ii)	Subordinated Indebtedness owed by any Obligor to a Foreign Subsidiary;

(iii)
Financial Indebtedness owed by a Foreign Subsidiary to any Obligor; provided that the aggregate amount of such Financial Indebtedness outstanding at any time pursuant to this paragraph (iii) shall not exceed the Foreign Investment Limitation (calculated without regard to paragraph (b) of the definition of Foreign Investment Limitation and excluding the Existing Canadian Note) as of any date of determination;

(iv)	Financial Indebtedness owed by a Foreign Subsidiary to another Foreign Subsidiary; and

(v)	Guarantee Obligations by the Borrower on behalf of any Obligor or Foreign Subsidiary not to exceed US$1,000,000 in aggregate;

(g)
Financial Indebtedness pursuant to the following paragraphs (i) to (v) (and any extension, renewal, replacement or refinancing thereof, but not to increase the aggregate principal amount), provided that at the time such Financial Indebtedness is incurred, the BPIFAE Agent and the Lenders shall have received from the Borrower a Compliance Certificate in form and substance satisfactory to the BPIFAE Agent (including an Adjusted Consolidated EBITDA Reconciliation for the fiscal period covered by such Compliance Certificate), demonstrating that, after giving effect to the incurrence of any such Financial Indebtedness, the Borrower will be in pro forma compliance with the financial covenants set out in Clause 20 (Financial Covenants) applicable at such time:

(i)
Financial Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Leases and/or purchase money Financial Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed US$25,000,000 on any date of determination;

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(ii)
Financial Indebtedness of a person existing at the time such person became a Subsidiary or assets were acquired from such person not exceeding US$10,000,000, to the extent such Financial Indebtedness was not incurred in connection with or in contemplation of, such person becoming a Subsidiary or the acquisition of such assets, which transactions in aggregate since the date of this Agreement do not exceed at any time US$25,000,000;

(iii)	subject to paragraph (l) below, Guarantee Obligations with respect to Financial Indebtedness permitted pursuant to paragraph (g) of this Clause 22.1;

(iv)	Financial Indebtedness of Foreign Subsidiaries, not to exceed in the aggregate at any time outstanding US$2,000,000; and

(v)
Subordinated Indebtedness not otherwise permitted pursuant to this Clause 22.1 in an aggregate amount outstanding not to exceed US$200,000,000 at any time, provided that, no Event of Default has occurred and is continuing and subject to the prior agreement of an Acceptable Intercreditor Agreement. For the avoidance of doubt, neither a Borrower nor a Subsidiary shall incur any Subordinated Indebtedness which permits any cash payment in respect of Subordinated Indebtedness prior to the Final Maturity Date without the prior written consent of the BPIFAE Agent;

(h)
Financial Indebtedness incurred in respect of workers’ compensation claims, self‑insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Borrower or one of its Subsidiaries in the ordinary course of trading, not to exceed in the aggregate at any time outstanding US$10,000,000;

(i)
Financial Indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument in the ordinary course of trading inadvertently drawn against insufficient funds, provided however, that such Financial Indebtedness is extinguished within five (5) Business Days and does not exceed in the aggregate at any time outstanding US$10,000,000;

(j)
Financial Indebtedness arising from any agreement by the Borrower or any of its Subsidiaries providing for indemnities, guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performances of the acquired or disposed assets or similar obligations incurred by any person in connection with the acquisition or disposition of assets or Capital Stock as permitted by this Agreement provided that such Financial Indebtedness does not exceed in the aggregate at any time outstanding US$10,000,000;

(k)	Financial Indebtedness incurred in connection with any Permitted Vendor Indebtedness;

(l)	Guarantee Obligations of the Subsidiary Guarantors in connection with the 8% New Notes provided that:

(i)	such Guarantee Obligations are subordinated to the provisions of the Finance Documents;

(ii)	at the time that such Guarantee Obligations are entered into, no member of the Thermo Group is in breach of any of its obligations in respect of the Equity Commitments;

(iii)	the Borrower shall have received the 2013 Closing Commitment and the 2013 Year-End Commitment;

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(iv)	no Event of Default has occurred which is continuing;

(v)	the terms of such Guarantee Obligations shall be consistent with, and no less favourable to the Lenders than, the terms set out in the 5.75% Notes Term Sheet;

(vi)	each Subsidiary Guarantor is a party to the Subsidiary Guarantor Subordination Deed; and

(vii)	the Guarantee Obligations shall not be entered into prior to 26 December 2013; and

(m)	Financial Indebtedness otherwise approved by the BPIFAE Agent in writing.

22.2	Limitations on Liens
Not create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

(a)	Liens of the Security Agent or the BPIFAE Agent (as the case may be) for the benefit of the Finance Parties under the Finance Documents;

(b)	Liens not otherwise permitted by this Clause 22 (Negative Undertakings) and in existence on the date of this Agreement and described in Schedule 17 (Existing Liens);

(c)
Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)	the claims of material men, mechanics, carriers, warehousemen, processors or landlords for labour, materials, supplies or rentals incurred in the ordinary course of trading:

(i)	which are not overdue for a period of more than ninety (90) days; or

(ii)	which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e)
Liens consisting of deposits or pledges made in the ordinary course of trading in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

(f)
Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of trading;

(g)	Liens existing on any asset of any person at the time such person becomes a Subsidiary or is merged or consolidated with or into a Subsidiary which:

(i)	were not created in contemplation of or in connection with such event; and

(ii)
do not extend to or cover any other property or assets of the Borrower or any Subsidiary, so long as any Financial Indebtedness related to any such Liens are permitted under Clause 22.1(g)(ii) (Limitations on Financial Indebtedness):

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(h)	Liens securing Financial Indebtedness permitted under Clause 22.1(g)(i) (Limitations on Financial Indebtedness) provided that:

(i)	such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset;

(ii)	such Liens do not at any time encumber any property other than the property financed by such Financial Indebtedness;

(iii)	the amount of Financial Indebtedness secured thereby is not increased; and

(iv)
the principal amount of Financial Indebtedness secured by any such Lien shall at no time exceed one hundred per cent. (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

(i)
Liens securing Financial Indebtedness permitted under Clause 22.1(g)(iv) (Limitations on Financial Indebtedness) provided that such liens do not at any time encumber any property other than that of the applicable Foreign Subsidiary obliged with respect to such Financial Indebtedness;

(j)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of trading;

(k)	Liens incurred or deposits made in the ordinary course of trading in connection with workers’ compensation, unemployment insurance and other types of social security;

(l)	rights of banks to set‑off deposits against debts owed to such banks;

(m)
Liens upon specific items of inventory or other goods and proceeds of the Borrower and its Subsidiaries securing their obligations in respect of bankers’ acceptances issued or created for the account of any such person to facilitate the purchase, storage or shipment of such inventory or other goods;

(n)	Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or one of its Subsidiaries relating to such property or assets;

(p)	Liens on assets that are the subject of a sale and leaseback transaction permitted by the provisions of this Agreement;

(q)
Liens securing Permitted Vendor Indebtedness, provided that such Lien does not attach or encumber any asset or property of the Borrower or any Subsidiary thereof other than the asset or personal property which is the subject of such obligation;

(r)	Liens securing Financial Indebtedness permitted by Clause 22.1(b) or (c) (Limitations on Financial Indebtedness);

(s)	Liens not otherwise permitted under this Agreement securing obligations not at any time exceeding in aggregate US$5,000,000; and

(t)	Liens otherwise approved by the BPIFAE Agent in writing.

22.3	Limitations on Loans, Investments and Acquisitions

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Not purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalisation of any Subsidiary), evidence of Financial Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or any other investment or interest whatsoever in any other person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person except:

(a)	investments:

(i)	existing on the date of this Agreement in Subsidiaries existing on the date of this Agreement;

(ii)	after the date of this Agreement in:

(A)	existing Subsidiaries; and/or

(B)	Subsidiaries formed after the date of this Agreement, provided that, in each case:

(x)	the Borrower and its Subsidiaries comply with the applicable provisions of Clause 21.5 (Additional Domestic Subsidiaries); and

(y)	the amount of any such investments in a Foreign Subsidiary shall not exceed the Foreign Investment Limitation as of the date of such investment;

(iii)	the other loans, advances and investments described on Schedule 21 (Existing Loans, Investments and Advances) existing on the date of this Agreement;

(iv)	by any Subsidiary in the Borrower;

(v)	in connection with the Permitted Peruvian Acquisition, provided that:

(A)	the Borrower and its Subsidiaries comply with the applicable provisions of Clause 21.6 (Additional Foreign Subsidiaries); and

(B)	the amount of any such investments in a Foreign Subsidiary shall not exceed the Foreign Investment Limitation as of the date of such investment;

(b)	investments in:

(i)	marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred and twenty (120) days from the date of acquisition thereof;

(ii)	commercial paper maturing no more than one hundred and twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s;

(iii)
certificates of deposit maturing no more than one hundred and twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than US$500,000,000 and having a rating of “A” or better from either S&P or Moody’s; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed US

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$5,000,000 for any one such certificate of deposit and US$10,000,000 for any one such bank;

(iv)
time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and

(v)	other investments permitted by the Borrower’s investment policy as of the date hereof in the form attached at Schedule 27 (Investment Policy);

(c)	investments by the Borrower or any of its Subsidiaries in the form of Permitted Joint Venture Investments or, with the prior written consent of the Lenders, Permitted Acquisitions;

(d)
Hedging Agreements permitted pursuant to Clause 21.11 (Hedging Agreements) and any Interest Rate Cap Agreement and investments in collateral accounts securing any Hedging Agreements and Interest Rate Cap Agreement;

(e)	purchases of assets in the ordinary course of trading;

(f)	investments in the form of loans and advances to employees in the ordinary course of trading, which, in aggregate, do not exceed at any time US$500,000;

(g)	intercompany Financial Indebtedness permitted pursuant to Clause 22.1(e) (Limitations on Financial Indebtedness);

(h)
loans to one (1) or more officers or other employees of the Borrower or its Subsidiaries in connection with such officers’ or employees’ acquisition of Capital Stock of the Borrower in the ordinary course of trading, consistent with the Borrower’s equity incentive plan, which, in aggregate, do not exceed at any time US$500,000;

(i)	endorsement of cheques or bank drafts for deposit or collection in the ordinary course of trading;

(j)	performance, surety and appeal bonds;

(k)	investments consisting of non‑cash consideration received by the Borrower or any of its Subsidiaries from the sale of assets or Capital Stock of a Subsidiary as permitted by this Agreement; and

(l)	investments in Globaltouch (West Africa) Limited provided that:

(i)	the amount of such investment does not exceed US$5,000,000 including any such investment made prior to the date of this Agreement;

(ii)	the investment complies with paragraphs (b), (d) and (e) of the definition of Permitted Joint Venture Investments; and

(iii)	the Borrower shall deliver such information relating to the investment as the BPIFAE Agent may reasonably request.

22.4	Limitations on Mergers and Liquidations

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Not merge, consolidate or enter into any similar combination with any other person or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)
any Wholly‑Owned Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving person);

(b)
any Wholly‑Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly‑Owned Subsidiary; (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Borrower or a Subsidiary Guarantor);

(c)	any Wholly‑Owned Subsidiary of the Borrower may merge with or into the person such Wholly‑Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(d)	any Subsidiary of the Borrower may wind‑up into the Borrower or any Subsidiary Guarantor.

22.5	Limitations on Asset Dispositions
Not make any Asset Disposition (including, without limitation, the sale of any receivables and leasehold interests and any sale‑leaseback or similar transaction) except:

(a)	the sale of inventory in the ordinary course of trading;

(b)	the sale of obsolete, damaged, worn‑out or surplus assets no longer needed in the business of the Borrower or any of its Subsidiaries;

(c)
any lease or sub‑licence of spectrum subject to a Communications Licence provided that such lease or sub‑licence is on bona fide arms length terms at the time such agreement is entered into and does not have, and could not reasonably expected to have, a Material Adverse Effect;

(d)	the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to Clause 22.4 (Limitations on Mergers and Liquidations); and

(e)	the sale or discount without recourse of accounts receivable arising in the ordinary course of trading in connection with the compromise or collection thereof.

22.6	Limitations on Dividends and Distributions
Not (and shall procure that each member of the Group shall not) pay or make any Shareholder Distribution without the prior written consent of all the Lenders (including any repayment of the US$35,000,000 (or such higher amount to take into account accrued but unpaid interest) shareholder loan from Thermo to the Borrower and all other amounts owing to Thermo under the Thermo Loan Agreement).

22.7	Limitations on Exchange and Issuance of Capital Stock
Except as provided for in the Borrower’s 2006 Equity Incentive Plan and the “Designated Executive Incentive Award Agreement”, not issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be:

(a)	convertible or exchangeable into Financial Indebtedness; or

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(b)
required to be redeemed or repurchased prior to the date that is six (6) Months after the Final Maturity Date, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

22.8	Transactions with Affiliates
Not directly or indirectly:

(a)
make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates, unless otherwise expressly permitted under this Agreement; or

(b)	enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates other than:

(i)
transactions permitted by Clause 22.1 (Limitations on Financial Indebtedness), 22.3 (Limitations on Loans, Investments and Acquisitions), 22.4 (Limitations on Mergers and Liquidations) and 22.7 (Limitations on Exchange and Issuance of Capital Stock);

(ii)	transactions existing on the date of this Agreement and described in Schedule 20 (Transactions With Affiliates);

(iii)	normal compensation and reimbursement of reasonable expenses of officers and directors including adoption of a restricted stock bonus or purchase plan;

(iv)
other transactions in the ordinary course of trading on terms as favourable as would be obtained by it on a comparable arms‑length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower;

(v)	subject to the provisions of Clause 22.14 (Employee Incentive Plans), the Borrower’s incentive compensation plan described in Schedule 22 (Incentive Plan); and

(vi)	transactions pursuant to the Finance Documents.

22.9	Certain Accounting Changes; Organisational Documents

(a)	Not change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP.

(b)	Not amend, modify or change:

(i)	its articles of incorporation (or corporate charter or other similar organizational documents); or

(ii)	its bylaws (or other similar documents),
in any such case, in any manner adverse in any respect to the rights or interests of the Finance Parties.

22.10	Amendments; Payments and Prepayments of Subordinated Indebtedness

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(a)	Not amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness without the consent of the BPIFAE Agent and the Lenders.

(b)	Not cancel, forgive, make any payment or prepayment on, or redeem or acquire for value including, without limitation:

(i)	by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paving when due; and

(ii)
at the maturity thereof any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Clause 22.1 (Limitations on Financial Indebtedness).

22.11	Restrictive Agreements
Not enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of the Borrower to pay dividends to the Borrower.

22.12	Nature of Business
Not alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the date of this Agreement. Without limiting the foregoing, the Borrower will not permit or cause any Licence Subsidiary to engage in any line of business or engage in any other activity (including without limitation incurring liabilities) other than the ownership of one or more Communications Licences; provided that, subject to any restrictions under Applicable Law with respect to Communications Licences, the Borrower shall cause each of the Licence Subsidiaries to execute and deliver a Guarantee Agreement and each other Finance Document to which such Licence Subsidiary is a party. In no event shall:

(a)	any Licence Subsidiary own any assets other than one (1) or more Communications Licences (and assets reasonably related thereto to the extent necessary to comply with all Applicable Law); and

(b)	neither the Borrower nor any Subsidiary other than a Licence Subsidiary shall hold any Communications Licence issued by the FCC or the ANFR.

22.13	Impairment of Liens
Not take or omit to take any action, which might or would have the result of materially impairing the security interests created in favour of the BPIFAE Agent with respect to the Collateral or grant to any person (other than the BPIFAE Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Financial Indebtedness permitted under Clause 22.1 (Limitations on Financial Indebtedness), Permitted Liens and Asset Dispositions permitted under Clause 22.5 (Limitations on Asset Dispositions).

22.14	Employee Incentive Plans
Not (and shall procure that each member of the Group shall not) make any payment in cash under any employee incentive plan unless approved in writing by the BPIFAE Agent.

22.15	No Hedging

(a)
Other than in accordance with Clause 21.11 (Hedging Agreements) or by way of the Interest Rate Cap Agreements, the Borrower shall not, without the consent of the BPIFAE Agent, enter into any Hedging Agreement.

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(b)	Hedging Agreements shall not be entered into with any parties other than the Original Lenders.

22.16	Commercial Contracts

(a)	Not amend or grant any waiver:

(i)
in respect of any provision of any Commercial Contract relating to the first twenty four (24) Satellites, if such amendment or waiver would or could reasonably be expected to adversely affect the Lenders; and

(ii)
in respect of any other provision of any Commercial Contract not referred to in paragraph (a)(i) above, if such amendment or waiver would or could reasonably be expected to have a Material Adverse Effect.

(b)
Not exercise the option to order from the Supplier up to eighteen (18) additional recurring Spacecraft (as such term is defined in the Satellite Construction Contract) pursuant to Article 29(B) (Options) of the Satellite Construction Contract without the prior written consent of the BPIFAE Agent.

22.17	No Amendments to Convertible Notes, First Terrapin Purchase Agreement or Second Terrapin Purchase Agreement

(a)
Not amend, vary, modify, waive any provision of or agree to the amendment, variation, waiver or modification of any documents relating to any of the Convertible Notes, the First Terrapin Purchase Agreement or the Second Terrapin Purchase Agreement, in each case, without the prior written consent of all the Lenders, save for any amendment in respect of the extension of the redemption date in respect of any of the Convertible Notes.

(b)	Not terminate (pursuant to a breach or default), or permit any termination of, such documents referred to in paragraph (a) above, in each case without the prior written consent of all the Lenders.

22.18	No Amendments to Key Agreements
Not amend, vary, modify, waive any provision of or agree to the amendment, variation, waiver or modification of any Key Agreement unless such action:

(a)	is required by Applicable Law;

(b)
has not, or could not reasonably be expected to have, a material adverse effect on the ability of the Borrower or relevant counterparty to such Key Agreement to perform its obligations under such Key Agreement or to comply with its obligations under the Finance Documents; or

(c)	is permitted by the Finance Documents.

22.19	Expenditure on Group Spectrum Rights
Not, at any time, incur any expenditure relating to (either directly or indirectly) the Group’s Spectrum rights:

(a)	(either individually or in aggregate) in an amount that exceeds the lesser of:

(i)	US$20,000,000; and

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(ii)
twenty per cent. (20%) of the aggregate of any Net Cash Proceeds raised pursuant to an Equity Issuance or any arrangements evidencing any Subordinated Indebtedness from 1 January 2017 through to 31 December 2019 (inclusive); and

(b)	on and following 30 June 2017, other than in accordance with the then-applicable Spectrum Plan.

22.20	Anti-bribery, Anti-corruption and Anti-money Laundering
Not engage in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction.

22.21	Sanctions
Not, directly or indirectly, use the proceeds of any Utilisation or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person (as such term is defined in Clause 18.27 (Sanctions)):

(a)
to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person (as such term is defined in Clause 18.27 (Sanctions)) or Sanctioned Country (as such term is defined in Clause 18.27 (Sanctions)); or

(b)
in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in any Utilisation hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security trustee or otherwise).

23.	Events of Default
Each of the events or circumstances set out in Clause 23 (Events of Default) is an Event of Default.

23.1	Non‑Payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within:

(i)	in the case of paragraph (a)(i) above:

(A)	in the case of payments of principal and interest, within two (2) Business Days of its due date; or

(B)	in the case of any other payment, within four (4) Business Days of its due date; and

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(ii)	in the case of paragraph (a)(ii) above:

(A)	in the case of payments of principal and interest, within three (3) Business Days of the cessation (or reasonable avoidance) of such Disruption Event; or

(B)	in the case of any other payment, within five (5) Business Days of the cessation (or reasonable avoidance) of such Disruption Event.

23.2	Financial Covenants

(a)	Any requirement of Clause 20 (Financial Covenants) is not satisfied.

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) days of the earlier of the BPIFAE Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

(c)
No Event of Default under paragraph (a) above will occur if no later than the date that is thirty (30) days after the earlier of the BPIFAE Agent giving notice to the Borrower or the Borrower becoming aware of, in each case, the breach of the relevant covenant in respect of a Relevant Period, the Borrower has received an Equity Cure Contribution in respect of that breach (a “Relevant Contribution”) and the Borrower satisfies the relevant covenant recalculated to take into account such Relevant Contribution, provided that any such Equity Cure Contribution shall be in a minimum amount of US$10,000,000 (the “Minimum Contribution Amount”) and the Borrower may not cure a breach of a relevant covenant as contemplated under this paragraph (c) where such breach is determined on any date falling after 31 December 2019 (unless such breach is for a Relevant Period ending on 31 December 2019).

(d)
Notwithstanding anything in this Agreement to the contrary, if there is a breach of Clause 20.5 (Net Debt to Adjusted Consolidated EBITDA) for any Relevant Period commencing with the Relevant Period that begins on 1 January 2018 and expires on 31 December 2018 and ending with the Relevant Period that begins on 1 January 2019 and expires on 31 December 2019, then such breach may be cured pursuant to paragraph (c) above with the making of an Equity Cure Contribution in an amount equal to the lesser of:

(i)	the amount required to ensure that the ratio of Net Debt to Adjusted Consolidated EBITDA is equal to or less than the ratio set out in column 2 (Column 2 – Ratio) opposite that Relevant Period; and

(ii)
the amount required to cure any breach of Clause 20.3 (Adjusted Consolidated EBITDA) for such Relevant Period (before application of the Minimum Contribution Amount pursuant to paragraph (c) above) multiplied by a factor of 1.5, provided that such amount, if less than the Minimum Contribution Amount, shall be increased to the Minimum Contribution Amount in order to comply with paragraph (c) above.

(e)
Notwithstanding anything in this Agreement to the contrary, no portion of any Equity Cure Contribution made pursuant to paragraph (c) above on account of a breach of a covenant during a particular Relevant Period shall be applied to any breach of any covenant in any earlier or subsequent Relevant Periods.

23.3	Other Obligations

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(a)
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non‑Payment), Clause 23.2 (Financial Covenants), Clause 21.19 (Equity Commitments), Clause 21.22 (Second Generation Ground Station), Clause 21.23 (The 2017 Equity Raise), Clause 22.21 (Sanctions), Clause 23.23 (Convertible Notes), Clause 23.24 (Termination of Trading) or Clause 23.25 (Purchase Notice)).

(b)
The Borrower does not comply with Clause 21.19 (Equity Commitments), Clause 21.22 (Second Generation Ground Station), Clause 21.23 (The 2017 Equity Raise), Clause 22.21 (Sanctions), Clause 23.23 (Convertible Notes), Clause 23.24 (Termination of Trading) or Clause 23.25 (Purchase Notice).

(c)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:

(i)	the BPIFAE Agent giving notice to the Borrower; or

(ii)	the Borrower becoming aware of the failure to comply.

23.4	Misrepresentation
Any representation or statement made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made and, if capable of remedy, is not remedied within twenty (20) Business Days of the BPIFAE Agent giving notice to the Borrower or an Obligor becoming aware of such misrepresentation.

23.5	Cross Default

(a)	Any Financial Indebtedness of any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Material Subsidiary is cancelled or suspended by a creditor of any Material Subsidiary as a result of an event of default (however described).

(d)
Any creditor of any Material Subsidiary becomes entitled to declare any Financial Indebtedness of any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$5,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency
Any Material Subsidiary shall:

(a)
commence a voluntary case (or analogous motion) under the federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings;

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(b)
file a petition (or analogous motion) seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up, composition for adjustment of debts or analogous proceedings;

(c)	consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws;

(d)
apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign;

(e)	admit in writing its inability to pay its debts as they become due;

(f)	make a general assignment for the benefit of creditors;

(g)	take any corporate action for the purpose of authorising any of the foregoing; or

(h)
suspend or threaten to suspend making payment on any of its debts or by reason of actual or anticipated financial difficulties commences negotiations with one (1) or more of its creditors with a view to rescheduling any of its indebtedness (other than the Finance Parties in connection with this Agreement).

23.7	Insolvency Proceedings
A case or other proceeding shall be commenced against a Material Subsidiary in any court of competent jurisdiction and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, seeking:

(a)	relief under the federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings; or

(b)
the appointment of a trustee, receiver, custodian, liquidator or the like for a Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws or under other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganisation, winding‑up or adjustment of debts or analogous proceedings) shall be entered.

23.8	Creditors’ Process
Any attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Subsidiary having an aggregate value of US$1,000,000 and is not discharged within twenty (20) Business Days or such longer period of time if such Material Subsidiary is contesting such process in good faith provided that, such process:

(a)	is in any event discharged within one hundred and eighty (180) days; and

(b)	does not have or could not reasonably be likely to have a Material Adverse Effect.

23.9	Unlawfulness and Invalidity

(a)
It is or becomes unlawful for an Obligor, or any other member of the Group or the Thermo Group party to an Acceptable Intercreditor Agreement, to perform any of its obligations under the Transaction Documents or any Acceptable Intercreditor Agreement to which it is a party or any Lien created or expressed to be created or evidenced by a Security Document ceases to be effective or any subordination under any Acceptable Intercreditor Agreement is or becomes unlawful.

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(b)
Any obligation or obligations of any Obligor under any Finance Document, or any other member of the Group or the Thermo Group under an Acceptable Intercreditor Agreement, are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents or Acceptable Intercreditor Agreement.

(c)
Any Transaction Document is terminated or ceases to be in full force and effect or any Lien or subordination created under a Security Document or an Acceptable Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)
No Event of Default under paragraphs (b) and (c) above will occur in respect of a Finance Document (other than this Agreement and an Acceptable Intercreditor Agreement) if the failure to comply is capable of remedy and is remedied within three (3) Business Days of the BPIFAE Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

23.10	Material Adverse Change
Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect provided that, no Event of Default shall occur under this Clause 23.10 if such event or circumstance is capable of being remedied and is remedied to the satisfaction of the BPIFAE Agent within thirty (30) days of the BPIFAE Agent giving notice to the Borrower or the Borrower the becoming aware of the occurrence of such event or circumstance.

23.11	Repudiation and Rescission of Agreements
An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or evidences an intention to rescind or repudiate a Transaction Document, which has or is likely to have a Material Adverse Effect.

23.12	Expropriation
The authority or ability of a Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Material Subsidiary or any of its assets.

23.13	Litigation

(a)
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced, threatened or continued against any Material Subsidiary or its assets which has or is reasonably likely to have a Material Adverse Effect unless such action is frivolous or vexatious.

(b)
Any material contingent liability known to the Borrower and related to any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes exists (a “Relevant Liability”) and:

(i)	the Relevant Liability is reduced to final judgment or settlement and declared to be payable by the Borrower; and

(ii)	the payment of such Relevant Liability:

(A)	is not contemplated in the then current Agreed Business Plan (other than any Permitted Supplier Indebtedness that is Permitted Vendor

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Indebtedness or amounts that might become due and that are approved by the BPIFAE Agent (acting on the instructions of the Majority Lenders)); and

(B)	would result in a material adverse change to the cash flows of the Borrower, save where appropriate reserves have been allocated to the Relevant Liability.

23.14	Audit Qualification
The auditors of the Group qualify the audited annual consolidated financial statements of the Group in respect of the calendar year ending 31 December 2013 and all subsequent audited annual consolidated financial statements, to an extent that has or could reasonably be expected to have a Material Adverse Effect.

23.15	ERISA Termination Event
The occurrence of any of the following events:

(a)
any Obligor or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Multiemployer Plan or Section 412 of the Code, or Section 302 of ERISA, such Obligor or ERISA Affiliate is required to pay as contributions thereto;

(b)
the Borrower or any ERISA Affiliate as an employer under one (1) or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plan notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding US$2,500,000; or

(c)	any

(i)	ERISA Termination Event;

(ii)	Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liabilities); or

(iii)	potential withdrawal liability under Section 4201 of ERISA, if any Obligor or ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans, and the events described in paragraphs  (c)(i), (ii) and (iii), either individually or in the aggregate, have resulted, or would be reasonably expected to result, in a material liability of any Obligor or any ERISA Affiliate.

23.16	Environmental
Any one (1) or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

23.17	Failure to Bring Satellites in Service
The Borrower has failed to achieve Final In‑Orbit Acceptance by 15 October 2013.

23.18	Debt Service Reserve Account

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At any time the Debt Service Reserve Account is not fully funded with the DSRA Required Balance within five (5) Business Days of any drawdown of such Project Account.

23.19	Second Terrapin Purchase Agreement

(a)	The occurrence of any of the following events:

(i)	the Borrower or Terrapin breaches or fails to comply with any term of the Second Terrapin Purchase Agreement;

(ii)	a default (howsoever described) occurs under the Second Terrapin Purchase Agreement;

(iii)	either Terrapin or the Borrower has the right to terminate the Second Terrapin Purchase Agreement pursuant to Article VII thereof;

(iv)
Terrapin fails to purchase Capital Stock of the Borrower on such terms as are specified in a Fixed Request Notice (as defined in the Second Terrapin Purchase Agreement) provided to Terrapin pursuant to clause 2.1 (Fixed Request Notice) of the Second Terrapin Purchase Agreement;

(v)	any amendment, variance, modification, or waiver of any provision of the Second Terrapin Purchase Agreement, in each case, without the prior written consent of all the Lenders; or

(vi)
at any time, the Borrower has no right to deliver a Fixed Request Notice, or Terrapin is not required to accept a Fixed Request Notice, in either case as a result of the Borrower’s inability to comply with any of the conditions precedent specified in clause 6.3 (Conditions Precedent to the Obligation of the Investor) of the Second Terrapin Purchase Agreement, including, without limitation, the suspension of trading in or delisting of the Borrower’s Capital Stock from the Trading Market (as defined in the Second Terrapin Purchase Agreement) or the Borrower’s failure to have the Registration Statement (as defined in the Second Terrapin Purchase Agreement) declared effective or to maintain such effectiveness, provided that no Event of Default under this Clause 23.19 (Second Terrapin Purchase Agreement) will occur if, within thirty (30) days of the occurrence of any of the events described in paragraphs (a)(i), (ii), (iii), (iv), (v) or (vi) above, the Borrower:

(A)	remedies the occurrence of such condition in a manner reasonably satisfactory to the Finance Parties; or

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(B)
executes with an investor not affiliated with Terrapin (a “Replacement Investor”) a committed financing agreement in form and substance reasonably satisfactory to the Finance Parties and on terms and conditions no less favourable to the Borrower and the Finance Parties than those which were provided by Terrapin pursuant to the Second Terrapin Purchase Agreement for the balance of Terrapin’s financing obligations under the Second Terrapin Purchase Agreement (a “Replacement Purchase Agreement”) and such Replacement Investor provides to the BPIFAE Agent such documents and information reasonably requested by the Finance Parties, including, without limitation, for “know your customer” or other similar checks in respect of such Replacement Investor, in form and substance reasonably satisfactory to the Finance Parties.

(b)
Notwithstanding paragraph (a) above, if the Borrower executes a Replacement Purchase Agreement then any reference to “Terrapin” and the “Second Terrapin Purchase Agreement” in this Clause 23.19 (Second Terrapin Purchase Agreement) and in Clause 22.17 (No Amendments to Convertible Notes, First Terrapin Purchase Agreement or Second Terrapin Purchase Agreement) shall be deemed to include a reference to the Replacement Investor or the Replacement Purchase Agreement, as applicable.

23.20	BPIFAE Insurance Policy
The credit insurance cover under the BPIFAE Insurance Policy extended by BPIFAE in favour of the Lenders in respect of each Facility ceases to be in full force and effect for a reason attributable to the Borrower.

23.21	Breach of Subordination Arrangements

(a)
The Borrower breaches or repudiates any document relating to any notes issued by the Borrower (including the Convertible Notes), including, but not limited to, any subordination arrangements relating to such notes.

(b)
Any enforcement action is taken by any noteholder in violation of any subordination arrangement relating to any of the Convertible Notes (but excluding any action in which the Borrower diligently defends itself, each Finance Party and the subordination arrangement (as applicable) and which is dismissed within sixty (60) days or such longer period as the BPIFAE Agent may agree) or any noteholder obtains an adverse judgment by a court of relevant jurisdiction (whether or not subject to appeal) that has not been stayed as to the invalidity, unenforceability or other ineffectiveness of any subordination arrangement in respect of any of the Convertible Notes.

(c)	Any:

(i)	third party providing funds to the Group pursuant to an Equity Commitment;

(ii)	party to an Acceptable Intercreditor Agreement (other than a Finance Party); or

(iii)	other person providing Subordinated Indebtedness,
in each case, breaches or repudiates any subordination agreement entered into by such third party.

23.22	Equity Commitments

(a)	Any member of the Thermo Group (or any relevant third party) fails to make available to the Borrower the Equity Commitments when required at the times and in the manner

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contemplated by the First Global Deed of Amendment and Restatement, the First Thermo Group Undertaking Letter, the Second Global Amendment and Restatement Agreement, or the Second Thermo Group Undertaking Letter (as the case may be).

(b)
Any member of the Thermo Group (or any relevant third party) terminates, breaches (other than a breach referred to in paragraph (a) above) or repudiates any document evidencing any Equity Commitment, provided that no Event of Default shall occur under this paragraph (b):

(i)
in relation to any breach by a third party in circumstances where a member of the Thermo Group assumes such third party’s obligations under such document within twenty (20) days and on no more onerous terms for the Borrower; or

(ii)	once the Equity Commitment has been fulfilled.

23.23	Convertible Notes

(a)
Other than as provided in paragraph (f) below, the Borrower or any Subsidiary makes a payment to or for the benefit of any holder of any of the Convertible Notes in cash (rather than equity) or the Borrower exercises the call right in respect of the 8% New Notes exercisable in December 2013 or in 2017, in each case, without the prior written consent of the Majority Lenders.

(b)
Any Subsidiary enters into or delivers to the holders of the 8% New Notes a guarantee in a manner or in circumstances inconsistent with the provisions of Clause 22.1 (Limitations on Financial Indebtedness).

(c)
Any of the 8% Old Notes or the 5% Notes are redeemed (in whole or in part) prior to the Final Discharge Date. For the avoidance of doubt, non-payment of the 8% Old Notes or the 5% Notes at maturity shall not constitute an Event of Default for the purposes of Clause 23.5 (Cross Default).

(d)	James Monroe III, Thermo, the Borrower, any Subsidiary Guarantor or any of their respective Affiliates (directly, indirectly or beneficially) exercises any put option with respect to the 8% New Notes.

(e)
Other than as provided in paragraph (f) below, any put option is exercised by the relevant noteholders under the 8% New Notes, the 8% Old Notes or the 5% Notes as a result of the occurrence of a “Fundamental Change” (as such term is defined in the Fourth Supplemental Indenture).

(f)	For the avoidance of doubt, paragraphs (a) and (e) do not relate to the put options in respect of the 8% New Notes which may be exercised in April 2018 or April 2023.

23.24	Termination of Trading
The occurrence of any “Termination of Trading” (as such term is defined in the Fourth Supplemental Indenture).

23.25	Purchase Notice
Any Purchase Notice is delivered by James Monroe III, Thermo, any Subsidiary Guarantor or any of their respective Affiliates pursuant to the terms of the Fourth Supplemental Indenture without any waiver of this provision from the Majority Lenders.

23.26	Certification

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Any certification by an Obligor under, or as required by, any of the Finance Documents is incorrect in any material respect when delivered.

24.	Remedies Upon an Event of Default

24.1	Acceleration
On and at any time after the occurrence of an Event of Default (other than an Event of Default as set out in Clauses 23.6(a), (b), (c), (d), (f) and (g) (Insolvency) and 23.7(a) (Insolvency Proceedings)) which is continuing, the BPIFAE Agent may, and it shall if so directed by the Majority Lenders:

(a)	by notice to the Borrower:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled and no further Utilisations shall be requested or made under a Facility; and/or

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon the same shall become immediately due and payable; and/or

(iii)	declare that all or part of the Loans are payable on demand, whereupon they shall become immediately due and payable; and/or

(b)	without notice to the Borrower:

(i)	exercise or direct the Security Agent or the Offshore Account Bank to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents; and/or

(ii)	exercise all other contractual and legal rights of the Finance Parties in respect of any Liens; and/or

(iii)	take any other action and pursue any other remedies available under Applicable Law or under the Finance Documents.

24.2	Automatic Acceleration
Following the occurrence of an Event of Default as set out in Clauses 23.6(a), (b), (c), (d), (f) and (g) (Insolvency), 23.7(a) (Insolvency Proceedings) or upon the occurrence of a Change of Control, the obligations of the Borrower shall be automatically accelerated without any requirement for notice from the Finance Parties whereupon:

(a)	the Total Commitments shall be immediately cancelled and no further Utilisations shall be requested or made under a Facility;

(b)
the Loans, together with accrued interest and all other amounts accrued and outstanding under the Finance Documents (including the BPIFAE 2013 Deferred Fee Premium and the Restructuring Fee) shall become immediately due and payable;

(c)	the Security Agent shall be entitled to exercise any or all of its right, remedies, powers or discretions under the Finance Documents;

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(d)	the Finance Parties shall be entitled to exercise all other contractual and legal rights of the Finance Parties in respect of any Liens; and

(e)	the Finance Parties shall be entitled to take any other actions and pursue any other remedies available under Applicable Law or under the Finance Documents.

25.	Security
Unless expressly provided to the contrary, the Security Agent holds any security created by a Security Document for the Finance Parties on the terms set out in Schedule 6 (The Security Agent).

26.	Changes to the Lenders

26.1	Assignments and Transfers by the Lenders
Subject to this Clause 26 (Changes to the Lenders), a Lender (the “Existing Lender”) shall be entitled to assign any of its rights or transfer any of its rights and obligations under the Finance Documents to any person (the “New Lender”) with the prior written consent of:

(a)
    the Borrower (such consent not to be unreasonably withheld or delayed in excess of five (5) Business Days commencing on the day upon which the Existing Lender requests such consent, after which such consent shall be deemed to have been given); provided that, no such consent is required for an assignment or transfer:

(i)	required by any Applicable Law;

(ii)	to a Qualifying Lender or to an existing Lender (or any of its Affiliates);

(iii)	to an Affiliate or other group member of that Lender;

(iv)	to a trust, a special purpose securitisation vehicle or any other entity as part of a securitisation or covered bond transaction;

(v)	to a fund, financial institution or insurance company which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;

(vi)	while a Default is continuing; or

(vii)	to BPIFAE; and

(b)	BPIFAE.

26.2	Conditions of Assignment or Transfer

(a)	The consent of the Borrower to an assignment must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(b)	An assignment will only be effective on:

(i)
receipt by the BPIFAE Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the BPIFAE Agent) that the New Lender will assume the same

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obligations to the other Finance Parties as it would have been under if it was an Original Lender;

(ii)
performance by the BPIFAE Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the BPIFAE Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	when the BPIFAE Agent updates the Register (as defined in Clause 26.8 (Register) below) in accordance with the provisions of Clause 26.8 (Register) below.

(c)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for Transfer or Assignment) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross‑up and Indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the BPIFAE Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3	Assignment or Transfer Fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the BPIFAE Agent (for its own account) a fee of US$2,000.

26.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or the status of the Project;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

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and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re‑transfer or reassignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non‑performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5	Procedure for Transfer or Assignment

(a)	In respect of any transfer:

(i)
subject to the conditions set out in Clause 26.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (iii) below when the BPIFAE Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and updates the Register (as defined in Clause 26.8 (Register) below) in accordance with the provisions of Clause 26.8 (Register) below. The BPIFAE Agent shall, subject to paragraph (ii) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate

(ii)
The BPIFAE Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(iii)	On the Transfer Date:

(A)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from

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the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)
the BPIFAE Agent, the Security Agent, each Mandated Lead Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the BPIFAE Agent, each Mandated Lead Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(D)	the New Lender shall become a Party as a “Lender”.

(iv)
For the avoidance of doubt, for the purposes of article 1278 of the French Civil Code and only in relation to the Borrower Pledge of Bank Accounts, the Borrower Additional Pledge of Bank Accounts and the Holding Account Pledge Agreement it is expressly agreed that the Pledge of Bank Accounts shall be preserved for the benefit of the New Lender and all other Finance Parties.

(b)	In respect of any assignment:

(i)
subject to the conditions set out in Clause  26.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (iii) below when the BPIFAE Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The BPIFAE Agent shall, subject to paragraph (ii) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(ii)
The BPIFAE Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(iii)	On the Transfer Date:

(A)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(B)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(iv)	Lenders may utilise procedures other than those set out in this Clause 26.5 to assign their rights under the Finance Documents (but not, without the consent

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of the relevant Obligor or unless in accordance with this Clause 26.5, to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 26.2 (Conditions of Assignment or Transfer).

26.6	Copy of Transfer Certificate or Assignment Agreement to Borrower
The BPIFAE Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

26.7	Disclosure of Information
Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Lender enters into (or may potentially enter into) any sub‑participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about the Borrower, the Thermo Group, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

26.8	Register

(a)
The Borrower hereby designates the BPIFAE Agent, and the BPIFAE Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Clause 26.8, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.

(b)	Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.

(c)
With respect to any Lender, the transfer or assignment of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until:

(i)	the Transfer Certificate has been executed by the BPIFAE Agent; and

(ii)
such transfer is recorded on the Register maintained by the BPIFAE Agent with respect to ownership of such Commitments and Loans. Prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.

(d)
The registration of an assignment or transfer of all or part of any Commitments and Loans shall be recorded by the BPIFAE Agent on the Register only upon the acceptance by the BPIFAE Agent of a properly executed and delivered Transfer Certificate pursuant to this Clause 26.8.

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(e)
The Borrower agrees to indemnify the BPIFAE Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed upon, asserted against or incurred by the BPIFAE Agent in performing its duties under this Clause 26.8 except to the extent resulting from the gross negligence or wilful misconduct of the BPIFAE Agent (as determined by a court of competent jurisdiction in a final and non‑appealable decision).

26.9	Liens over Lenders’ rights

(a)
In addition to the other rights provided to Lenders under this Clause 26 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from the Borrower or the other Lenders, at any time charge, assign or otherwise create a Lien in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)
any charge, assignment or other Lien (including pursuant to Article L 211-38 et seq. of the French monetary and financial code and pursuant to the European Financial Collateral Directive) to secure obligations to a federal reserve or central bank, or to an Affiliate of a Lender or a special purpose vehicle or any entity set up in connection with a dedicated refinancing scheme for buyer credits in the country of any Lender or in connection with covered bonds programs or to a fund, financial institution or insurance company providing funds dedicated to export credits; and

(ii)
in the case of any Lender which is a fund, any charge, assignment or other Lien granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Lien shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Lien for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents; provided that, this sub-clause (ii) would not be applicable to any Borrower’s grossing-up obligation arising whenever an Affiliate of a Lender which would be a “société de crédit foncier” would become a Lender further to the implementation of a security interest granted in or over all or any rights of such Lender under any Finance Document in favour of such Affiliate.

(b)	The Borrower undertakes to comply with all necessary formalities, if any, and take all necessary steps in order for the assignment, charge or Lien over the relevant Lender’s rights to be created

27.	Changes to the Borrower
The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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28.	Role of the BPIFAE Agent, the Security Agent and the Mandated Lead Arrangers

28.1	Appointment of the BPIFAE Agent and the Security Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the BPIFAE Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party (other than the BPIFAE Agent) appoints the Security Agent to act as its security agent and security trustee under and in connection with the Finance Documents.

(c)
Each other Finance Party authorises the BPIFAE Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the BPIFAE Agent and the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)
Each other Finance Party (other than the BPIFAE Agent) appoints the Security Agent to enforce any Security expressed to be created under the Security Documents as agent (or as otherwise provided) on its behalf, subject always to the terms of the Finance Documents.

28.2	Appointment of the Security Agent (France)

(a)	Each Finance Party (other than the Security Agent) as “mandants” under French law irrevocably:

(i)
appoints the Security Agent to act as agent (mandataire) pursuant to article 1984 of the French Code Civil for the purpose of executing any French Security Documents in its name, including, if required, the appointment of a custodian which shall hold assets on its behalf in custody under any French Security Documents, and the Security Agent accepts such appointment;

(ii)	confirms its approval of the French Security Documents creating or expressed to create a Lien benefiting it and any Lien created or to be created pursuant thereto; and

(iii)
irrevocably authorises, empowers and directs the Security Agent (by itself or by such person as it may nominate) on its behalf, to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the French Security Documents, to take any action and exercise any right, power, authorities and discretion upon the terms and conditions set out in this Agreement under or in connection with the French Security Documents, in each case, together with any other rights, powers and discretions which are incidental thereto, it being understood that each Finance Party (other than the Security Agent) shall issue special powers of attorneys in all cases where the exercise of powers granted under this Agreement requires the issuance of any such special powers of attorney, and the Security Agent accepts such appointment.

(b)	The Security Agent will act solely for itself and as agent for the other Finance Parties in carrying out its functions as agent under the French Security Documents.

(c)
The Security Agent shall not have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, any party to this Agreement other than those for which specific provision is made by the French Security Documents and, to the extent

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permissible under French law, the other provisions of this Agreement, which shall be deemed to be incorporated in this Clause 28.2, where reference is made to the French Security Documents.

(d)
Notwithstanding Clause 39 (Governing Law), this Clause 28.2 shall be governed by, and construed in accordance with, French law. Notwithstanding Clause 40.1 (Jurisdiction), any dispute arising out of this Clause 28.2 shall be submitted to the Tribunal de Commerce de Paris.

(e)
Each Finance Party, the Security Agent and the Borrower irrevocably acknowledge that the existence and extent of the Security Agent’s authority resulting from this Clause 28.2 and the effects of the Security Agent’s exercise of this authority shall be governed by French law.

28.3	Duties of the BPIFAE Agent and the Security Agent

(a)
Each of the BPIFAE Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the BPIFAE Agent or the Security Agent for that Party by any other Party.

(b)	Without prejudice to Clause 26.6 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)
Except where a Finance Document specifically provides otherwise, neither the BPIFAE Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the BPIFAE Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(e)
If the BPIFAE Agent is aware of the non‑payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the BPIFAE Agent, the Security Agent or a Mandated Lead Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The BPIFAE Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

28.4	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No Fiduciary Duties

(a)
Nothing in this Agreement constitutes the BPIFAE Agent, the Security Agent (except as expressly provided in the Finance Documents) or a Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)
Neither the BPIFAE Agent, the Security Agent (except as expressly provided in the Finance Documents) nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group

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The BPIFAE Agent, the Security Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and Discretions of the BPIFAE Agent and the Security Agent

(a)	Each of the BPIFAE Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	Each of the BPIFAE Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non‑Payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Borrower.

(c)	Each of the BPIFAE Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the BPIFAE Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	Each of the BPIFAE Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the BPIFAE Agent, the Security Agent nor a Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

(g)
Save as expressly otherwise provided in any Finance Document, the Security Agent may exercise its trusts, powers and authorities under the Finance Documents in its absolute and unconditional discretion.

28.8	Majority Lenders’ Instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the BPIFAE Agent and the Security Agent shall:

(i)
exercise any right, power, authority or discretion vested in it in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it); and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

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(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)
Each of the BPIFAE Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)
In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the BPIFAE Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)
Neither the BPIFAE Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

(f)
The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent) that all instructions given to it by the BPIFAE Agent, if required to be approved by the Majority Lenders, have been so approved.

28.9	Responsibility for Documentation
None of the BPIFAE Agent, the Security Agent nor a Mandated Lead Arranger:

(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the BPIFAE Agent, the Security Agent, a Mandated Lead Arranger, the Borrower or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.10	Exclusion of Liability

(a)
Without limiting paragraph (b) below, neither the BPIFAE Agent nor the Security Agent will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Transaction Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the BPIFAE Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the BPIFAE Agent or the Security Agent in respect of any claim it might have against the BPIFAE Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the BPIFAE Agent or the Security Agent may rely on this Clause 28.10 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
Neither the BPIFAE Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the BPIFAE Agent, the Security Agent or a Mandated Lead Arranger to carry out any “know your customer” or other checks in

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relation to any person on behalf of any Lender and each Lender confirms to the BPIFAE Agent, the Security Agent and each Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the BPIFAE Agent, the Security Agent and a Mandated Lead Arranger.

28.11	Lenders’ Indemnity to the BPIFAE Agent and the Security Agent
Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the BPIFAE Agent and the Security Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the BPIFAE Agent and the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) notwithstanding its negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the BPIFAE Agent or the Security Agent in acting as BPIFAE Agent or the Security Agent under the Finance Documents (unless the BPIFAE Agent or the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

28.12	Resignation of the BPIFAE Agent and the Security Agent

(a)	Each of the BPIFAE Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively each of the BPIFAE Agent and the Security Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor BPIFAE Agent or Security Agent (as the case may be).

(c)
If the Majority Lenders have not appointed a successor BPIFAE Agent or Security Agent in accordance with Clause 28.12(b) within thirty (30) days after notice of resignation was given, the BPIFAE Agent or the Security Agent (after consultation with the Borrower) may appoint a successor BPIFAE Agent or Security Agent.

(d)
The retiring BPIFAE Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as BPIFAE Agent or Security Agent under the Finance Documents.

(e)	The BPIFAE Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all of any Lien expressed to be created under the Security Documents to that successor.

(g)
Upon the appointment of a successor, the retiring BPIFAE Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28.12. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

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(h)
After consultation with the Borrower, the Majority Lenders may, by notice to the BPIFAE Agent or the Security Agent (as the case may be), require it to resign in accordance with Clause 28.12(a). In this event, the BPIFAE Agent or the Security Agent (as the case may be) shall resign in accordance with Clause 28.12(a).

(i)
The BPIFAE Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor BPIFAE Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the BPIFAE Agent under the Finance Documents:

(i)
the BPIFAE Agent fails to respond to a request under Clause 13.7 (FATCA Information) and a Lender reasonably believes that the BPIFAE Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the BPIFAE Agent pursuant to Clause 13.7 (FATCA Information) indicates that the BPIFAE Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the BPIFAE Agent notifies the Borrower and the Lenders that the BPIFAE Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and, in each case, a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the BPIFAE Agent were a FATCA Exempt Party, and that Lender, by written notice to the BPIFAE Agent, requires it to resign.

28.13	Confidentiality

(a)
In acting as agent for the Finance Parties, each of the BPIFAE Agent and the Security Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of the BPIFAE Agent or the Security Agent, it may be treated as confidential to that division or department and neither the BPIFAE Agent nor the Security Agent shall be deemed to have notice of it.

28.14	Relationship with the Lenders
The BPIFAE Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

28.15	Credit Appraisal by the Lenders
Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the BPIFAE Agent, the Security Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Group;

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(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the BPIFAE Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.16	Reference Banks
If a Reference Bank who is also a Lender (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the BPIFAE Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.17	BPIFAE Agent’s and Security Agent’s Management Time
Any amounts payable to the BPIFAE Agent or the Security Agent (as the case may be) under Clause 15.3 (Indemnity to the BPIFAE Agent), Clause 15.4 (Indemnity to the Security Agent) and Clause 17 (Costs and Expenses) shall include the cost of utilising the BPIFAE Agent’s or the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the BPIFAE Agent or the Security Agent may notify to the Borrower and the Lenders.

28.18	Deduction from Amounts Payable by the BPIFAE Agent and the Security Agent
If any Party owes an amount to the BPIFAE Agent or the Security Agent under the Finance Documents, the BPIFAE Agent or the Security Agent (as the case may be) may, after giving notice to that Party and provided that this will not result in breach of any applicable currency control regulations by the Borrower, deduct an amount not exceeding that amount from any payment to that Party which the BPIFAE Agent or the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents, that Party shall be regarded as having received any amount so deducted.

28.19	Security Agent

(a)	The provisions of Schedule 6 (The Security Agent) shall bind each Party.

(b)
The Security Agent shall promptly transfer to the BPIFAE Agent any amounts received by it under the Finance Documents for application by the BPIFAE Agent in accordance with the order set out in Clause 31.6 (Partial Payments). The Security Agent shall be obliged to make such transfer only to the extent it has actually received such amount.

(c)
At the request of the Security Agent, the BPIFAE Agent shall notify the Security Agent, and shall provide a copy of such notification to the Borrower, of amounts due to any Party under this Agreement, and the due date for such amounts. The Security Agent may accept such notifications as conclusive evidence of the matters to which they relate.

28.20	No Independent Power

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(a)
The Lenders shall not have any independent power to enforce, or have recourse to, any of the Liens expressed to be created under the Security Documents, or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

(b)	This Clause 28.20 is for the benefit of the Finance Parties only.

28.21	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the BPIFAE Agent.

(b)
No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)
No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 28.21 subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

29.	Conduct of Business by the Finance Parties
No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	Sharing among the Finance Parties

30.1	Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the BPIFAE Agent;

(b)
the BPIFAE Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the BPIFAE Agent and distributed in accordance with Clause 31 (Payment Mechanics), without taking account of any Tax which would be imposed on the BPIFAE Agent in relation to the receipt, recovery or distribution; and

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(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the BPIFAE Agent, pay to the BPIFAE Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the BPIFAE Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial Payments).

30.2	Redistribution of Payments
The BPIFAE Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.6 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party’s Rights
On a distribution by the BPIFAE Agent under Clause 30.2 (Redistribution of Payments), of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of Redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the BPIFAE Agent, pay to the BPIFAE Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.	Payment Mechanics

31.1	Payments to the BPIFAE Agent

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(a)
On each date on which the Borrower or a Lender is required to make a payment under a Finance Document (subject to Clause 31.12 (Payments to the Security Agent), the Borrower or Lender shall make the same available to the BPIFAE Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the BPIFAE Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
All payments to be made by the Borrower under this Agreement shall be made in Dollars in immediately available funds to the account of the BPIFAE Agent with account No. 20019409300136 with BNP Paribas S.A., The Equitable Building, 787 Seventh Avenue, New York, SWIFT code BNPAUS3NXXX, in favour of BNP PARIBAS LSI‑BOCI, 150, Rue du Faubourg Poissonnière 75010 Paris, SWIFT code BNPAFRPPXXX, or to such other account as the BPIFAE Agent may from time to time designate to the Borrower in writing.

(c)
For any payment to be made by the Borrower, the Borrower shall ensure that the BPIFAE Agent receives a swift advice of such payment from the Borrower’s bank no later than the Business Day immediately preceding the date of such payment. The swift message shall be sent to BNPAFRPPACH attention BOCI Buyers Credits with references USA/GLOBALSTAR/Loan Agreement dated 5 June 2009 or such other account in the principal financial centre of the country of that currency with such bank as the BPIFAE Agent specifies.

31.2	Evidence of Financial Indebtedness

(a)
Each Loan made by a Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the BPIFAE Agent in the ordinary course of business. The accounts or records maintained by the BPIFAE Agent and each Lender shall be conclusive absent manifest error of the amount of any Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b)
Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower under this Agreement to pay any amount owing with respect to the Obligations. If there is any conflict between the accounts and records maintained by any Lender and the accounts and records of the BPIFAE Agent in respect of such matters, the accounts and records of the BPIFAE Agent shall prevail in the absence of manifest error.

(c)
Upon the request of any Lender or BPIFAE made through the BPIFAE Agent, the Borrower shall immediately execute and deliver to the BPIFAE Agent Promissory Notes which shall be in accordance with the Repayment Schedule previously provided by the Borrower to the Lenders and shall evidence all outstanding Loans (including principal and interest). Each Promissory Note shall be denominated in Dollars and be payable in accordance with Clause 31 (Payment Mechanics). The Borrower shall ensure that each Promissory Note shall be governed by English or French law as selected by the BPIFAE Agent and the Borrower waives any right of protest under any Promissory Note to the extent possible under applicable law.

(d)
Any payment which is due to be made under a Promissory Note that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(e)	If paragraph (d) above applies, interest shall be payable on the principal up to the date of actual payment by the Borrower.

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(f)
Neither the payment date nor the amount of principal and interest specified in the relevant Promissory Note (if any) shall be modified. Notwithstanding that the Promissory Note shall not be modified, the Borrower shall be obliged to make payment in full (including principal and accrued interest) to the BPIFAE Agent in accordance with the provisions of this Clause 31 (Payment Mechanics). Notwithstanding the foregoing, the BPIFAE Agent and the Lenders hereby agree not to demand payment under any Promissory Note prior to exercising its rights pursuant to Clause 24 (Remedies upon an Event of Default).

(g)
If paragraph (d) applies, at least thirty (30) days prior to any payment under a note the payment date of which has been extended in accordance with paragraph (d) above, the BPIFAE Agent shall send to the Borrower a written statement documenting the additional amount of interest owed by the Borrower at such payment date.

(h)
Following the issue of Promissory Notes under this Clause 31.2, on or before each date on which the Borrower makes a repayment or prepayment of any outstanding Loan, it shall execute and deliver to the BPIFAE Agent replacement Promissory Notes. Each such replacement Promissory Note shall be issued on the terms as set out in paragraph (c) and shall, in aggregate, have a face value equal to the principal amount outstanding in respect of the outstanding Loans following such repayment or prepayment. Upon receipt of such replacement Promissory Notes, the BPIFAE Agent shall cancel and return to the Borrower all the Promissory Notes held by it before such repayment or prepayment.

31.3	Distributions by the BPIFAE Agent
Each payment received by the BPIFAE Agent under the Finance Documents for another Party shall, subject to Clause 31.4 (Distributions to the Borrower) and Clause 31.5 (Clawback) and Clause 31.12 (Payments to the Security Agent), be made available by the BPIFAE Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the BPIFAE Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

31.4	Distributions to the Borrower
The BPIFAE Agent and the Security Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set‑off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.5	Clawback

(a)
Where a sum is to be paid to the BPIFAE Agent or the Security Agent under the Finance Documents for another Party, the BPIFAE Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the BPIFAE Agent or the Security Agent pays an amount to another Party and it proves to be the case that the BPIFAE Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the BPIFAE Agent or the Security Agent shall on demand refund the same to the BPIFAE Agent together with interest on that amount from the date of payment to the date of receipt by the BPIFAE Agent or the Security Agent, calculated by it to reflect its cost of funds.

31.6	Partial Payments

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(a)
If the BPIFAE Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the BPIFAE Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the BPIFAE Agent, the Security Agent or the Mandated Lead Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due to the Finance Parties but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The BPIFAE Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7	No set‑off by the Borrower
All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set‑off or counterclaim.

31.8	Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of Account

(a)	Subject to paragraphs (b) and (c) below, Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

31.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into,

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or paid in, the currency or currency unit of that country designated by the BPIFAE Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the BPIFAE Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the BPIFAE Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

31.11	Disruption to Payment Systems etc.
If either the BPIFAE Agent determines (in its discretion) that a Disruption Event has occurred or the BPIFAE Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the BPIFAE Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the BPIFAE Agent may deem necessary in the circumstances;

(b)
the BPIFAE Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the BPIFAE Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the BPIFAE Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)
the BPIFAE Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the BPIFAE Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11 (Disruption to Payment Systems etc.); and

(f)	the BPIFAE Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.12	Payments to the Security Agent
Notwithstanding any other provision of any Finance Document, after a notice has been given to the Borrower under Clause 24 (Remedies Upon an Event of Default), and at any time after any Liens created by or pursuant to any Security Document becomes enforceable, the Security Agent may require the Borrower to pay all sums due under any Finance Document as the Security Agent may direct for application in accordance with the terms of the Security Documents.

32.	Set‑off

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If an Event of Default has occurred and is continuing, a Finance Party may set‑off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set‑off. Following the exercise of a right of set‑off under this Agreement, the relevant Finance Party shall notify the Borrower.

33.	Notices

33.1	Communications in Writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

33.2	Addresses
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower:

Address:	Globalstar, Inc. 300 Holiday Square Boulevard Covington LA 70433 United States of America
Attention:    James Monroe III
Facsimile:    +001 985 335-1900;

(b)	in the case of each Lender, that notified in writing to the BPIFAE Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the BPIFAE Agent and the Security Agent:

Address:	BNP Paribas CIB-COO Office Transaction Management Export Finance ACI: CAT04A1 16, rue de Hanovre 75078 PARIS CEDEX 02 France
Attention:    Mrs Sylvie Caset-Carricaburu / Mrs. Brigitte Quintard
Telephone:    + 33(0) 1 43 16 81 69 / +33(0) 1 43 16 81 76
Facsimile:    + 33(0) 1 43 16 81 84
or any substitute address or fax number or department or officer as the Party may notify to the BPIFAE Agent (or the BPIFAE Agent may notify to the other Parties, if a change is made by the BPIFAE Agent) by not less than five (5) Business Days’ notice.

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33.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the BPIFAE Agent, the Security Agent or the Mandated Lead Arrangers will be effective only when actually received by the BPIFAE Agent, the Security Agent or such Mandated Lead Arranger and then only if it is expressly marked for the attention of the department or officer identified with the BPIFAE Agent’s, the Security Agent’s or such Mandated Lead Arranger’s signature below (or any substitute department or officer as the BPIFAE Agent, the Security Agent or such Mandated Lead Arranger shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the BPIFAE Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 33 will be deemed to have been made or delivered to each of the Obligors.

(e)
Any communications or document which becomes effective in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of Address and Fax Number
Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 33.2 (Addresses) or changing its own address or fax number, the BPIFAE Agent shall notify the other Parties.

33.5	Electronic Communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be accepted form of communication and if those two parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by no less than five (5) Business Days’ notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the BPIFAE Agent only if it is addressed in such a manner as the BPIFAE Agent shall specify for this purpose.

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(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

33.6	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the BPIFAE Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	Calculations and Certificates

34.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3	Day Count Convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

35.	Partial Invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.	Remedies and Waivers
No:

(a)
failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents; and

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(b)
election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	Amendments and Waivers

37.1	Required Consents

(a)
Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and following consultation by the BPIFAE Agent with BPIFAE. Any such amendment or waiver will be binding on all Parties.

(b)	The BPIFAE Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)
Unless otherwise agreed, no amendment or waiver may be made before the date falling ten (10) Business Days after the terms of that amendment or waiver have been notified by the BPIFAE Agent to the Lenders. The BPIFAE Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(v)	a change to an Obligor;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clause 2.2 (Finance Parties’ Rights and Obligations), Clause 18.26 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 18.27 (Sanctions), Clause 21.24 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 22.20 (Anti-bribery, Anti-corruption and Anti-money Laundering), Clause 22.21 (Sanctions), Clause 26 (Changes to the Lenders) or this Clause 37;

(viii)	the nature or scope of the assets of the Borrower which from time to time are, or are expressed to be, the subject of a Lien under the Security Documents; or

(ix)	the release of any Lien granted in accordance with the Security Documents or the granting of any Lien required under the terms of this Agreement, shall not be made without the prior consent of all the Lenders.

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(b)
An amendment or waiver which relates to the rights or obligations of the BPIFAE Agent, the Security Agent, and/or a Mandated Lead Arranger may not be effected without the consent of the BPIFAE Agent, the Security Agent, and/or the Mandated Lead Arranger (as the case may be).

(c)
If the BPIFAE Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the BPIFAE Agent or that Lender (as the case may be) notifies the Borrower and the BPIFAE Agent accordingly, that amendment or waiver may not be effected without the consent of the BPIFAE Agent or that Lender (as the case may be).

37.3	Payment of Waiver or Amendment Fees

(a)	Subject to paragraph (d) below, the Borrower shall pay to:

(i)	the BPIFAE Agent (for the account of each Lender) a waiver fee in an amount equal to US$15,000 for each Lender; and

(ii)	the BPIFAE Agent (for its own account) a waiver fee in an amount equal to US$10,000,
(each fee, a “Waiver Fee”) if, following the First Effective Date any amendments or waivers (howsoever described) are required in respect of the Finance Documents.

(b)	Each Waiver Fee shall be due from the date on which the Borrower delivers the waiver and/or amendment request to the BPIFAE Agent and is payable within thirty (30) days of such request.

(c)	Each payment by the Borrower of a Waiver Fee shall be made in accordance with Clause 30 (Payment Mechanics) and the other provisions of the Finance Documents.

(d)	No Waiver Fee shall be payable in respect of any amendment requested by the Borrower in connection with:

(i)	the Third Global Amendment and Restatement Agreement (but without prejudice to the payment of the “Amendment Fee” as such term is defined therein);

(ii)
the ability of the Borrower to incur additional Financial Indebtedness in connection with Permitted Vendor Financings in an aggregate amount above the threshold set out in Clause 22.1(k) (Limitations on Financial Indebtedness); or

(iii)
the ability of the Borrower to incur additional Financial Indebtedness in connection with cash paying Subordinated Indebtedness above the amounts as set out in the then current Agreed Business Plan; or

(iv)
any adjustment to the numerator of the financial covenant set out in Clause 20.5 (Net Debt to Adjusted Consolidated EBITDA) in order to take into account the revised levels of Financial Indebtedness permitted following any amendment requests of the types set out in paragraphs (a) and (b) above (for which separate amendment requests shall be required).

(e)
In connection with any requested amendment under paragraph (d)(iv) above in accordance with the provisions of this Clause 37 (Amendments and Waivers), the Borrower shall provide to the BPIFAE Agent a substitute table for the purposes of Clause

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20.5 (Net Debt to Adjusted Consolidated EBITDA) on the same basis as the existing table but reflecting the appropriate numerator for the financial covenant. Upon agreement by the Lenders and the Borrower with the substitute table, the substitute table will be deemed to replace the then existing table applicable for the purposes of Clause 20.5 (Net Debt to Adjusted Consolidated EBITDA) and all determinations in respect of compliance with such financial covenant shall be made in accordance with the substitute table.

37.4	Voting

(a)
The Lenders hereby acknowledge that, pursuant to the terms of the BPIFAE Insurance Policy, BPIFAE shall be entitled to direct the manner in which voting rights or any other rights, powers, authorities and discretions held by the Lenders with respect to the Facilities are exercised.

(b)
The BPIFAE Agent shall seek the instructions of BPIFAE with respect to any matter on which any Lender is entitled to vote or exercise any right, power, authority or discretion (whether under this Agreement, any other Finance Document or any related agreements). The BPIFAE Agent shall notify the Lenders of the instructions of BPIFAE in respect thereof.

38.	Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	Governing Law
Other than Clause 28.2 (Appointment of Security Agent (France)), this Agreement and any non‑contractual obligations arising out of or in connection with it are governed by English law.

40.	Enforcement

40.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non‑contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)
This Clause 40.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

(d)	This Clause 40 does not apply to Clause 28.2 (Appointment of Security Agent (France)).

40.2	Service of Process

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Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)
irrevocably appoints WFW Legal Services Limited of 15 Appold Street, London EC2A 2HB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

40.3	Waiver of Immunity
To the extent that the Borrower may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself, its assets or revenues such immunity (whether or not claimed), the Borrower irrevocably agrees not to claim, and irrevocably waives, such immunity to the full extent permitted by the laws of such jurisdiction.

41.	Confidentiality

41.1	Confidential Information
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 41.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors and partners such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates and professional advisers;

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(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(D)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents

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including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

41.3	Entire agreement
This Clause 41 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.4	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.5	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 41.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 41 (Confidentiality).

41.6	Continuing obligations
The obligations in this Clause 41 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

42.	Confidentiality of Funding Rates and Reference Bank Quotations

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42.1	Confidentiality and Disclosure

(a)
The BPIFAE Agent and each Obligor agree to keep each Funding Rate (and, in the case of the BPIFAE Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The BPIFAE Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 8.4 (Notification of Rates of Interest); and

(ii)
any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement in a form agreed between the BPIFAE Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The BPIFAE Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the BPIFAE Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the BPIFAE Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)
The BPIFAE Agent's obligations in this Clause 42 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i)

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above) the BPIFAE Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

42.2	Related Obligations

(a)
The BPIFAE Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the BPIFAE Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the BPIFAE Agent and each Obligor undertake not to use any Funding Rate or, in the case of the BPIFAE Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The BPIFAE Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)
of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 42.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 42.

42.3	No Event of Default
No Event of Default will occur under Clause 23.3 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause 42.

43.	Subrogation and Reimbursement

43.1	BPIFAE Insurance Policy – Subrogation
The Parties acknowledge and agree that:

(a)
BPIFAE shall automatically be subrogated to the rights of the Lenders under this Agreement and each other Finance Document (including its rights with respect to voting) upon, and to the extent of, any payment made by it under or in respect of the BPIFAE Insurance Policy; and

(b)
the Obligations in respect of which any such payment was made shall, notwithstanding such payment, be treated as being outstanding to BPIFAE for the purposes of the Finance Documents until such time as they would have been discharged had BPIFAE not made that payment.

43.2	Subrogation

(a)
Without prejudice to Clause 42.3 (Reimbursement) and any right of indemnification or subrogation BPIFAE may have at law, in equity or otherwise, each Party agrees that BPIFAE will, subject to and in accordance with Clause 42.1 (BPIFAE Insurance Policy - Subrogation), be subrogated to the rights of the Lenders under this Agreement upon the making of any payment by, or on behalf of, BPIFAE under the BPIFAE Insurance Policy and the Lenders shall act in accordance with the instructions of BPIFAE in the enforcement of their rights under this Agreement and the other Finance Documents following such subrogation.

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(b)
The Parties agree that the right of subrogation under paragraph (a) above shall arise irrespective of, and prevail over, any inconsistency with any right of subrogation arising under the BPIFAE Insurance Policy, or under the laws of France, and notwithstanding any conduct on the part of BPIFAE or the Lenders.

43.3	Reimbursement

(a)
Without prejudice to Clause 42.2 (Subrogation), the Borrower agrees that it will promptly upon receipt of notice thereof reimburse BPIFAE for any payment made by BPIFAE under the BPIFAE Insurance Policy, whether by direct payment or offset, in respect, and to the extent, of the Borrower’s obligations to the Lenders under this Agreement (such amounts, the “BPIFAE Insurance Policy Payments”).

(b)
The obligations of the Borrower to reimburse BPIFAE will be due and payable in the currency of payment by BPIFAE within five (5) Business Days of written demand in an amount equal to (without double counting):

(i)	the BPIFAE Insurance Policy Payments; and

(ii)
all previously paid BPIFAE Insurance Policy Payments which remain unreimbursed, together with any commission on any and all amounts remaining unreimbursed from and including the date on which such amounts become due until and including the date on which such amounts are paid in full determined in accordance with Clause 8.3 (Default Interest).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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